Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

by and between

AMEREN CORPORATION

and

ILLINOIS POWER HOLDINGS, LLC

Dated as of March 14, 2013

i

Exhibits
Exhibit A	Pre-Closing Reorganization Plan
Exhibit B	Form of Transitional Services Agreement
Exhibit C	Form of AERG Contribution Agreement Amendment
Exhibit D	Form of Genco Asset Transfer Agreement Amendment
Exhibit E	Marketing Company Note
Exhibit F	Form of New AERG/Genco Guaranty

Schedules
Applicable Amount Schedule
Seller Disclosure Schedule
IPH Disclosure Schedule

v

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of March 14, 2013, is by and between Ameren Corporation, a Missouri corporation (“Seller”) and Illinois Power Holdings, LLC, a Delaware limited liability company (“IPH”).

RECITALS

WHEREAS, as of the date of this Agreement, Seller directly holds all issued and outstanding equity interests in Ameren Energy Resources Company, LLC, a Delaware limited liability company (“AER”);

WHEREAS, prior to the Closing (as defined below), Seller desires to effect a reorganization of AER substantially in accordance with steps 1 through 4 set forth on Exhibit A (the “Pre-Closing Reorganization”), such that, among other things, all of the assets and liabilities of AER (other than (a) any outstanding debt obligations of AER to any member of the Seller Group, (b) the FutureGen Agreements (as defined below) and (c) all the issued and outstanding equity interests in AmerenEnergy Medina Valley Cogen L.L.C., an Illinois limited liability company (“Medina Valley”)) shall be contributed, assigned, conveyed and transferred to a newly-formed limited liability company and a direct wholly owned Subsidiary of AER (“New AER”);

WHEREAS, Seller desires to cause AER to transfer and convey, and IPH desires to acquire, all of the equity interests in New AER (the “Interests”) for the consideration set forth below, subject to the terms and conditions of this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, Seller, Genco, AERG and Medina Valley have entered into that certain Novation and Amendment, dated the date hereof, of the Put Option Agreement, dated as of March 28, 2012, between AERG and Genco (as amended, the “Put Option Agreement”), pursuant to which, among other things, Medina Valley has assumed all of AERG’s rights and obligations thereunder and AERG has been fully released from all of its obligations thereunder;

WHEREAS, Seller has guaranteed the obligations of Medina Valley under the Put Option Agreement pursuant to the Put Guaranty (as defined below);

WHEREAS, (a) pursuant to Section 3(a) of the Put Option Agreement, Genco has exercised the put option, (b) Medina Valley and Genco have entered into the Put Option Asset Purchase Agreement and (c) pursuant to Section 3(b) of the Put Option Agreement, Medina Valley will pay the Put Option Down Payment to Genco;

WHEREAS, Genco has exercised the put option, Medina Valley will pay the Put Option Down Payment to Genco and Genco and Medina Valley will enter into the Put Option Asset Purchase Agreement (as defined below), in each case in accordance with the terms of the Put Option Agreement;

WHEREAS, in order to induce Seller to enter into this Agreement, Parent, contemporaneously with the execution and delivery of this Agreement, has agreed, pursuant to a limited guaranty dated as of the date hereof (the “Parent Guaranty”), to guarantee certain obligations of IPH under this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1            Defined Terms.  For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any action, cause of action, claim, suit, arbitration, litigation, proceeding, investigation, demand, complaint or governmental investigation.

“Active Locations” shall mean the real property and Plants listed on Section 10.2(a)(iv) of the Seller Disclosure Schedule.

“AERG” shall mean AmerenEnergy Resources Generating Company, an Illinois corporation and wholly owned Subsidiary of the Transferred Company.

“AERG Contribution Agreement” shall mean that certain Contribution Agreement, dated as of October 3, 2003, by and between Central Illinois Light Company (d/b/a Ameren Cilco) and AERG.

“AERG Contribution Agreement Amendment” shall mean the amendment to the AERG Contribution Agreement, in the form attached hereto as Exhibit C.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, from and after the Closing, (i) none of the Transferred Company or its Subsidiaries shall be considered an Affiliate of Seller or its Affiliates, and (ii) none of Seller or any of its Affiliates shall be considered an Affiliate of the Transferred Company or its Subsidiaries.  For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Air Variance” shall mean the air variance relief, number PCB 12-126, granted by the IPCB on September 20, 2012.

“Alternative Gas Plant Transaction” shall mean any transaction involving, related to or including, any of the Put Assets and Put Liabilities (whether by merger, consolidation,

recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) other than with any Affiliate of Ameren (it being understood and agreed that any letter of intent, memorandum of understanding or agreement in principle (or similar agreements) not committing the parties thereto to enter into a transaction shall not be deemed to be definitive documentation with respect to an Alternative Gas Plant Transaction for purposes of Section 5.24(c) hereof).

“Alternative Gas Plant Transaction Consideration” shall mean the aggregate after-tax consideration (net of any expenses of Seller and its Affiliates) received by Medina Valley or any of its Affiliates pursuant to any and all Alternative Gas Plant Transactions.

“Ameren Money Pool Agreement” shall mean that certain Ameren Corporation System Amended and Restated Non-Regulated Subsidiary Money Pool Agreement, dated as of January 19, 2012, by and among Seller, Ameren Services Company, Ameren Development Company, QST Enterprises Inc., Energy Risk Assurance Company, Missouri Energy Risk Assurance Company, LLC, AER, Ameren Energy Marketing Company, Genco, Ameren Energy Fuels and Services Company, AERG, Medina Valley and Coffeen and Western Railroad Company.

“Applicable Amount” shall have the meaning set forth in the Applicable Amount Schedule and the Closing Statement, as applicable.

“Applicable Amount Schedule” shall mean the Applicable Amount Schedule attached hereto.

“Asbestos” shall mean all or any of the following naturally occurring minerals, chrysotile, amosite, crocidolite, anthophyllite, tremolite and actinolite, and/or any other amphibole mineral.

“Asbestos Liabilities” shall mean any legal proceeding, actions, or suits for damages or any other legal remedy arising from the alleged exposure prior to the Closing of any employee or contractor to Asbestos during employment or service with the Transferred Company or any of its Subsidiaries, including, but not limited to, the Actions under the caption “Asbestos Litigation” set forth in Section 3.8 of the Seller Disclosure Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Benefit Plan” shall mean any “employee benefit plan,” as defined in Section 3(3) of ERISA, profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, change in control, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare, incentive, sick leave, long-term disability, medical, hospitalization, life insurance, other insurance or employee benefit plan, policy, program or agreement (in each case, other than a Multiemployer Plan) (i) maintained or contributed to by Seller or its Subsidiaries for the benefit of any Transferred Company Employee or EEI Employee, (ii) under which any former Transferred Company Employee or EEI Employee has any present or future right to benefits and which is contributed to, sponsored by or maintained by Seller or its respective Subsidiaries or (iii) with respect to which the Transferred Company or its Subsidiaries would otherwise reasonably be expected to have any liability.

“Business” shall mean the business of the Transferred Company and its Subsidiaries as conducted on or prior to the date of this Agreement, including the ownership, operation and maintenance of their assets and the purchase, sale and generation of energy products, but, for the avoidance of doubt, excluding the ownership, operation and maintenance of the Retained Plants, Retained Plant Assets, Retained Plant Liabilities, the Put Assets and the Put Liabilities.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required by Law to be closed.

“Cash” shall mean cash and cash equivalents determined in accordance with GAAP.

“CCB Liabilities” shall mean any liability arising at or from, associated with, involving, affecting or resulting from, or related to the use of coal combustion materials regardless of application or end use (including, without limitation, structural fill, beneficial use, engineered applications, construction products, mine reclamation or subsidence) related to the entities, locations, or end users identified on Section 1.1(a) of the Seller Disclosure Schedule to the extent such coal combustion materials were generated by and removed from the following Plants:  Coffeen, Newton, E. D. Edwards, Duck Creek and Joppa Generating Station.

“Closing Statement” shall mean a statement of the Applicable Amount as of 12:01 a.m. Prevailing Central Time on the Closing Date, prepared in accordance with GAAP consistently applying the accounting principles, policies and practices used in preparing the Audited Year-End Financial Statements, subject to the exceptions set forth on the Applicable Amount Schedule.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Coffeen and Western Railroad Company” shall mean the Coffeen and Western Railroad Company, an Illinois corporation.

“Coffeen Plant” shall mean the coal-fired energy center located in Coffeen, Illinois.

“Combined Tax Return” shall mean any joint, combined, consolidated or unitary Tax Return that includes at least one member of the Seller Group, on the one hand, and at least one of the Transferred Company or any of its Subsidiaries, on the other hand.

“Common Interest, Confidentiality and Joint Defense Agreement” shall mean that certain Common Interest, Confidentiality and Joint Defense Agreement, dated as of February 20, 2013, by and among Seller, AER, Genco, AERG, EEI, Ameren Illinois Company, an Illinois corporation, and Parent (as such agreement may be amended or otherwise modified from time to time).

“Communications Act” shall mean the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Compliant” shall mean, as of any date, (a) with respect to the Required Information, that (i) the AER Parties’ independent auditor shall not have withdrawn its audit opinion with respect to any of the audited financial statements contained in the Required Financial Information, or, if withdrawn, a new audit opinion has been issued with respect to such financial statements by such independent auditor or another independent accounting firm reasonably acceptable to Parent, (ii) the financial statements included in the Required Financial Information are not required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on such date or (iii) the AER Parties shall not have announced any intention to restate any historical financial statements of the AER Parties or other financial information included in the Required Financial Information, or that any such restatement is under consideration or may be a possibility, or if the AER Parties shall have made such an announcement, such restatement has been completed and the applicable Required Information has been amended or the applicable AER Party has announced that it has concluded no such restatement shall be required, and (b) with respect to the financial statements described in Section 5.14(a)(iii), Genco shall not be delinquent in filing or furnishing any forms, documents and reports required pursuant to the Exchange Act to be filed or furnished by it with the SEC, or, if Genco is so delinquent, all such delinquencies shall have been cured.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of December 21, 2012, by and between Seller and Parent.

“Contract” shall mean any written or oral agreement, contract, obligation or undertaking.

“Credit Support” shall mean any guaranties (including guaranties of performance or payment under Contracts), indemnities, surety bonds, letters of credit, letters of comfort, Cash collateral or other credit or credit support arrangements or obligations.

“Critical Asset” shall have the meaning defined in the NERC Glossary of Terms.

“Critical Cyber Asset” shall have the meaning defined in the NERC Glossary of Terms.

“Critical Infrastructure Protection Standards” shall mean the Version 4 Critical Infrastructure Protection (CIP) Reliability Standards, CIP-002-4 through CIP-009-4, developed by NERC and approved by FERC, as well as any successor or additional cybersecurity standards for the identification and protection of Critical Assets and Critical Cyber Assets proposed by NERC or a successor ERO and approved by FERC.

“Debt” shall mean (i) the principal, and accrued interest or premium (if any), of indebtedness for borrowed money of the Transferred Company and its Subsidiaries (to the extent owed to any Person other than any Affiliate of the Transferred Company and its Subsidiaries); (ii) capital lease obligations of the Transferred Company and its Subsidiaries; and (iii) guarantee obligations of the Transferred Company or its Subsidiaries of any of the foregoing.  For the avoidance of doubt, Debt does not include Transferred Company Debt or any indebtedness entered into in connection with the Closing by or at the direction of IPH.

“Debt Financing” shall mean one or more financing transactions by Parent and/or one of its Subsidiaries, as borrower and/or issuer, in each case, consummated on or prior to the Closing Date.

“Debt Financing Source” shall mean each agent, arranger, lender, investor, potential agent, potential arranger, potential lender and potential investor providing, or potentially providing, Debt Financing and each underwriter, initial purchaser and placement agent acting in connection with any Debt Financing, or any Affiliates of any such Person.

“Department of Treasury” shall mean the United States Department of Treasury.

“Determination” shall mean a determination as defined in Section 1313(a) of the Code or any similar state or local Tax Law.

“DormantCo” means Ameren Capital Trust I, a Delaware trust, following its conversion to a Delaware limited liability company.

“Duck Creek Plant” shall mean the coal-fired energy center located in Canton, Illinois.

“E.D. Edwards Plant” shall mean the coal-fired energy center located in Bartonville, Illinois.

“EEI” shall mean Electric Energy, Inc., an Illinois corporation.

“EEI Employees” shall mean any employees of EEI or its Subsidiaries, irrespective of whether such employee is on leave of absence.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence, release of, or exposure to any Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws.

“Environmental Laws” shall mean any Law relating to the protection of human health and safety (to the extent related to exposure to hazardous, harmful or deleterious substances) or of the environment or natural resources, including as relates to the presence, actual or threatened releases, discharges, emissions or disposals to air, water, land or groundwater of hazardous, harmful or deleterious substances; to the use, handling, transport, release or disposal of or exposure to polychlorinated biphenyls, asbestos or urea formaldehyde or any other hazardous, harmful or deleterious substances; to the treatment, storage, disposal, management or remediation of hazardous, harmful or deleterious substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”), and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. (“EPCRA”), and other comparable federal, state and local laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

“Environmental Liabilities” shall mean any actual or potential, contingent or otherwise, liability or losses (including, without limitation, any costs to investigate or perform any cleanup, remedial or other environmental response actions) arising under or relating to any Environmental Law, including those relating to any Environmental Claims, whether arising before, at or after the Closing.

“Environmental Records” shall mean any records, communications, electronic or computer data, or tangible items, property or equipment relating to (i) asbestos, benzene, welding fume or any other workplace toxin or carcinogen existing prior to or after the Closing or that may be used in the defense of any Actions or claims arising out of any alleged personal injury or property damage relating to release of or exposure to asbestos, benzene, welding fume or any other toxin or carcinogen at or other emissions from the Plants; (ii) the defense of any Actions or claims arising out of any alleged violations of the New Source Review program of the Clean Air Act or other Environmental Law as relates to the Transferred Company or its Subsidiaries; (iii) any unresolved Actions or allegations of liability under any Environmental Law involving or affecting the Transferred Company or any of its Subsidiaries; (iv) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Transferred Company or any of its Subsidiaries; (v) Environmental Permits; or (vi) the Transferred Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.  “Environmental Records” shall not include any records, communications, or data originally created by outside counsel to the Transferred Company, any of its Subsidiaries, Seller or any of Seller’s Subsidiaries.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ERO” shall mean the applicable Electric Reliability Organization certified by FERC, or its successor.  As of the date of this Agreement, NERC is the ERO.

“Excluded Taxes” shall mean, without duplication, any liability, obligation or commitment for (i) any Taxes reportable on a Combined Tax Return; (ii) any Taxes (other than Taxes reportable on a Combined Tax Return) of or imposed with respect to the Transferred Company and its Subsidiaries for any Pre-Closing Period (including any Taxes of any person imposed on the Transferred Company or any of its Subsidiaries as a transferee or successor, by Contract or pursuant to any Law, in each case, relating to any action taken or transaction occurring before the Closing); and (iii) any Taxes of any member of the Seller Group for which the Transferred Company or any of its Subsidiaries is liable by virtue of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law); provided that Excluded Taxes shall not include any Taxes resulting from any action taken or transaction entered into by IPH or any of its Affiliates (including, after the Closing, the Transferred Company and its Subsidiaries) or any transferee of IPH or any of its Affiliates after the Closing.

“FCC” shall mean the Federal Communications Commission.

“FERC” shall mean the Federal Energy Regulatory Commission.

“Former or Inactive Location” means any real property or facility, other than the Active Locations, that, at any time, was owned, operated, or leased by the Transferred Company, any of its Subsidiaries or any predecessors of the Transferred Company or any of its Subsidiaries.  For the avoidance of doubt, the term “Former or Inactive Location” includes all locations associated with the Put Assets.

“FPA” shall mean the Federal Power Act of 1935, as amended, and the rules and regulations promulgated thereunder.

“FutureGen Agreements” shall mean the contracts set forth on Section 1.1(b) of the Seller Disclosure Schedule.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Genco” shall mean Ameren Energy Generating Company, an Illinois corporation and wholly owned Subsidiary of the Transferred Company.

“Genco Asset Transfer Agreement Amendment” shall mean the amendment to the Genco Asset Transfer Agreement, in the form attached hereto as Exhibit D.

“Genco Asset Transfer Agreement” shall mean that certain Asset Transfer Agreement, dated May 1, 2001, between Central Illinois Public Service Company and Genco.

“Genco 2018 Notes Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of April 9, 2008, by and among Genco and the Initial Purchasers (as defined therein).

“Genco 2032 Notes Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of June 6, 2002, by and among Genco and the Initial Purchasers (as defined therein).

“Governmental Entity” shall mean any court, administrative agency, commission or other governmental authority, body or instrumentality, federal, state, local, domestic or foreign governmental or regulatory authority, including, without limitation, the U.S. Environmental Protection Agency, NERC and any applicable regional reliability organizations thereof, the U.S. Department of Justice and U.S. Bankruptcy Trustee, any self-regulating body, including a stock exchange, and any related arbitrator.

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is regulated under any Environmental Law or that would reasonably be expected to result in liability under any Environmental Law, or the release of which is regulated under Environmental Laws.  Without limiting the generality of the foregoing, the term includes:  “hazardous substances” as defined in

CERCLA; “extremely hazardous substances” as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; “chemical substance or mixture” as defined in TSCA; crude oil, petroleum products or any fraction thereof; asbestos or asbestos-containing materials; chlorinated fluorocarbons; polychlorinated biphenyls; lead-containing paint; mercury; sulfur oxides; nitrogen oxides; volatile organic compounds; particulate matter; coal ash; coal tar and radon.

“Hutsonville Plant” shall mean the coal-fired energy center located in Hutsonville, Illinois.

“Indenture” shall mean the Indenture of Genco, dated as of November 1, 2000, as amended or supplemented from time to time.

“Inside Tax Basis” shall mean the aggregate gross Tax basis for U.S. federal income tax purposes in the assets of Genco and EEI.

“Intellectual Property Right” shall mean any U.S. or foreign intellectual property, including any trademark, service mark, trade name, mask work, invention, patent (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof), trade secret, domain name, copyright, work of authorship (including software), and know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary or intellectual property right arising under the Laws of any country or jurisdiction.

“Intercompany Account” shall mean any account between Seller and/or any of its Subsidiaries (other than the Transferred Company or its Subsidiaries), on the one hand, and the Transferred Company and/or its Subsidiaries, on the other hand.  For the avoidance of doubt, Intercompany Accounts do not include any account solely between and among any of the Transferred Company and its Subsidiaries.

“IPCB” shall mean the Illinois Pollution Control Board.

“IPCB Approval” shall mean the transfer, or such other legal binding approval by the IPCB which has the effect of making applicable immediately after the Closing, to IPH, the Transferred Company or its Subsidiaries (as applicable) the Air Variance and all rights and obligations contained therein (including, without limitation, the compliance plan set forth therein) applicable to the Coffeen Plant, Duck Creek Plant, Newton Power Plant, Joppa Generating Station and E.D. Edwards Plant with terms identical in all material respects as the terms set forth in the Air Variance as of the date of this Agreement as such terms apply to such Plants and with no new material terms imposed upon IPH, the Transferred Company or any of its Subsidiaries.

“IPH Termination Fee Event” shall mean the occurrence of any or all of the following events:  (a) a breach of any of the covenants or obligations of IPH in this Agreement or the failure to be true of any of IPH’s representations or warranties in this Agreement, which breach or failure to be so true, individually or in the aggregate, would result in the right of Seller to terminate this Agreement pursuant to Section 9.1(b)(ii) hereof, or (b) the failure of IPH to complete the Transaction and consummate the other transactions contemplated by this Agreement within three Business Days of the date that Closing should have occurred pursuant to Section 2.3(a) hereof, provided that Seller confirmed at such time that it stood ready, willing and able to complete the Transaction at such time.

“IRS” shall mean the United States Internal Revenue Service.

“Joppa & Eastern Railroad” shall mean the Joppa & Eastern Railroad Company, an Illinois corporation.

“Joppa 7B Plant” shall mean the natural gas-fired energy center located in Joppa, Illinois.

“Joppa Generating Station” shall mean the coal-fired energy center located in Joppa, Illinois.

“Law” shall mean any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, code, Order, agency requirement, license or permit of any Governmental Entity.

“Liens” shall mean all liens, pledges, charges, claims, security interests, purchase agreements, options, restrictions on transfer, or other encumbrances and zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions.

“Losses” shall mean all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, injunctions, Orders, rulings, Liens, dues, judgments, Actions, fines, penalties, damages, demands, claims, assessments or deficiencies.

“Marketing Company” shall mean Ameren Energy Marketing Company, an Illinois corporation and wholly owned Subsidiary of the Transferred Company.

“Material Adverse Effect” shall mean (i) any development, circumstance, state of facts, event, change, effect or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Transferred Company and its Subsidiaries, taken as a whole, or on the ability of Seller to consummate the transactions contemplated hereby; or (ii) Genco seeking or entering, or having entered against it, an Order of relief under the Bankruptcy Code; provided, however, that, for the purposes of clause (i) only, no development, circumstance, state of facts, event, change, effect or condition resulting from any of the following shall be deemed to constitute or contribute to a Material Adverse Effect:

(a)           changes or developments in North American, national, regional, state or local wholesale or retail markets for electric power or for any fuel used by the Business (including political or regulatory conditions in the electricity generation industry);

(b)           changes or developments in North American, national, regional, state or local electric transmission systems;

(c)           changes or developments generally affecting the industry in which the Transferred Company and its Subsidiaries operate;

(d)                                 political, regulatory, economic or business conditions or changes therein (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God);

(e)                                  general financial or capital market conditions (including interest rates, currency exchange rates or the market prices of commodities or publicly traded securities), or changes therein;

(f)                                   any changes in applicable Law, rules, regulations, or GAAP or other accounting standards, or authoritative interpretations thereof;

(g)                                  the announcement of the potential sale of the Business; the negotiation, execution, announcement, existence, performance or consummation of this Agreement or the Transitional Services Agreement or the transactions contemplated hereby and thereby (including, without limitation, the exercise under the Put Option Agreement and the consummation of the transactions contemplated thereby), including, without limitation, any changes or effects set forth on Section 1.1(c)(i) of the Seller Disclosure Schedule; provided that this clause (g) shall not be applicable with respect to Seller’s representations and warranties in Section 3.4(b);

(h)                                 any action or omission required pursuant to the terms of this Agreement, or that is not required by this Agreement but is taken by Seller pursuant to the prior written consent of IPH, or any action otherwise taken by IPH or any of its Affiliates;

(i)                                     any matter set forth on Section 1.1(c)(ii) of the Seller Disclosure Schedule or any of the following potential rulemakings and pending regulations by the United States Environmental Protection Agency: (i) the Greenhouse Gas New Source Performance Standard for Electric Generating Units — Emission Guidelines for Existing Sources; (ii) the final annual health-based standard for fine particulate matter (2.5 micrometers or less in diameter) published on January 15, 2013; (iii) the final regulation of cooling water intake structures under Section 316(b) of the Clean Water Act; (iv) proposed rulemaking to amend the effluent guidelines and standards for the Steam Electric Power Generating category (40 C.F.R. Part 423) scheduled to be proposed April 19, 2013; (v) the rulemaking providing for the regulation of coal ash under the Resource Conservation and Recovery Act expected to be issued in the first half of 2013; (vi) any nonattainment designation determined by the United States Environmental Protection Agency for the 2010 SO2 National Ambient Air Quality Standard as referenced in the United States Environmental Protection Agency’s 120 day letter to Governor Quinn dated February 6, 2013; and (vii) any notice by the Illinois Environmental Protection Agency to modify, re-open, or re-issue NPDES permits to establish effluent standards for mercury (Hg); or

(j)                                    any failure of Seller, the Transferred Company, a Subsidiary of the Transferred Company or the Business to meet financial projections or any estimates of revenues or earnings; provided that the exception in this clause (j) shall not prevent or otherwise affect a determination that any development, circumstance, state of facts, event, change, effect or condition underlying such failure has resulted in, or contributed to, a Material Adverse Effect so long as it is not excluded by clauses (a) through (i) above;

provided, further, that (A) the items set forth in clauses (a), (b), (c), (d), (e) and (f) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent (but only to such extent) such items have a disproportionate effect on the Transferred Company and its Subsidiaries, taken as a whole, relative to the other participants in the industry and markets in which the Transferred Company and its Subsidiaries conduct the Business, and are not excluded by another of clauses (a) through (j); and (B) clause (g) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 3.4(b).

“Meredosia Plant” shall mean the coal-fired energy center located in Meredosia, Illinois.

“Minimum Coal Inventory” shall mean not less than:

(i)             233,000 short tons of Powder River Basin coal at the Coffeen Plant;

(ii)          91,000 short tons of Powder River Basin coal at the Duck Creek Plant;

(iii)       190,000 short tons of Powder River Basin coal at the E.D. Edwards Plant;

(iv)      310,000 short tons of Powder River Basin coal at the Joppa Generating Station; and

(v)         320,000 short tons of Powder River Basin coal at the Newton Power Plant.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NERC” shall mean the North American Electric Reliability Corporation.

“Newton Power Plant” shall mean the coal-fired energy center located in Newton, Illinois.

“Off-Site Liabilities” shall mean any liability arising at or from, associated with, involving, affecting or resulting from, or related to any hazardous waste, as that term is defined in RCRA, or any hazardous substances as defined in CERCLA or similar state or local laws (but not including any coal combustion materials) generated by the Active Locations and disposed of or released at any location other than the Active Locations prior to the Closing.

“Order” shall mean any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Parent” shall mean Dynegy Inc., a Delaware corporation.

“Permitted Liens” shall mean the following Liens:  (a) Liens disclosed on the Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies (x) that are not yet due or payable or (y) that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics (whether or not inchoate), materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice or in the ordinary course of business of the Transferred Company or its Subsidiaries and with respect to which the underlying obligations are not delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens which were incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not material to the Transferred Company or its respective Subsidiaries or the Interests and would not reasonably be expected to materially impair the continued use of Real Property as currently operated; (f) defects or imperfections of title, easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances affecting title to real estate (including any leasehold or other interest therein) to the extent reflected in public records or, to the extent provided by Seller or any of its Subsidiaries, title opinions or title insurance policies; (g) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases; (h) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (i) any set of facts that an accurate up-to-date survey would show; provided, however, that any item described in clauses (e), (f), (g), (h) and (i) of this paragraph is only to be considered a Permitted Lien if it does not or could not reasonably be expected to) individually or in the aggregate, materially detract from the value of the assets to which it attaches or relates, it being agreed that monetary liens in excess of $375,000 materially detract from the value of the assets, or materially interfere with the use of the asset in the ordinary conduct of the Business as to each Plant.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Plant” shall mean the following electric generating facilities individually, and “Plants” shall mean the following electric generating facilities collectively:  Coffeen Plant, Duck Creek Plant, Newton Power Plant, Joppa 7B Plant, Joppa Generating Station and E.D. Edwards Plant.  For the avoidance of doubt, the term “Plants” does not include the Retained Plants or the Put Assets.

“Post-Closing Period” shall mean any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” shall mean any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Property Taxes” shall mean real, personal and intangible ad valorem property Taxes.

“Put Assets” shall have the meaning ascribed to “Purchased Assets” under the Put Option Asset Purchase Agreement.

“Put Guaranty” shall mean that certain Guaranty, dated March 28, 2012, pursuant to which Seller has guaranteed the prompt payment when due of all sums owed by Medina Valley (following its substitution for AERG) to Genco under the Put Option Agreement and the Put Option Asset Purchase Agreement.

“Put Liabilities” shall have the meaning ascribed to “Assumed Liabilities” under the Put Option Asset Purchase Agreement.

“Put Option Additional Purchase Price” shall mean the greater of (i) $33,000,000 or (ii) the amount, if any, required to be paid to Genco pursuant to Section 2.5.2 of the Put Option Asset Purchase Agreement.

“Put Option Asset Purchase Agreement” shall mean the Asset Purchase Agreement, dated as of the date hereof, by and between Medina Valley and Genco.

“Put Option Down Payment” shall have the meaning ascribed to it under the Put Option Agreement.

“Regulatory Termination” shall mean (a)(i) this Agreement is terminated pursuant to Section 9.1(b)(i) or 9.1(b)(iii) or (ii) at the time this Agreement is terminated pursuant to any other Section or subsection of Article IX, Seller had a right to terminate this Agreement pursuant Section 9.1(b)(i) or 9.1(b)(iii) and (b) at the time of such termination, the closing condition set forth in Section 8.1(a) had not been satisfied; provided that (x) in the case of a termination pursuant to Section 9.1(b)(iii) the Order in question has been issued by FERC or the FCC and (y) in the case of a termination pursuant to Section 9.1(b)(i), all conditions to closing set forth in Article VIII, other than the condition set forth in Section 8.1(a), shall have been satisfied or waived (other than those conditions to be satisfied or waived by action taken at the Closing and such conditions are capable of being so satisfied at the Closing); provided further that a “Regulatory Termination” shall not be deemed to have occurred if the Closing shall not have occurred and this Agreement shall have been subsequently terminated as a result of Seller’s refusal to accept any concessions, conditions, commitments, or other actions required by any Governmental Entity and/or private parties to secure approval of the transactions contemplated by this Agreement (including the transactions contemplated by the Put Option Agreement) which concession, condition, commitment, or other action relate to or otherwise would impact Seller and/or its Affiliates (other than the Transferred Company or its Subsidiaries) or any of their respective assets or businesses.  For the avoidance of doubt, it is understood and agreed that the second proviso in the previous sentence shall not apply if (A) to secure approval by a Governmental Entity or private party, such Governmental Entity or private party requires, as alternative mitigation measures, either (x) concessions, conditions, commitments, or other actions that relate to or otherwise would impact Seller and/or its Affiliates (other than the Transferred Company or its Subsidiaries) or any of their respective assets or businesses or (y) concessions, conditions, commitments, or other actions that relate to or otherwise would impact IPH, its Affiliates (including, without limitation, Parent), the Transferred Company or its

Subsidiaries and (B) IPH fails to approve the concessions, conditions, commitments, or other actions contemplated by clause (A)(y).

“Required Financial Information” shall mean:

(a)                                 Audited consolidated balance sheets, statements of cash flows, statements of stockholders equity and statements of income and comprehensive income of the AER Parties (as defined in Section 5.14 hereof) as of and for the fiscal years ended December 31, 2010, 2011 and 2012, together with the notes relating thereto prepared and audited in accordance with GAAP;

(b)                                 Consolidated balance sheets, statements of income and comprehensive income and statements of cash flows of the AER Parties as of and for the three months ended March 31, 2012 and 2013 together with the notes thereto, which may be condensed in accordance with the rules of the SEC prepared on a basis consistent with GAAP (which shall have been reviewed by the independent accountants of the Seller or the AER Parties, as applicable, as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722);

(c)                                  Consolidated financial statements of the AER Parties as of and for the three and six month periods ended June 30, 2012 and 2013 together with the notes thereto, which may be condensed in accordance with the rules of the SEC prepared on a basis consistent with GAAP (which shall have been reviewed by the independent accountants of the Seller or the AER Parties, as applicable, as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722);

(d)                                 Consolidated financial statements of the AER Parties as of and for the three and nine month periods ended September 30, 2013 together with the notes thereto, which may be condensed in accordance with the rules of the SEC prepared on a basis consistent with GAAP (which shall have been reviewed by the independent accountants of the Seller or the AER Parties, as applicable, as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722);

(e)                                  Audited consolidated balance sheets, statements of cash flows, statements of stockholders equity and statements of income and comprehensive income of the AER Parties as of and for the year ended December 31, 2013, together with the notes relating thereto prepared and audited in accordance with GAAP; and

(f)                                   Consolidated balance sheets, statements of income and comprehensive income and statements of cash flows of the AER Parties as of and for the three months ended March 31, 2013 and 2014 together with the notes thereto, which may be condensed in accordance with the rules of the SEC prepared on a basis consistent with GAAP (which shall have been reviewed by the independent accountants of the Seller or the AER Parties, as applicable, as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722).

“Retained Plants” shall mean any electric generating facility or other facilities or sites, other than the Plants, which Retained Plants shall include the Hutsonville Plant and the Meredosia Plant.

“Section 338(h)(10) Subsidiary” shall mean Marketing Company.

“Section 461(h) Liability” shall mean a liability that has been incurred within the meaning of Section 461(h) of the Code.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” shall mean each Benefit Plan other than a Transferred Company Benefit Plan.

“Seller Group” shall mean Seller and its Subsidiaries (other than the Transferred Company or any of its Subsidiaries).

“Seller Group Health Plan” shall mean the benefit programs under Seller’s Group Benefits Plan providing health, medical, prescription drug, dental and vision benefits other than through a Section 125 health care flexible spending account.

“Seller Group Tax Sharing Agreement” shall mean that certain Amended and Restated Tax Allocation Agreement, dated September 30, 2004, by and among Seller and it affiliated corporations identified in Exhibit A thereto.

“Seller Retiree Medical Plan” shall mean the Ameren Retiree Medical Plan, as amended from time to time.

“Seller Termination Fee Event” shall mean (a) a breach of any of the covenants or obligations of Seller in this Agreement or the failure to be true of any of Seller’s representations or warranties in this Agreement, which breach or failure to be so true, individually or in the aggregate, would result in the right of IPH to terminate this Agreement pursuant to Section 9.1(b)(ii) hereof, or (b) the failure of Seller to complete the Transaction and consummate the other transactions contemplated by this Agreement within three Business Days of the date that Closing should have occurred pursuant to Section 2.3(a) hereof, provided that IPH confirmed at such time that it stood ready, willing and able to complete the Transaction at such time.

“Straddle Period” shall mean any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member; provided, however, that, for the purposes of this Agreement, Medina Valley shall not be deemed a Subsidiary of the Transferred Company.

“Surviving Intercompany Accounts” shall mean the intercompany money pool payables (or portions thereof) owed by AERG, Marketing Company and Ameren Energy Fuels and Services Company to Ameren Services Company.

“Target Applicable Amount” shall mean the sum of (a) $160,000,000 and (b) an amount equal to the product of (i) the initial principal amount of the Marketing Company Note at Closing, (ii) the interest rate for the first Interest Period (as defined in the Marketing Company Note) of the Marketing Company Note and (iii) two years.

“Tax” shall mean any tax of any kind, including any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, ad valorem, alternative or add-on minimum, environmental, withholding or other tax, fee, custom duty, tariff, impost, or other similar governmental charge of any kind whatsoever, together with all interest, penalties and additions imposed with respect thereto.

“Tax Benefit” shall mean the Tax effect of any Tax Item which decreases Taxes paid.

“Tax Claim” shall mean any claim with respect to Taxes made by any Governmental Entity that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article VII.

“Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with respect to Taxes.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed (whether in tangible or electronic form) with any taxing authority relating to Taxes, including any schedule, exhibit, or attachment thereto, and including any amendment thereof.

“Termination Fee” shall mean an amount in cash equal to $25,000,000.

“Transferred Company” shall mean (a) with respect to the period prior to the consummation of step 3 of the Pre-Closing Reorganization, AER and (b) with respect to any period at and following the consummation of step 3 of the Pre-Closing Reorganization, New AER.

“Transferred Company Benefit Plan” shall mean (a) any Benefit Plan solely sponsored or maintained by the Transferred Company or its Subsidiaries and (b) any Benefit Plan identified as a Transferred Company Benefit Plan in Section 3.11(a) of the Seller Disclosure Schedule.

“Transferred Company Debt” shall mean obligations of the Transferred Company and its Subsidiaries to each other.

“Transferred Company Employee” shall mean any individual listed on Section 1.1(x) of the Seller Disclosure Schedule.  Notwithstanding the foregoing, (a) no individual receiving long-term disability benefits shall be a Transferred Company Employee and (b) no EEI Employee as of the Closing Date shall be a Transferred Company Employee.

“Transitional Services Agreement” shall mean the Transitional Services Agreement in the form attached as Exhibit B.

“Welfare Benefits” shall mean the types of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA).

“Welfare Plan” shall mean any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any short-term disability program classified as a “payroll practice,” any group health plan within the meaning of Code Section 105, any cafeteria plan within the meaning of Code Section 125, any dependent care assistance program within the meaning of Code Section 129, any adoption assistance plan within the meaning of Code Section 137, any tuition assistance plan within the meaning of Code Section 127, and any qualified transportation plan within the meaning of Code Section 132.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

“White and Brewer Landfill” shall mean the coal combustion landfill located in Montgomery County, Illinois used by the Coffeen Plant for disposal of coal combustion materials.

Section 1.2                                    Other Definitions.  The following terms shall have the meanings defined in the Section indicated:

Adjusted Closing Statement	Section 2.4(d)
AEM Retained Cash	Section 5.4(b)
AER	Recital
AER Parties	Section 5.14(a)
AERG Retained Cash	Section 5.4(b)
Affiliate Agency Contracts	Section 3.15(c)
Affiliate Agent	Section 3.15(c)
Affiliate Contracts	Section 3.17
Agreement	Preamble
AIC	Section 5.9(c)
Allocation	Section 7.1(b)
Allocation Agreement	Section 5.16(b)
Assumed CBAs	Section 6.1(b)
Assumed CCB Liabilities	Section 10.3
Audited Year-End Financial Statements	Section 3.6(a)
Cap	Section 10.1(b)(ii)

Casualty Loss	Section 5.10(b)
Closing	Section 2.1
Closing Date	Section 2.3(a)
Coal Transportation Claim	Section 5.20
Commodity Risk Policy	Section 3.22
Company Intellectual Property Rights	Section 3.16(a)
Company Trading Guidelines	Section 3.22
Consideration	Section 2.2
Debt Financing Required Information	Section 5.14(a)(i)
Deductible	Section 10.1(b)(i)
Derivative Products	Section 3.15(a)(ii)
Duck Creek Complaint	Section 5.27
EEI Capital Stock	Section 3.2(b)
Environmental Permits	Section 3.14(c)
Exchange Act	Section 3.23
Existing Joint Contracts	Section 5.16
FCC Approval	Section 3.4(a)
Final Allocation	Section 7.1(b)
Financial Statements	Section 3.6(a)
FSA Covered Employees	Section 6.2(f)
Fundamental Representations	Section 11.1
Genco Retained Cash	Section 5.4(b)
Indemnified Party	Section 10.4(a)
Indemnifying Party	Section 10.4(a)
Insurance Proceeds	Section 5.10(b)
Insurance Products	Section 3.21
Interests	Recital
Interim Financial Statements	Section 3.6(a)
IPH	Preamble
IPH Cash Balance Plan	Section 6.3(b)(i)
IPH Disclosure Schedule	Article IV
IPH Indemnified Parties	Section 10.1(a)
IPH Tax Indemnitee	Section 7.2(a)
IPH’s Flex Plan	Section 6.2(f)
Knowledge of IPH	Section 11.2(a)
Knowledge of Seller	Section 11.2(a)
Leased Real Property	Section 3.12(b)
Marketing Company Note	Section 5.7
Material Contracts	Section 3.15(a)
Medina Valley	Recital
Net Company Position	Section 3.22
Neutral Auditors	Section 2.4(d)
New AER	Recital
New AERG/Genco Guaranty	Section 5.9(c)
Outside Date	Section 9.1(b)(i)
Owned Real Property	Section 3.12(a)

Parent Guaranty	Recital
Post-Closing Credit Support	Section 5.9(c), Section 5.9(a)
Potential Contributor	Section 10.4(c)
Pre-Closing FERC Approval	Section 3.4(a)
Pre-Closing Reorganization	Recital
Principal	Section 3.15(c)
Property Insurance	Section 5.29
Put Option Agreement	Recital
Real Property	Section 3.12(b)
Replacement Contracts	Section 5.16
Required Information	Section 5.14(a)(ii)
Resolution Period	Section 2.4(d)
Retained CCB Liabilities	Section 10.3
Retained Environmental Liabilities	Section 10.1(a)
Retained Liabilities	Section 10.1(a)
Retained Plant Assets	Section 5.25
Retained Plant Liabilities	Section 5.25
SEC Reporting Required Information	Section 5.14(a)(ii)
Section 338(h)(10) Elections	Section 7.1(a)
Section 338(h)(10) Forms	Section 7.1(c)
Seller	Preamble
Seller Disclosure Schedule	Article III
Seller Indemnified Parties	Section 10.2(a)
Seller Offset Right	Section 5.9(c)
Seller Retained Liabilities	Section 10.1(a)
Seller Tax Indemnitee	Section 7.2(b)
Seller’s Flex Plan	Section 6.2(f)
Specified IPH Liabilities	Section 10.2(a)
Specified Obligations	Section 5.9(a)
Specified Tax-Related Claims	Section 7.2(a)
Subsidiary Contracts	Section 3.17
Tax Controlling Party	Section 7.4(c)
Tax Non-Controlling Party	Section 7.4(c)
Third Party Claim	Section 10.4(a)
Transaction	Section 2.1
Transfer Taxes	Section 7.10
Transferred Account Balances	Section 6.2(f)
Transferred Company Permits	Section 3.10
Union Pension Participants	Section 6.3(b)
WARN Act	Section 5.4(a)(viii)

ARTICLE II

THE TRANSACTION

Section 2.1                                    Transfer of the Interests.  Upon the terms and subject to the conditions set forth in this Agreement (including, for the avoidance of doubt, Exhibit A), at the closing of the transactions contemplated by this Agreement (the “Closing”), Seller shall cause AER to transfer, convey, assign and deliver to IPH, and IPH shall acquire, all of AER’s right, title and interest in and to the Interests, free and clear of all Liens (the “Transaction”).

Section 2.2                                    Consideration.  At the Closing, Seller shall cause AER to transfer the Interests to IPH for (a) no cash payment, subject to adjustment, if any, pursuant to Section 2.4 (as such cash payment is adjusted, the “Consideration”) and (b) the mutual promises and other good and valuable consideration set forth in this Agreement.

Section 2.3                                    Closing.

(a)                                 The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., New York time, on the first Business Day of the month immediately following the month in which all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived or at such other place, time or date as may be mutually agreed upon in writing by Seller and IPH.  The date on which the Closing occurs is referred to as the “Closing Date.”  Upon the occurrence of the Closing, such Closing shall be deemed to have been consummated as of 12:01 a.m. Prevailing Central Time on the Closing Date.

(b)                                 At the Closing:

(i)                                     Seller shall deliver, or cause to be delivered, to IPH appropriate documentation reasonably acceptable to IPH evidencing the transfer of the Interests to IPH and shall enter into the Transitional Services Agreement;

(ii)                                  IPH shall enter into the Transitional Services Agreement;

(iii)                               Seller shall deliver the AERG Contribution Agreement Amendment, duly executed at least one Business Day prior to the Closing Date, by AERG and AIC;

(iv)                              Seller shall deliver the Genco Asset Transfer Agreement Amendment, duly executed at least one Business Day prior to the Closing Date, executed by Genco and AIC; and

(v)                                 Seller and IPH shall each deliver such other documents and instruments as are required to be delivered pursuant to this Agreement.

Section 2.4                                    Closing Statement.

(a)                                 As promptly as practicable, but no later than 90 days after the Closing Date, IPH will cause to be prepared and delivered to Seller the Closing Statement accompanied by appropriate information and documentation in reasonable detail supporting IPH’s calculations.

(b)                                 No fact or event, including any market or business development, occurring after the Closing Date, and no change in GAAP or Law after the date of this Agreement, shall be taken into consideration in the determination of the Closing Statement.

(c)                                  If Seller disagrees with IPH’s calculation of the Applicable Amount, Seller may, within 30 days after delivery of the Closing Statement and supporting information and documentation, deliver a written notice to IPH disagreeing with IPH’s calculation of the Applicable Amount and setting forth Seller’s calculation of such disputed items and the Applicable Amount.  Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees and the basis for such disagreement and shall be accompanied by appropriate information and documentation in reasonable detail supporting Seller’s calculations.  If no written notice of disagreement is delivered to IPH within 30 days after delivery of the Closing Statement, on such 30th day such Closing Statement shall be final and binding on the parties hereto.

(d)                                 If Seller duly and timely delivers a notice of disagreement pursuant to Section 2.4(c), IPH and Seller shall, during the 30 days following such delivery (the “Resolution Period”), use their commercially reasonable efforts to reach agreement on the disputed items or amounts.  If at the conclusion of the Resolution Period there are any amounts remaining in dispute, then all amounts remaining in dispute shall be promptly submitted to KPMG LLP (the “Neutral Auditors”) for the purpose of calculating such amounts that remain in dispute.  If KPMG LLP is unwilling or unable to serve as the Neutral Auditors and Seller and IPH are unable to agree on the Neutral Auditors within 15 days after the expiration of the Resolution Period, then Seller and IPH shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors who in any event shall not be the current auditors of Seller or IPH.  Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter.  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors (i) shall be borne by IPH in the proportion that the aggregate dollar amount of such items so submitted that are successfully disputed by Seller (as finally determined by the Neutral Auditors) bears to the aggregate dollar amount of all items so submitted and (ii) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Neutral Auditors) bears to the aggregate dollar amount of all items so submitted.  The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Seller and IPH, and not by independent review, only those issues still in dispute.  The Neutral Auditors’ determination of any disputed amount shall not be higher than the highest amount proposed by either party or lower than the lowest amount proposed by either party.  The Neutral Auditors’ determination shall be made within 45 days of their selection, shall be set forth in a written statement delivered to Seller and IPH and shall be final, binding and conclusive.  The term “Adjusted Closing Statement,” as used herein, shall mean the definitive Closing Statement agreed or the definitive Closing Statement resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.4(d) (in addition to those items theretofore agreed to by Seller and IPH).

(e)                                  During the period of IPH’s preparation of the Closing Statement, the period of Seller’s review of the Closing Statement and the period of any dispute within the contemplation of this Section 2.4, Seller and IPH shall, and IPH shall cause the Transferred Company and its Subsidiaries to, cooperate reasonably and provide each other and the Neutral Auditors on a timely basis access during normal business hours to their respective books, records and personnel to the extent reasonably requested by Seller, IPH or the Neutral Auditors, as applicable, and necessary or useful in making the presentations and determinations contemplated in Section 2.4(d), in Seller’s review of the Closing Statement contemplated in Section 2.4(c) and in IPH’s preparation of the Closing Statement contemplated in Section 2.4(a) and in accordance with, and subject to, Section 5.1(a) and Section 5.1(b), as applicable.

(f)                                   If the Applicable Amount shown on the Adjusted Closing Statement exceeds the Target Applicable Amount, IPH shall pay AER (or, if AER is no longer in existence at such time, Seller) such excess, and if the Applicable Amount shown on the Adjusted Closing Statement is less than the Target Applicable Amount, Seller shall cause AER (or, if AER is no longer in existence at such time, Seller) to pay IPH such shortfall.  Any payments which are made pursuant to this Section 2.4 shall bear interest at 3% per annum from (and including) the Closing Date to (and including) the date of such payment.  Any payments made pursuant to this Section 2.4 and the interest thereon shall be paid by wire transfer in immediately available funds to an account specified by the party to this Agreement not making such payment within five Business Days after the Adjusted Closing Statement is agreed or deemed to have been agreed to by IPH and Seller or the written statement of the Neutral Auditors setting forth their determination regarding any remaining items in dispute is delivered to Seller and IPH.  Except as otherwise required pursuant to a Determination, for all Tax purposes, any payments made pursuant to this Section 2.4(f) shall be treated as an adjustment to the Consideration.

(g)                                  IPH shall be entitled to deduct and withhold from payment of the Consideration, or any other amounts (or any portion thereof) payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable Tax Law.  To the extent that amounts are so withheld and timely remitted by the withholding party to the appropriate Governmental Entity, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to whom such withholding was made.

(h)                                 Notwithstanding anything to the contrary in this Agreement, the following shall not be treated as Cash or otherwise taken into account for purposes of determining the Applicable Amount or the Closing Statement:  (i) the amount of any Insurance Proceeds, (ii) the Marketing Company Note, (iii) the Post-Closing Credit Support, (iv) the AERG Retained Cash, (v) the Genco Retained Cash, (vi) the AEM

Retained Cash and (vii) Cash held by the Transferred Company or its Subsidiaries in an amount equal to the positive fair market value of the positions held by the Transferred Company or any of its Subsidiaries  associated with Seller’s removal of 2016 hedging positions as permitted by Section 5.9(e).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered to IPH prior to the execution of this Agreement and attached hereto (the “Seller Disclosure Schedule”), Seller represents and warrants to IPH as follows (for the avoidance of doubt, no representations or warranties are made with respect to the Retained Plants, Retained Plant Assets, Retained Plant Liabilities, Put Assets or Put Liabilities):

Section 3.1                                    Organization and Qualification; Subsidiaries; New AER.

(a)                                 Each of Seller, DormantCo, the Transferred Company and each Subsidiary of the Transferred Company is, and as of the Closing, New AER will be, a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and the Transferred Company and each Subsidiary thereof has all requisite corporate or other organizational power and authority to own, lease and operate its property and assets, and carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Section 3.1 of the Seller Disclosure Schedule sets forth a complete and accurate list of each of the Subsidiaries of the Transferred Company, all of which are wholly owned by the Transferred Company, except as noted in Section 3.1 of the Seller Disclosure Schedule, and each Subsidiary’s jurisdiction of organization.  None of the Transferred Company or any of its Subsidiaries owns any equity in any Person that is not a Subsidiary listed in such Section of the Seller Disclosure Schedule.

(b)                                 At all times prior to the consummation of step 3 of the Pre-Closing Reorganization, DormantCo has been a dormant trust or limited liability company and has not conducted any activities or operations of any nature and has not incurred any liabilities, nor has it owned any assets or had any employees.

(c)                                  New AER will be formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Closing will have engaged in no other business activities and will have incurred no liabilities or obligations other than (i) annual franchise taxes and (ii) as expressly contemplated herein.  All of the issued and outstanding equity interests of New AER, upon issuance and as of immediately prior to the Closing, will be owned by AER.

Section 3.2                                    Capitalization of the Transferred Company.

(a)                                 Seller owns 100% of the equity interests of AER.  Following the formation of New AER, the Interests will be duly authorized, validly issued, fully paid and nonassessable and owned by AER free and clear of all Liens.  Except for the Interests (following the formation of New AER) or any interest held by the Transferred Company, there are no shares of common stock, preferred stock or other equity interests of the Transferred Company or its Subsidiaries authorized, reserved, issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, stock-based performance units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in the Transferred Company or its Subsidiaries or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire or sell, any securities of the Transferred Company or any Subsidiary thereof, and no securities evidencing such rights are authorized, issued or outstanding.  Neither the Transferred Company nor its Subsidiaries has any outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Transferred Company or its Subsidiaries on any matter.

(b)                                 Genco owns 80% of the outstanding shares of capital stock or other equity interest of EEI (“EEI Capital Stock”).  All of the issued and outstanding shares of EEI Capital Stock held by Genco are duly authorized, validly issued, fully paid and nonassessable and owned by Genco free and clear of all Liens.

(c)                                  All of the issued and outstanding shares of capital stock or other equity interests of each of the Transferred Company’s Subsidiaries other than EEI is duly authorized, validly issued, fully paid and non-assessable.  The Transferred Company’s ownership interest in each of its Subsidiaries is owned by the Transferred Company or by a direct or indirect wholly owned Subsidiary of the Transferred Company, free and clear of all Liens.  Neither the Transferred Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than with respect to Subsidiaries of the Transferred Company.

(d)                                 As of the date of this Agreement, there is no outstanding (i) Debt or (ii) Transferred Company Debt, other than in the amounts identified in Section 3.2(d) of the Seller Disclosure Schedule.

Section 3.3                                    Authority Relative to this Agreement.  Seller has all necessary corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and the Transitional Services Agreement and to consummate the transactions contemplated by this Agreement and the Transitional Services Agreement in accordance with the terms hereof and thereof, and as of the Closing, AER will have all necessary corporate or other power and authority and will have taken all corporate or other action necessary to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement.  This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by IPH, constitutes, and the Transitional Services Agreement when executed and delivered by Seller, and assuming the due authorization, execution and delivery of the Transitional Services Agreement by IPH, shall constitute, a valid, legal and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).  No approval of the stockholders of Seller or of EEI is required to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.4                                    Consents and Approvals; No Violations.

(a)                                 No filing with or notice to, and no permit, order, authorization, registration, consent or approval of, any Governmental Entity or any regional transmission organization or independent system operator is required on the part of Seller for the execution, delivery and performance by Seller of this Agreement or the consummation by Seller and AER of the transactions contemplated by this Agreement, except (i) obtaining the approval of the transactions contemplated by this Agreement (other than any Alternative Gas Plant Transaction) by FERC pursuant to Section 203 of the FPA (the “Pre-Closing FERC Approval”); (ii) obtaining the approval of any Alternative Gas Plant Transaction by FERC pursuant to Section 203 of the FPA; (iii) compliance with applicable requirements of the Communications Act to obtain the consent of the FCC prior to the assignment to IPH of the licenses to operate the private land mobile, microwave or maritime radio units associated with the Business or to the transfer of control of the Transferred Company to IPH (the “FCC Approval”); (iv) any requisite clearance under any investigation by any Governmental Entity under any antitrust, competition or regulatory statute; (v) the filings, notices, permits, authorizations, registrations, consents or approvals listed in Section 3.4(a) of the Seller Disclosure Schedule, which, except as set forth in Section 8.2(f), are not conditions to Closing; (vi) filing an appropriate, timely notice with the Surface Transportation Board seeking an exemption from the Surface Transportation Board’s regulatory approval requirements regarding the acquisition by IPH of the Coffeen and Western Railroad Company and the Joppa & Eastern Railroad; or (vii) any such filings, notices, permits, authorizations, registrations, consents or approvals the failure to make or obtain would not reasonably be expected to be material to the Transferred Company and its Subsidiaries, taken as a whole and would not prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

(b)                                 assuming compliance with the items described in clauses (i) through (v) of Section 3.4(a), neither the execution, delivery and performance by Seller of this Agreement or the Transitional Services Agreement nor the consummation by Seller or AER of the transactions contemplated by this Agreement and the Transitional Services Agreement will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Seller, AER, the Transferred Company or any of their respective Subsidiaries; (ii) require a consent under, result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien other than Permitted Liens or any right of purchase, sale, termination, amendment, cancellation, modification or acceleration, or result in the loss of benefit or increase in any fee, liability or other obligations) under, any of the terms, conditions or provisions of any Material Contract; or (iii) result in a violation or breach of, or infringe, any Law applicable to the Transferred Company or its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for breaches, violations, infringements, defaults, Liens or other rights that would not reasonably be expected to, individually or in the aggregate, (I) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement; or (II) be material to the Transferred Company and its Subsidiaries, taken as a whole.

Section 3.5                                    No Default.  Seller has made available to IPH complete and correct copies of the Transferred Company’s and its Subsidiaries’ articles of incorporation and by-laws (or similar governing documents), each as amended as of the date of this Agreement.  Neither the Transferred Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of its articles of incorporation or by-laws (or similar governing documents), except for defaults or violations that would not reasonably be expected to have a Material Adverse Effect.

Section 3.6                                    Financial Statements; Liabilities.

(a)                                 Section 3.6(a) of the Seller Disclosure Schedule sets forth (i) the audited balance sheet, statement of operations and statement of cash flows of AER and its Subsidiaries on a combined basis as of and for the years ended December 31, 2009, 2010 and 2011 (collectively, and with any notes thereto, the “Audited Year-End Financial Statements”) and (ii) the unaudited balance sheet, statement of operations and statement of cash flows of AER and its Subsidiaries on a combined basis as of and for the nine months ended September 30, 2011 and September 30, 2012 (collectively, and with any notes thereto, the “Interim Financial Statements” and together with the Audited Year-End Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein), and present fairly, in all material respects, the combined financial position, combined cash flows and the combined results of operations of AER and its Subsidiaries as of the respective dates thereof or the periods then ended, except that the Interim Financial Statements do not include footnotes that would be required by GAAP or normal year-end adjustments.  The Financial Statements have been prepared on a combined basis, and include all legal entities which comprised AER and its Subsidiaries as of October 1, 2010, as well as certain results of CILCORP, Inc., as further explained in Note 1 to the Audited Year-End Financial Statements.

(b)                                 There are no liabilities or obligations of the Transferred Company or its Subsidiaries of any nature, whether or not known or unknown, accrued, contingent or otherwise, that would be required by GAAP to be reflected or reserved against on a combined balance sheet of the Transferred Company and its Subsidiaries (or disclosed in the notes thereto), other than those that (i) are reflected or reserved against on the unaudited balance sheet of AER and its Subsidiaries on a combined basis as of September 30, 2012; (ii) have been incurred in the ordinary course of business consistent with past practice since September 30, 2012; (iii) are expressly contemplated by this Agreement; (iv) have been fully discharged or paid off; or (v) individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Transferred Company and its Subsidiaries or the Business, in each case, taken as a whole.

Section 3.7                                    Absence of Certain Changes or Events.  Since September 30, 2012, (a) Seller, AER and its Subsidiaries have conducted the Business in the ordinary course consistent with past practice; (b) there has not occurred any development, event, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (c) through the date of this Agreement, AER has not taken any action which, if taken after the date hereof, would require the consent of IPH pursuant to Section 5.4(a)(iii), Section 5.4(a)(ix) and Section 5.4(a)(xi).

Section 3.8                                    Litigation. As of the date of this Agreement, (i) there is no Action pending or, to the Knowledge of Seller, threatened against AER or its Subsidiaries, or arising out of the Business, except, in each case, that would not reasonably be expected to result in the imposition of Losses in an amount in excess of $1,000,000, either individually or in the aggregate (if arising from related Actions); and (ii) neither AER nor any of its Subsidiaries (or the Business) is subject to any outstanding material Order, writ or injunction.

Section 3.9                                    Compliance with Laws.  Excluding Environmental Laws and any Order issued by a Governmental Entity arising under Environmental Laws which are the subject of Section 3.14, none of the Transferred Company and its Subsidiaries or, solely with respect to the conduct of the Business, Seller or its Subsidiaries (including, for the avoidance of doubt, New AER as of the Closing Date) is, or since January 1, 2010 has been, in violation in any material respect of any Laws or Orders issued by a Governmental Entity applicable to it, its assets or properties or the conduct of the Business, except where the failure to be in compliance has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Company and its Subsidiaries, taken as a whole.

Section 3.10                             Permits.  In each case excluding Environmental Permits (which are covered in Section 3.14) and except as would not reasonably be expected to be material to the Transferred Company and its Subsidiaries, taken as a whole, individually or in the aggregate, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (a) the Transferred Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and other authorizations, consents and approvals of all Governmental Entities necessary for the conduct of the Business (the “Transferred Company Permits”); (b) such Transferred Company Permits are in full force and effect; (c) the Transferred Company and its Subsidiaries are in compliance in all material respects with the terms of the Transferred Company Permits; (d) as of the date of this Agreement, there is no investigation or proceeding pending or, to the Knowledge of Seller, threatened that would reasonably be expected to result in the termination, revocation, modification, withdrawal, suspension or restriction of any Transferred Company Permits; and (e) to the Knowledge of Seller, none of the Transferred Company Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course upon terms and conditions substantially similar to its existing terms and conditions.

Section 3.11                             Employee Benefit and Labor Matters.

(a)                                 Section 3.11(a) of the Seller Disclosure Schedule sets forth a list of each Transferred Company Benefit Plan and each material Seller Benefit Plan (separately identifying which Benefit Plans are Transferred Company Benefit Plans and which Benefit Plans are Seller Benefit Plans).  Seller has made available to IPH a copy of each Transferred Company Benefit Plan and each material Seller Benefit Plan (or, in each case to the extent no such copy exists, an accurate description thereof).

(b)                                 With respect to each Transferred Company Benefit Plan, Seller has made available to IPH (to the extent applicable) a copy of:  (i) the most recent annual report (Form 5500 Series) and accompanying schedules, if any; (ii) the current summary plan description and any material modifications thereto, if any; (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; and (v) the most recent determination letter from the IRS, if any.

(c)                                  No Benefit Plan is subject to Title IV of ERISA.  No liability under Title IV of ERISA has been incurred by the Seller or any ERISA Affiliate that has not been satisfied in full when due, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring a liability under Title IV of ERISA other than for the payment of premiums payable to the Pension Benefit Guaranty Corporation (all of which have been paid when due from Seller or its ERISA Affiliates).  No Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA has failed to satisfy such funding requirements (determined without regard to Section 412(c) of the Code and Section 302(c) of ERISA, respectively).  Neither the Transferred Company nor any of its Subsidiaries will have any liability under Title IV of ERISA in respect of any Seller Benefit Plan after the Closing.

(d)                                 All Transferred Company Benefit Plans have been operated, in all material respects, in accordance with their terms and in compliance with applicable Laws, including the applicable provisions of ERISA and the Code.

(e)                                  Each Transferred Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been maintained and operated in all material respects in compliance with Section 409A of the Code and the guidance promulgated thereunder by the Department of Treasury and the IRS.

(f)                                   Each Transferred Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(g)                                  No Transferred Company Employee or EEI Employee participates in a Multiemployer Plan or in a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.  None of the Transferred Company or its Subsidiaries or the ERISA Affiliates of the Transferred Company or its Subsidiaries has incurred or would reasonably be expected to incur any Withdrawal Liability that has not been satisfied in full.  No Transferred Company Benefit Plan is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(h)                                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event such as termination of employment) (i) result in any payment becoming due to any Transferred Company Employee or EEI Employee or any other individual previously employed in respect of the Business; (ii) increase any benefits otherwise payable to any Transferred Company Employee or EEI Employee or any other individual previously employed in respect of the Business or result in any acceleration of the time of payment, funding or vesting of any such benefits; or (iii) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(i)                                     There is no (i) unfair labor practice, labor dispute (other than nonmaterial routine individual grievances) or material labor arbitration proceeding pending or, to the Knowledge of Seller, threatened against the Transferred Company or its Subsidiaries relating to any of their businesses; (ii) material activity or proceeding by a labor union or representative thereof to organize any employees of the Transferred Company or its Subsidiaries; or (iii) lockout, strike, slowdown, work stoppage or, to the Knowledge of Seller, threat thereof by or with respect to such employees, nor have there been any such lockouts, strikes, slowdowns or work stoppages within the past three years.

(j)                                    (i) Neither Seller, the Transferred Company nor any of its Subsidiaries is a party to or bound by or currently negotiating any collective bargaining agreement or other material Contract or material side letter with a labor union or other labor organization applicable to Transferred Company Employees or EEI Employees; (ii) with respect to Transferred Company Employees or EEI Employees, neither the Seller, the Transferred Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; and (iii) there is no material employment-related Action pending, or to the Knowledge of Seller, threatened, against the Transferred Company or its Subsidiaries brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other employee representative.

(k)                                 Except as would not reasonably be expected to result in liability to the Transferred Company and its Subsidiaries, the Transferred Company and its Subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(l)                                     Neither the Transferred Company nor any of its Subsidiaries have received (i) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them; (ii) written notice of any material complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them; (iii) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices; (iv) written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress; or (v) written notice of any material complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(m)                             Neither the execution of this Agreement, the Transitional Services Agreement, nor the consummation of the transactions contemplated hereby and thereby will result in any breach or other violation of any collective bargaining agreement, employment agreement or any other labor-related agreement to which the Transferred Company or its Subsidiaries is a party.

(n)                                 Except as would not reasonably be expected to result in liability to the Transferred Company and its Subsidiaries, there are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any of the Transferred Company Benefit Plans or by any employee or beneficiary covered under any Transferred Company Benefit Plan in such capacity (other than routine claims for benefits).

(o)                                 No Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to Transferred Company

Employees or EEI Employees or any other individuals previously employed in respect of the Business beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law; (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA); (iii) benefits the full costs of which are fully provided for by insurance; or (iv) benefits the full costs of which are borne by such individual or his or her beneficiary.

(p)                                 The employment duties of the individuals listed on Section 1.1(x) of the Seller Disclosure Schedule consist primarily of providing services to the Business.  The individuals listed on Section 1.1(x) of the Seller Disclosure Schedule constitute, together with the EEI Employees and any other individuals performing administrative support functions, all of the individuals required to operate the Business in the ordinary course consistent with past practice.

Section 3.12                             Real Property.

(a)                                 Section 3.12(a) of the Seller Disclosure Schedule sets forth a complete and accurate, in all material respects, list of all of the real property owned in fee simple by the Transferred Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”).  The Transferred Company and its Subsidiaries, as applicable, have good and valid fee simple title to all Owned Real Property and to all of the buildings, structure and other improvements located thereon and affixed thereto, free and clear of all Liens, except Permitted Liens.  As of the date of this Agreement, neither Seller nor its Subsidiaries have received written notice of any default, and to the Knowledge of the Seller, there is no default under any restrictive covenants affecting the Owned Real Property and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any such restrictive covenant, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect to the Transferred Company and its Subsidiaries, taken as a whole.

(b)                                 Section 3.12(b) of the Seller Disclosure Schedule sets forth a complete and accurate, in all material respects, list of all of the real property leased by the Transferred Company or any Subsidiary thereof as lessee as of the date of this Agreement that is material to the conduct of the Business (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).  The Transferred Company and its Subsidiaries, as applicable, have a leasehold or subleasehold (as applicable) interest in all Leased Real Property and owns or has a leasehold interest in all of the buildings, structures and other improvements located thereon and affixed thereto, free and clear of all Liens, except Permitted Liens.  (i) All leases and subleases for the Leased Real Property under which the Transferred Company or any of its Subsidiaries is a lessee or sublessee (a) are in full force and effect and are enforceable against the respective lessors, in accordance with their respective terms, subject to Permitted Liens and the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and (b) will continue to be in full force and effect immediately following the Closing, and (ii) as of the date of this Agreement, neither Seller nor any of its Subsidiaries has received any written notice of any default under any such lease or sublease affecting the Leased Real Property and to the Knowledge of Seller, no event has occurred or conditions exist that, if not cured, with the giving of notice, the passage of time, or both, would constitute a material default or that would permit the termination of any such lease or sublease, except as in each of cases (i) and (ii) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect to the Transferred Company and its Subsidiaries, taken as a whole.

(c)                                  Section 3.12(c) of the Seller Disclosure Schedule sets forth, to the Knowledge of Seller, a complete and accurate, in all material respects, list of all easements, licenses, crossing agreements or other agreements as of the date of this Agreement benefiting, entered into or obtained by Seller or the Transferred Company or any of its Subsidiaries with respect to any gas, electric or water supply rights or other utility or access rights whether or not appurtenant to the Owned Real Property or Leased Real Property, and which burden real properties owned by parties other than the Transferred Company or any of its Subsidiaries and which are material to the conduct of the Business.  All such easements, licenses or other agreements are (i) free and clear of all Liens granted by the Transferred Company or Subsidiary thereof, except Permitted Liens and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in full force and effect and either the Transferred Company or its Subsidiaries holds a valid and existing, legally binding and enforceable interest under such easement, licenses or other agreement.  To the Knowledge of Seller, (x) as of the date of this Agreement, neither Seller nor any of its Subsidiaries has received any written notice of any default which remains uncured under any such easement, licenses or other agreement and to the Knowledge of Seller, no event has occurred or conditions exist that, if not cured, with the giving of notice, the passage of time, or both, would constitute a material default or that would permit the termination of any such easement, licenses or other agreement and (y) such easement, licenses or other agreements will continue to be in full force and effect immediately following the Closing, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect to the Transferred Company and its Subsidiaries, taken as a whole.

(d)                                 There are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect to the Transferred Company and its Subsidiaries, taken as a whole.

(e)                                 None of the Transferred Company or its Subsidiaries have received any written notice from any Governmental Entity and, to the Knowledge of Seller, there does not exist any condemnation, expropriation or other proceeding in eminent domain pending or threatened, against any Real Property or any material portion thereof or material interest therein.

Section 3.13                             Taxes.  (i) All material Tax Returns required to have been filed by or with respect to the Transferred Company or any of its Subsidiaries or any of their respective assets (including Combined Tax Returns) have been timely filed (taking into account extensions), and all such Tax Returns are true, correct and complete in all material respects; (ii) all material Taxes imposed on or with respect to the Transferred Company or any of its Subsidiaries or any of their respective assets have been paid in full or will be paid in full by the due date thereof; (iii) there is no action, suit, proceeding, investigation, audit or claim ongoing, pending, threatened in writing or within the Knowledge of Seller with respect to any material Taxes of the Transferred Company or its Subsidiaries; (iv) none of the Transferred Company or its Subsidiaries has granted any extension or waiver of the statute of limitations with respect to any material Tax, which period (after giving effect to any extension or waiver) has not yet expired, nor have the Transferred Company or its Subsidiaries received any request for such extension from any taxing authority which request is still outstanding; (v) the Transferred Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over; (vi) none of the Transferred Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4; (vii) Seller and its relevant Affiliates are eligible to make an election under Section 338(h)(10) of the Code with respect to the sale of the stock of the Section 338(h)(10) Subsidiary and no consent is required from any third party with respect to any such election; (viii) each Subsidiary of the Transferred Company is classified for U.S. federal income tax purposes either (A) as a corporation under Treasury Regulations Section 301.7701-2(b)(1) or (B) as it would be classified by default under Treasury Regulations Section 301.7701-3(b); (ix) neither the Transferred Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group of corporations filing a Combined Tax Return (other than an affiliated group of which Seller or the Transferred Company is or was the common parent), or (B) has any liability for the material Taxes of any Person (other than the Transferred Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by contract, or otherwise; (x) neither the Transferred Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person other than (A) the Seller Group Tax Sharing Agreement and (B) customary gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements and similar agreements entered into in the ordinary course of business; (xi) neither the Transferred Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable; (xii) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to the Transferred Company or any of its Subsidiaries; (xiii) none of the Transferred Company nor any of its Subsidiaries is a “real estate entity” under Illinois Law; (xiv) there are no material Liens for Taxes upon any of the property of the Transferred Company or its Subsidiaries other than Permitted Liens; (xv)

none of the assets of Genco or its Subsidiaries are treated as “tax-exempt bond financed property” under Section 168(g)(1)(C) of the Code; (xvi) no claim has ever been made by a taxing authority in a jurisdiction where the Transferred Company or any of its Subsidiaries do not file Tax Returns that the Transferred Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; and (xvii) since its formation and at all times through the Closing, New AER will be treated as a “disregarded entity” within the meaning of Treasury Regulations Section 301.7701-2; and (xviii) immediately after the Closing, the aggregate Inside Tax Basis will be equal to or greater than the aggregate amount of Section 461(h) Liabilities of Genco and EEI.  It is agreed and understood that no representation or warranty is made by Seller in this Agreement with respect to Taxes, other than the representations and warranties set forth in this Section 3.13 and Section 3.11.

Section 3.14                             Environmental Matters.  As of the date of this Agreement:

(a)                                 no property (including buildings and any other structures) currently or formerly owned, leased or operated by the Transferred Company or its Subsidiaries, or any other property, contains or has had any actual or, to the Knowledge of Seller, threatened release of any Hazardous Material that would reasonably be expected to result in material liability for the Transferred Company or its Subsidiaries under any Environmental Law;

(b)                                 neither the Transferred Company nor any of its Subsidiaries is subject to or, to the Knowledge of Seller, threatened with, any material Order, writ, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law;

(c)                                  the Transferred Company and its Subsidiaries are in material compliance with all and, except for matters which have been fully resolved with no further liability or obligations to the Transferred Company or any of its Subsidiaries, have not, within the last five years or, to the Knowledge of Seller, during any prior time, materially violated any, Environmental Laws or Orders arising under Environmental Laws, which compliance includes the possession of all approvals, permits, licenses, variances, exemptions, orders, consents, emissions allowances, registrations and other authorizations required under Environmental Laws to conduct the Business (“Environmental Permits”), and compliance with the terms and conditions thereof.  Prior to the Closing, Seller has operated the Plants subject to the Air Variance so as to ensure compliance with the overall SO2 annual emission rate limit imposed by the Air Variance and the overall NOx annual and seasonal emission rate limits imposed by 35 Ill. Admin. Code 225.233(e)(3)(B), for the remainder of the calendar year (or ozone season with respect to the NOx seasonal emission rate limit) without material operational changes or costs’.

(d)                                 within the last five years or, to the Knowledge of Seller, during any prior time, except for matters which have been fully resolved with no further liability or obligations to the Transferred Company or any of its Subsidiaries, (i) there is no material civil, criminal or administrative Action pending or, to the Knowledge of Seller, threatened against the Transferred Company or its Subsidiaries, and none of

Seller nor the Transferred Company or any of its Subsidiaries has received any notice, demand letter, claim or request for information, in each case regarding any actual or alleged material violation of, or liability under, any Environmental Law; (ii) without limiting the generality of the foregoing, there are no pending or, to the Knowledge of the Seller, threatened Actions against the Transferred Company or its Subsidiaries involving any CCB Liabilities other than the Duck Creek Complaint and in relation to the White & Brewer Landfill; and (iii) there are no facts, circumstances, or conditions which could reasonably be expected to form the basis of any such Action, notice, demand letter, claim or request for information against or involving the Transferred Company or any of its Subsidiaries;

(e)                                  all Environmental Permits currently held by Seller, the Transferred Company and its Subsidiaries are identified in Section 3.14(e)(i) of the Seller Disclosure Schedule and, except as specifically identified in Section 3.14(e)(ii) of the Seller Disclosure Schedule, all Environmental Permits are in full force and effect, and no proceeding or investigation to modify, suspend, revoke, withdraw, terminate or otherwise limit any Environmental Permit is pending or, to the Knowledge of Seller, threatened, and Seller has no Knowledge that any such Environmental Permit upon its termination in ordinary due course will not be renewed or reissued in ordinary due course upon terms and conditions substantially similar to its existing terms and conditions;

(f)                                   no enforcement or similar action has been taken or, to the Knowledge of Seller, threatened by any Governmental Entity or any third party in connection with the expiration, continuance or renewal of any Environmental Permit; and

(g)                                  Seller has delivered or otherwise made available for inspection to IPH true, complete and correct copies (or true, complete or correct in all material respects summaries thereof) of all material Environmental Records (including Phase I environmental site assessments and Phase II environmental site assessments) studies, analyses, tests or monitoring in the possession of or reasonably available to the Transferred Company or any of its Subsidiaries, except for such Environmental Records the disclosure of which to IPH would, in the reasonable opinion of counsel to Seller, result in the loss of any existing attorney-client privilege with respect to such Environmental Records to which Seller or any of its Subsidiaries, or any of its or their respective properties, rights or assets, is subject.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 3.14 are Seller’s sole and exclusive representations and warranties with respect to Environmental Laws, Environmental Permits, environmental matters and any liabilities and Actions arising under or related to Environmental Laws.

Section 3.15                             Material Contracts.

(a)                                 Section 3.15 of the Seller Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the following Contracts including purchase orders and invoices and all amendments related thereto to which any of Seller (to the extent applicable to the Business), AER and AER’s Subsidiaries is a party or any of their respective assets are bound (the “Material Contracts”), true and correct copies of which have been made available to IPH:

(i)                                     that would be reasonably expected to involve the payment of or receipt by the Transferred Company or one of its Subsidiaries in excess of $1,000,000 for each individual Contract or series of related Contracts or $2,500,000 in the aggregate for all such Contracts;

(ii)                                  any futures, forward, swap, collar, put, call, floor, cap, option or other similar Contract (collectively, “Derivative Products”), including with respect to electricity (including capacity and ancillary services products related thereto), natural gas, fuel oil, coal, emissions allowances and offsets, and other commodities, currencies, interest rates and indices;

(iii)                               (x) that are Contracts for the future purchase, exchange or sale of physical electric power in any form, including electricity, capacity or any ancillary services products related thereto, or an obligation of the Transferred Company or any of its Subsidiaries to deliver electric power in any form pursuant to physical load obligations (which, for the avoidance of doubt, Seller and IPH agree are types of Derivative Products for purposes of this Agreement), (y) tolling agreements relating to the generation and sale of electricity or (z) that relates to the acquisition or disposition of a business or facility by the Transferred Company or any of its Subsidiaries or by Seller (to the extent applicable to the Business) that impose material ongoing obligations on the Transferred Company or any of its Subsidiaries;

(iv)                              that is any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which the Transferred Company or its Subsidiaries may engage or the geographic area in which any of them may so engage;

(v)                                 that is any indenture, credit agreement, letter of credit, reimbursement agreement related to a letter of credit, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Debt under which the Transferred Company or any of its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Debt in each case in excess of $1,000,000;

(vi)                              (x) that is a guarantee or Credit Support instrument issued by, or on behalf of, the Transferred Company or any of its Subsidiaries or otherwise in support of or for the benefit of the Transferred Company or its Subsidiaries or (y) that provides a counterparty of the Transferred Company or any of its Subsidiaries the right, whether or not conditional, to require collateral posting or some other form of Credit Support to be provided by, or on behalf of, the Transferred Company or its Subsidiary party thereto;

(vii)                           that provides for any sale leaseback arrangement with payments in excess of $1,000,000;

(viii)                        that is a Contract for the acquisition of capital equipment containing any future capital expenditure obligations of the Transferred Company or its Subsidiaries (or otherwise relating to the Business) in excess of $1,000,000;

(ix)                              that is a joint venture, partnership or other similar agreement or that is a stockholders, registration rights or similar agreement;

(x)                                 that is a collective bargaining agreement or other Contract with a labor union or other labor organization;

(xi)                              that are Contracts for the purchase, exchange or sale of coal, natural gas, fuel oil or other fuels, water or other commodities used for generation of electricity that provide for the payment by or to the Transferred Company or one of the Transferred Company’s Subsidiaries in excess of $1,000,000 during the remaining life of the Contract;

(xii)                           Contracts for the future transportation or transmission of coal, natural gas, fuel oil or other fuels, electric power, water or any other commodity, that involve the payment by or to the Transferred Company or one of the Transferred Company’s Subsidiaries in excess of $1,000,000 during the remaining life of the Contract;

(xiii)                        Contracts with respect to storage, parking, loaning, distribution, wheeling, facility or meter construction, unloading, delivery or balancing of natural gas that involve the payment by or to the Transferred Company or one of the Transferred Company’s Subsidiaries in excess of $2,500,000 during the remaining life of the Contract;

(xiv)                       except as described in any other clause of this Section 3.15(a), all other Contracts (A) for the future sale or acquisition of any asset or (B) that grant a right or option to purchase any asset, other than in each case Contracts entered into in the ordinary course of business relating to any asset with respect to which the Transferred Company or one of the Transferred Company’s Subsidiaries is entitled to receive or is required to pay less than $100,000 for each individual Contract or $250,000 in the aggregate for all such Contracts;

(xv)                          Leased Real Property leases;

(xvi)                       Contracts granting a Lien (other than a Permitted Lien) on any of the assets of the Transferred Company or one of the Transferred Company’s Subsidiaries;

(xvii)                    except as described in any other clause of this Section 3.15(a), all Contracts for the provision of operation, maintenance or management (including administration, energy management, dispatch, scheduling or market participant services) of any material asset or business activity of the Transferred Company or one of the Transferred Company’s Subsidiaries, other than in each case Contracts with respect to which the Transferred Company or a Subsidiary of the Transferred Company is entitled is required to pay less than $1,000,000;

(xviii)                 the Put Option Agreement and the Put Option Asset Purchase Agreement; and

(xix)                       any Contract not otherwise described in clauses (i) through (xvii) above the breach, termination, or expiration of which would have a material adverse effect to the Transferred Company or any of its Subsidiaries, taken as a whole.

(b)                                 Each Material Contract is a legal, valid and binding obligation of Seller (to the extent applicable to the Business), the Transferred Company or one of the Transferred Company’s Subsidiaries, as applicable, and, to the Knowledge of Seller, on each counterparty and is in full force and effect, and neither the Transferred Company nor any of its Subsidiaries, nor to the Knowledge of Seller, any other party thereto, is in breach of, or in default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Transferred Company or its Subsidiaries, or, to the Knowledge of Seller, any other party thereto, except for such failures to be valid, binding or in full force and effect and such breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a material effect on the Transferred Company and its Subsidiaries, taken as a whole.  As of the date of this Agreement, none of Seller, the Transferred Company or any of its Subsidiaries has received written notice from any other party to any Material Contract that such other party intends to terminate, cancel or not renew any such Material Contract.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or other violation of any Material Contract.

(c)                                  Section 3.15(c) of the Seller Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the Contracts (the “Affiliate Agency Contracts”) under which Seller or any of its Subsidiaries (including the Transferred Company and its Subsidiaries) has the authorization to act as agent (an “Affiliate Agent”) for the Transferred Company or any of its Subsidiaries as principal (the “Principal”).  Each Affiliate Agent has all required authority from the applicable Principal to act as agent under the applicable Affiliate Agency Contract and has no liability with respect to any obligation of the Principal thereunder.

Section 3.16                             Intellectual Property.

(a)                                 The Transferred Company and its Subsidiaries own or have the right to use all material Intellectual Property Rights used in or necessary for the conduct of the Business as currently conducted or planned to be conducted by them (the “Company Intellectual Property Rights”) free and clear of all liens and encumbrances.  In addition to, and in no way in limitation of the foregoing, at or prior to Closing, AER or its Subsidiaries shall hold a valid license for, or otherwise have valid right to use, any software used in or necessary for the conduct of the Business as currently conducted.

(b)                                 (i) No Company Intellectual Property Right is subject to any outstanding judgment, injunction, Order or agreement materially restricting the use thereof by the Transferred Company or its Subsidiaries or materially restricting the licensing thereof by the Transferred Company or its Subsidiaries to any Person; (ii) to the Knowledge of Seller, neither Transferred Company nor any of its Subsidiaries nor the conduct of the Business has infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person; and (iii) neither the Transferred Company nor any of its Subsidiaries has received any written notice asserting a claim, pending or not, with respect to its use of any Intellectual Property in the conduct of the Business, except as, in the case of each clause (i), (ii) and (iii), as would not reasonably be expected to have a material adverse effect to the Transferred Company or its Subsidiaries, taken as a whole.

(c)                                  To the Knowledge of Seller, as of the date of this Agreement, no person is infringing the Company Intellectual Property Rights.

Section 3.17                             Intercompany Arrangements. Section 3.17 of the Seller Disclosure Schedule lists, as of the date of this Agreement, all arrangements, understandings and Contracts (a) between or among the Transferred Company or any of its Subsidiaries, on the one hand, and (i) Seller or any Subsidiary of Seller (other than the Transferred Company and its Subsidiaries) or (ii) any executive officer or director of Seller or any Subsidiary of Seller (other than any Benefit Plan), on the other hand (such arrangements, understandings and Contracts described in clauses (i) and (ii), “Affiliate Contracts”) and (b) between or among any of the Transferred Company and its Subsidiaries (“Subsidiary Contracts”).

Section 3.18                             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.  Seller shall be solely responsible for the fees of the entities referred to in Section 3.18 of the Seller Disclosure Schedule.

Section 3.19                             Sufficiency of Assets.  At the Closing, the Transferred Company and its Subsidiaries will, taking into account the Transitional Services Agreement, have good and valid title to, or valid leasehold interests in (free and clear of all Liens other than Permitted Liens) or have the right to use all of the assets necessary to conduct in all material respects the Business as conducted as of the date of this Agreement.  Except for the Affiliate Contracts and Existing Joint Contracts listed on Section 5.16(a) of the Seller Disclosure Schedule, there are no additional Contracts to which Seller or any of its Affiliates (other than the Transferred Company or any of its Subsidiaries) is a party that relate primarily to or are necessary to operate the Business as conducted as of the Closing.

Section 3.20                             Regulatory Status.  The Transferred Company is not a “public utility” as defined in the FPA.  Section 3.20 of the Seller Disclosure Schedule identifies each of the Transferred Company’s Subsidiaries that are “public utilities” as defined in the FPA and are subject to regulation by FERC as public utilities.  Each Subsidiary of the Transferred Company selling electric energy, capacity and/or certain ancillary services at wholesale subject to the jurisdiction of FERC under the FPA has been authorized by FERC to make wholesale sales of electric energy, capacity and certain ancillary services at market-based rates pursuant to Section 205 of the FPA, subject to the limitations, exemptions, and waivers listed in Section 3.20 of the Seller Disclosure Schedule.  Neither the Transferred Company nor any of its Subsidiaries is subject to regulation as a “public utility” or “public service company” (or similar designation) with respect to its rates, securities issuances, capital structure or other matters by any state Governmental Entity.

Section 3.21                             Insurance.  Section 3.21 of the Seller Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all material insurance policies or programs of self-insurance maintained by or for the benefit of the Transferred Company or any of its Subsidiaries (collectively, the “Insurance Products”) and the current lines of coverage, effective dates, insurers, policy numbers, limits and deductibles with respect thereto.  Except as would not be material to the Business, (a) all Insurance Products are valid and binding and in full force and effect and the applicable insured parties have complied in all material respects with the provisions of such Insurance Products, (b) all premiums due thereunder and payable have been paid, and (c) as of the date of this Agreement, no written notice of cancellation or termination has been received by Seller, the Transferred Company or any of its Subsidiaries with respect to any Insurance Products, other than customary notices received at the end of policy periods.

Section 3.22                             Trading Activities. The Transferred Company has adopted a corporate risk policy that contains commodities risk policies (the “Commodity Risk Policy”) with respect to risk parameters, limits and guidelines (the “Company Trading Guidelines”).  The Transferred Company has provided a true and complete copy of the Commodity Risk Policy to IPH prior to the date of this Agreement, and the Commodity Risk Policy contains a true and correct description of the practice of the Transferred Company and its Subsidiaries with respect to Derivative Products, as of the date of this Agreement.  As of the date of this Agreement, except for exceptions approved in accordance with the Commodity Risk Policy, otherwise handled in all material respects according to the Commodity Risk Policy as in effect at the time at which such exceptions were handled or as expressly permitted pursuant to Section 5.9(e), the Transferred Company and its Subsidiaries are operating in compliance with the Commodity Risk Policy and all Derivative Products of the Transferred Company or any of its Subsidiaries were entered into in accordance with the Commodity Risk Policy, the Company Trading Guidelines, applicable Law and policies of any Governmental Entity.  At no time since September 30, 2012, has the net position resulting from all Derivative Products (the “Net Company Position”) not been within the risk parameters in all material respects that are set forth in the Company Trading Guidelines except for such Net Company Positions that have been subsequently corrected in accordance with the Company Trading Guidelines.

Section 3.23                             Genco.  Genco is a reporting company as a voluntary filer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is in full compliance with all requirements thereunder and, since the date of the Genco 2032 Notes Registration Rights Agreement, has timely filed with the Securities Exchange all reports required to be filed by it under the Exchange Act.  No Additional Interest (as defined in each of the Genco 2032 Notes Registration Rights Agreement and the Genco 2018 Notes Registration Rights Agreement, as applicable) has been assessed or accrued on (a) the Securities (as defined in the Genco 2032 Notes Registration Rights Agreement) pursuant to Section 6(a)(iii) of the Genco 2032 Notes Registration Rights Agreement or (b) the Notes or the Exchange Notes (in each case as defined in the Genco 2018 Notes Registration Rights Agreement) pursuant to Section 2(e)(iv) of the Genco 2018 Notes Registration Rights Agreement.

Section 3.24                             No Regulatory Impediment.  To the Knowledge of Seller, there is no material fact relating to Seller or any of its Affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that would reasonably be expected to impair the ability of the parties to this Agreement to obtain, on a timely basis, any authorization, consent, Order, declaration or approval of, or ability to contract with, any Governmental Entity or third party necessary for the consummation of the transactions contemplated by this Agreement.

Section 3.25                             Critical Asset and Critical Cyber Asset Designation. To the extent required by Law, Seller has assessed the Transferred Company and its Subsidiaries pursuant to the methodology set forth under the Critical Infrastructure Protection Standards and has determined that, as of the date of this Agreement, none of the assets of the Transferred Company or its Subsidiaries constitute Critical Assets or Critical Cyber Assets.

Section 3.26                             Put Guaranty.  The Put Guaranty is in full force and effect.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Seller under the Seller Guaranty.

Section 3.27                             No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement or the Transitional Services Agreement, none of Seller, the Transferred Company or its Subsidiaries nor any of their respective agents, Affiliates, officers, directors, employees, agents, representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to IPH, express or implied, at law or in equity, on behalf of Seller or the Transferred Company or its Subsidiaries or any Affiliate of Seller or the Transferred Company or its Subsidiaries, and Seller, the Transferred Company or its Subsidiaries and each of their respective Affiliates by this Agreement disclaim any such representation or warranty, whether by Seller, the Transferred Company or its Subsidiaries, or any of their respective agents, Affiliates, officers, directors, employees, agents or representatives or any other Person, notwithstanding the delivery or disclosure to IPH, or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Seller, the Transferred Company or its Subsidiaries or any of their respective agents, Affiliates, officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Except as set forth in the disclosure schedule delivered to Seller prior to the execution of this Agreement and attached hereto (the “IPH Disclosure Schedule”), IPH represents and warrants to Seller as follows:

Section 4.1                                    Organization and Qualification.  IPH is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of IPH to consummate the transactions contemplated by this Agreement.

Section 4.2                                    Authority Relative to this Agreement.  IPH has all necessary power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Transitional Services Agreement, and to consummate the transactions contemplated by this Agreement and the Transitional Services Agreement in accordance with the terms hereof and thereof.  This Agreement and the Transitional Services Agreement each has been duly and validly executed and delivered by IPH and, assuming the due authorization, execution and delivery of this Agreement and the Transitional Services Agreement by Seller, constitutes a valid, legal and binding agreement of IPH, enforceable against IPH in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

Section 4.3                                    Consents and Approvals; No Violations.

(a)                                 No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity or any regional transmission organization or independent system operator is required on the part of IPH for the execution, delivery and performance by IPH of this Agreement or the consummation by IPH of the transactions contemplated by this Agreement, except (i) obtaining the Pre-Closing FERC Approval, (ii) the filings, notices, permits, authorizations, consents or approvals listed in Section 4.3(a) of the IPH Disclosure Schedule, which are not conditions to Closing; (iii) obtaining the FCC Approval; (iv) any requisite clearance under any investigation by any Governmental Entity under any antitrust, competition or regulatory statute; (v) filing an appropriate, timely notice with the Surface Transportation Board seeking an exemption from the Surface Transportation Board’s regulatory approval requirements regarding the acquisition by IPH of the Coffeen and Western Railroad Company and the Joppa & Eastern Railroad; and (vi) such filings, notices, permits, authorizations, orders, registrations, consents or approvals the failure of which to have been obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of IPH to consummate the transactions contemplated by this Agreement.

(b)                                 Assuming compliance with the items described in clauses (i) through (v) in Section 4.3(a), neither the execution, delivery and performance by IPH of this Agreement or the Transitional Services Agreement nor the consummation by IPH of the transactions contemplated by this Agreement and the Transitional Services Agreement will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of IPH or any of its Subsidiaries; (ii) require a consent under, result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation, modification or acceleration, or result in the loss of benefit or increase in any fee, liability or other obligations) under, any of the terms, conditions or provisions of any Contract to which IPH or any of its Subsidiaries is a party or by which any of them or any of its properties or assets may be bound; or (iii) conflict with, result in a violation or breach of, or infringe upon, any Law applicable to IPH or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii) above for conflict, breach, violation, infringement, default, right of termination, modification or acceleration, loss of benefit, increase in fee, liability or other obligation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of IPH to consummate the transactions contemplated by this Agreement.

Section 4.4                                    Broker’s Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IPH.  IPH shall be solely responsible for the fees of the entities referred to in Section 4.4 of the IPH Disclosure Schedule.

Section 4.5                                    Acquisition of Interests for Investment.  IPH has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of its purchase of the Interests.  IPH confirms that, except with respect to Environmental Records for which the disclosure would, in the reasonable opinion of counsel to Seller, result in the loss of any existing attorney-client privilege, Seller has made available to IPH and IPH’s agents the opportunity to ask questions of the officers and management employees of Seller, and of the Transferred Company and its Subsidiaries as well as access to the documents, information and records of Seller and the Transferred Company and its Subsidiaries and to acquire additional information about the business and financial condition of the Business, and IPH confirms that it has made an independent investigation, analysis and evaluation of the Transferred Company and its Subsidiaries and their properties, assets, business, financial condition, prospects, documents, information and records.  Subject to the representations, warranties, agreements and covenants contained in this Agreement, IPH confirms that it has made an independent investigation, analysis and evaluation of the Transferred Company and its Subsidiaries and their properties, assets, business, financial condition, prospects, documents, information and records.  IPH is acquiring the Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Interests.  IPH acknowledges that the Interests have not been registered under the Securities Act or any state securities Laws, and agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 4.6                                    Inspections; Limitation of Seller’s Warranties.  Except as otherwise expressly set forth in this Agreement, the Interests, the EEI Capital Stock, the Business and the properties of the Transferred Company and its Subsidiaries are furnished “AS IS,” “WHERE IS” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND THE TRANSITIONAL SERVICES AGREEMENT, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OR PROPERTIES OF THE TRANSFERRED COMPANY AND ITS SUBSIDIARIES.

Section 4.7                                    No Regulatory Impediment.  To the Knowledge of IPH, there is no material fact relating to IPH or any of its Affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that would reasonably be expected to impair the ability of the parties to this Agreement to obtain, on a timely basis, any authorization, consent, Order, declaration or approval of, or ability to contract with, any Governmental Entity or third party necessary for the consummation of the transactions contemplated by this Agreement.

Section 4.8                                    Regulatory Status.  IPH is not a “public utility” as defined in the FPA.  Section 4.8 of the IPH Disclosure Schedule identifies each of IPH’s “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) that are “public utilities” as defined in the FPA and are subject to regulation by FERC as public utilities.  Each of IPH’s “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) selling electric energy, capacity and certain ancillary services at wholesale subject to the jurisdiction of FERC under the FPA has been authorized by FERC to make wholesale sales of electric energy, capacity and/or certain ancillary services at market-based rates pursuant to Section 205 of the FPA, except for any such affiliate that owns one or more “qualifying facilities” as defined in the FERC rules and regulations promulgated under the Public Utility Regulatory Policies Act of 1978, as amended, that are entitled to exemption from regulation under Section 205 of the FPA.  IPH is not subject to regulation as a “public utility” or “public service company” (or similar designation) with respect to its rates, securities issuances, capital structure or other matters by any state Governmental Entity.

Section 4.9                                    Absence of Arrangements with Management.  As of the date of this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between IPH or any of its Affiliates, on the one hand, and any member of the Transferred Company’s management or directors or any of their respective Affiliates (other than Seller), on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Transferred Company after the Closing Date.

Section 4.10                             No Competing Business.  Neither IPH nor any of IPH’s “affiliates” (under and as defined in the FPA and the rules and regulations of FERC promulgated thereunder) owns or operates “inputs to electric power production” as defined in 18 C.F.R. 35.36(a)(4), except sites for generation capacity development that have been or will be reported to FERC in accordance with FERC’s rules and regulations.

Section 4.11                             Guaranty.  Concurrently with the execution of this Agreement, Parent has delivered to Seller the Parent Guaranty, dated as of the date hereof, in favor of Seller.  The Parent Guaranty is in full force and effect.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent under the Parent Guaranty.

Section 4.12                             No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement, none of IPH, its Subsidiaries or any of their respective agents, Affiliates, officers, directors, employees, agents, representatives, or any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, on behalf of IPH or its Subsidiaries or any Affiliate of IPH or its Subsidiaries, and IPH, its Subsidiaries and each of their respective Affiliates by this Agreement disclaim any such representation or warranty, whether by IPH, its Subsidiaries, or any of their respective agents, Affiliates, officers, directors, employees, agents or representatives or any other Person, notwithstanding the delivery or disclosure to Seller, or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by IPH, its Subsidiaries or any of their respective agents, Affiliates, officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE V

COVENANTS

Section 5.1                                    Access to Books and Records.

(a)                                 After the date of this Agreement, Seller shall, upon the reasonable request of IPH, afford to representatives of IPH, including prospective financing sources, reasonable access to the employees, properties, books and records of the Transferred Company and its Subsidiaries during normal business hours consistent with applicable Law and in accordance with reasonable procedures established by Seller.  Any information provided to IPH or its representatives in accordance with this Section 5.1 or otherwise pursuant to this Agreement shall be held by IPH and its representatives in accordance with, shall be considered “Evaluation Material” under, and shall be subject to the terms of, the Confidentiality Agreement.  Notwithstanding the foregoing, Seller shall not be required to provide access to any books and records, data or other information the disclosure of which would (i) unreasonably disrupt the operations of the Company or any of its Subsidiaries; (ii) cause a violation of any agreement to which the Company or any of its Subsidiaries is a party; or (iii) in the reasonable opinion of counsel to Seller, result in the loss of any existing attorney-client privilege with respect to such books and records, data or other information or violate any Law to which Seller or any of its Subsidiaries, or any of its or their respective properties, rights or assets, is subject (provided that the parties hereto will cooperate to make appropriate substitute disclosure arrangements, or seek appropriate waivers or consents, under circumstances in which the restrictions of this sentence apply).

(b)                                 At and after the Closing, IPH shall, and shall cause its Subsidiaries to, afford Seller and its representatives, during normal business hours, upon reasonable notice, reasonable access to the books, records, Environmental Records, properties and employees of the Transferred Company and its Subsidiaries to the extent that such access may be reasonably requested by Seller, including in connection with financial statements and SEC reporting obligations or in the event of litigation; provided, however, that nothing in this Agreement shall limit any of Seller’s rights of discovery.  Notwithstanding the foregoing, IPH shall not be required to provide access to any books and records, data or other information the disclosure of which would, in the reasonable opinion of counsel to IPH, result in the loss of any existing attorney-client privilege with respect to such books and records, data or other information or violate any Law to which IPH, the Transferred Company or any of its Subsidiaries, or any of its or their respective properties, rights or assets, is subject (provided that the parties hereto will cooperate to make appropriate substitute disclosure arrangements, or seek appropriate waivers or consents, under circumstances in which the restrictions of this sentence apply).  At and after the Closing, Seller shall, and shall cause its Subsidiaries to, afford IPH and its representatives, during normal business hours, upon reasonable notice, reasonable access to the books, records, Environmental Records, properties and employees of Seller and its Subsidiaries to the extent they relate to the Transferred Company and its Subsidiaries to the extent that such access may be reasonably requested by IPH, including in connection with insurance loss and claim data, financial statements and SEC reporting obligations or in the event of litigation; provided, however, that nothing in this Agreement shall limit any of IPH’s rights of discovery.  Notwithstanding the foregoing, Seller shall not be required to provide access to any books and records, data or other information the disclosure of which would, in the reasonable opinion of counsel to Seller, result in the loss of any existing attorney-client privilege with respect to such books and records, data or other information or violate any Law to which Seller or any of its Subsidiaries, or any of its or their respective properties, rights or assets, is subject (provided that the parties hereto will cooperate to make appropriate substitute disclosure arrangements, or seek appropriate waivers or consents, under circumstances in which the restrictions of this sentence apply).

(c)                                  IPH agrees to hold all the books and records of the Transferred Company and its Subsidiaries existing on the Closing Date that are in the possession of the Transferred Company and its Subsidiaries and not to destroy or dispose of any thereof for a period of 10 years from the Closing Date or such longer time as may be required by Law; provided, however, that no later than 30 days prior to such destruction or disposition, Seller may request in writing copies of all books and records of the Transferred Company and its Subsidiaries existing on the Closing Date.

(d)                                 In furtherance and not in limitation of the foregoing Section 5.1(a), at any time and from time to time after the date hereof, Seller will allow, and will cause the Transferred Company and its Subsidiaries to allow, IPH and its representatives reasonable access to the Derivative Products trading operations of the Transferred Company and its Subsidiaries and their respective books and records, and will cooperate with IPH to develop appropriate procedures to permit IPH and its approved representatives (such approval by Seller not to be unreasonably withheld, delayed or conditioned) to monitor the aggregate net positions in the Derivative Products trading portfolio of the Transferred Company and its Subsidiaries, subject to the other terms of this Agreement, the terms of the Confidentiality Agreement and applicable Laws.  IPH shall have the right to appoint an individual who will exercise the rights granted to IPH pursuant to this Section 5.1(d) and as further set forth on Section 5.1(d) of the IPH Disclosure Schedule.  No information made available to IPH, its monitor, or any other individual or entity pursuant to this Section 5.1 shall be made available to any employee of IPH or its affiliates (as that term is defined under FERC regulations) which employee engages in, or directs, oversees or executes, the sale, marketing, or trading of physical electricity or financial electricity derivative products.

Section 5.2                                    Confidentiality.

(a)                                 The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing and apply to IPH to the same extent they are applicable to Parent, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that IPH’s confidentiality obligations with respect to disclosure (but not use) of Evaluation Material (as defined in the Confidentiality Agreement) shall terminate only in respect of that portion of the Evaluation Material exclusively relating to the Business, and the confidentiality obligations not relating exclusively to the Business shall continue in full force and effect for a period of 12 months following the Closing Date.  If, for any reason, the Transaction is not consummated, the Confidentiality Agreement shall continue in full force and effect for a period of 12 months following the termination of this Agreement.

(b)                                 Subject to Seller’s confidentiality obligations under the Transitional Services Agreement, Seller acknowledges that it shall not, and it shall cause its Subsidiaries not to, for a period of two years after the Closing Date, disclose any information that would be deemed Evaluation Material under the Confidentiality Agreement and which relates to the Business to anyone other than to representatives of IPH or the Transferred Company and its Subsidiaries, except for any such information that does not relate primarily to the Business or which is requested by any Governmental Entity or that is required by applicable Law to be disclosed by it in connection with any Action, and then, if permitted by Law, only after Seller has given written notice to IPH of its obligation to disclose such information (provided that no such notice is required in connection with a routine audit or examination by, or a blanket document request from, a Governmental Entity) so that IPH may waive compliance with the provisions of this Section 5.2(b) or be given an opportunity to obtain an appropriate protective order with respect to such disclosure, and Seller shall reasonably cooperate with IPH in connection with obtaining such protective order; provided that, if in the absence of a protective order or the receipt of a waiver from IPH, Seller has been advised by legal counsel that it is required to disclose such information, Seller may disclose such information.

(c)                                  Notwithstanding the above or the Confidentiality Agreement, nothing in this Agreement or the Confidentiality Agreement shall prevent the Parent or any of its Subsidiaries from disclosing any information,  including Required Financial Information, (i) to any Debt Financing Source in connection with any Debt Financing, (ii) in an offering circular, prospectus, bank book or private placement memorandum in connection with any Debt Financing, (iii) for the purposes of establishing a “due diligence” defense in connection with any Debt Financing, (iv) with Seller’s consent, as applicable or (v) in connection with Parent’s reporting obligations under the Exchange Act and its obligations under the Securities Act, including, but not limited to, its obligation to maintain the effectiveness of its shelf registration statement on Form S-1.  No information made available to IPH, its monitor, or any other individual or entity pursuant to this Section 5.2 shall be made available to any employee of IPH or its affiliates (as that term is defined under FERC regulations) which employee engages in the sale, marketing, or trading of physical electricity or financial electricity derivative products.  In addition to, and not in limitation of, the above, in furtherance of Seller’s obligations under Section 5.14, Parent or any of its Subsidiaries may disclose any information, including Evaluation Material, to any Debt Financing Source involved in the preparation of the Required Information to the extent reasonably necessary to perform any diligence with respect to, or confirm the accuracy of, the Required Financial Information, in each case subject to (x) Seller’s prior consent (not to be unreasonably withheld) and (y) the recipient of such information being subject to the confidentiality obligations under the Confidentiality Agreement and this Agreement).

Section 5.3                                    Efforts.

(a)                                 Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all Governmental Entities.  In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to cooperate and use best efforts to prepare filings necessary to receive the Pre-Closing FERC Approval; (ii) to cooperate and use best efforts to prepare filings necessary to receive any requisite clearance under any investigation by any Governmental Entity under any antitrust, competition or regulatory statute; and (iii) to cooperate and use best efforts to prepare filings necessary to receive the FCC Approval; and Seller further agrees to seek any waivers, satisfy or otherwise settle any fines or forfeitures, required because of past actions or omissions of Seller or any Affiliate of Seller that may be necessary to acquire the FCC Approval.

(b)                                 Further, and without limiting the generality of the rest of this Section 5.3, each of the parties shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly, subject to applicable Law (i) furnish to the other such necessary information and reasonable assistance as the other parties may request in connection with the foregoing; (ii) inform the other of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement; and (iii) provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that materials may be redacted (A) to remove references concerning the valuation of the Transferred Company, its Subsidiaries and the Business and (B) as necessary to comply with contractual arrangements.  Each party hereto shall, subject to applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Entity in connection with the transactions contemplated by this Agreement.  The parties agree not to participate, or to permit their Subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.  IPH shall take the lead in determining strategy for and conducting such meetings.  IPH and Seller will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any investigation by any Governmental Entity under any antitrust, competition or regulatory statute, the FPA or the IPCB. Subject to the foregoing, IPH shall take the lead in scheduling and conducting any meeting with any Governmental Entity, coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under any investigation by any Governmental Entity under any antitrust, competition or regulatory statute or the FPA, including the timing of the initial filing, which will be made as promptly as practicable after the date of this Agreement.  Notwithstanding anything to the contrary in this paragraph, Seller shall have the sole authority to approve any concessions, conditions, commitments, or other actions to satisfy FERC to secure approval of the transactions contemplated by this Agreement (including the transactions contemplated by the Put Option Agreement), if such concessions, conditions, commitments, or other actions materially adversely impact Seller and/or its Affiliates and Subsidiaries (other than the Transferred Company or its Subsidiaries) following the Closing.

(c)                                  Further, and without limiting the generality of the rest of this Section 5.3, IPH shall take any and all steps necessary to avoid or eliminate each and every impediment arising during regulatory review by FERC or any other Governmental Entity under any antitrust, competition, or trade regulation or similar Law that may be asserted by any Governmental Entity or private party with standing under such Law with respect to this Agreement so as (x) to make effective as promptly as practicable the transactions contemplated by this Agreement and (y) to avoid any suit or proceeding by any Governmental Entity, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date; provided, however, that this Section 5.3(c) shall not apply to the IPCB as it relates to the Air Variance for which Section 5.15 shall govern.  The steps involved to achieve the objectives set forth in the preceding sentence shall include, without limitation, (i) defending through litigation on the merits, including appeals, any claim asserted in any court or other proceeding by any party; (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of IPH (including its Subsidiaries) or the Transferred Company (including its Subsidiaries), including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture or disposition of such assets or businesses; (iii) agreeing to any limitation on the conduct of IPH (including its Subsidiaries) and the Transferred Company (including its Subsidiaries); (iv) proposing, negotiating, committing to and effecting the sale or divestiture of the EEI Capital Stock held by Genco; or (v) agreeing to take any other action as may be required by a Governmental Entity in order (A) to obtain all necessary consents, approvals and authorizations as soon as reasonably possible, and in any event before the Outside Date, (B) to avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect in any Action and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or (C) to effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date.  At the request of IPH, Seller shall agree to take, or cause the Transferred Company to take, in Seller’s sole discretion, any action with respect to the Transferred Company, any of their respective Subsidiaries or the EEI Capital Stock in the two preceding sentences; provided that any such action is conditioned upon (and shall not be completed prior to) the consummation of the transactions contemplated by this Agreement.  IPH shall not, and shall cause its Subsidiaries and Affiliates not to, take any action which is intended to, or which would reasonably be expected to, adversely affect the ability of any of the parties to obtain (or cause delay in obtaining) any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement, from performing its covenants and agreements under this Agreement, or from consummating the transactions contemplated by this Agreement.

(d)                                 Further, and without limiting the generality of the rest of this Section 5.3, but subject to IPH’s right to take the lead in obtaining any necessary approvals to consummate the transactions contemplated by this Agreement as contemplated by the penultimate sentence of Section 5.3(b), Seller shall, and shall cause Genco and Medina Valley, to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Put Option Agreement as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all Governmental Entities.

(e)                                  Notwithstanding any provision in this Agreement to the contrary, neither Seller nor Parent shall be required to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Seller or Parent (including their respective Subsidiaries other than, for the avoidance of doubt, IPH (including its Subsidiaries) or the Transferred Company (including its Subsidiaries)).

Section 5.4                                    Interim Operations.

(a)                                 From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as otherwise expressly contemplated by this Agreement (including, for the avoidance of doubt, Exhibit A), required by applicable Law, disclosed in Section 5.4 of the Seller Disclosure Schedule or with respect to the Retained Plants, Retained Plant Assets, Retained Plant Liabilities, Put Assets and Put Liabilities, and except for commercially reasonable actions taken in response to a business emergency or other unforeseen operational matters (but limited to necessary repairs due to breakdown or casualty and in the reasonable judgment of Seller for no longer than is required by any such emergency or unforeseen matter and with prompt notice thereafter to IPH with respect to such actions taken, and in no event later than 48 hours after the taking of such actions),

Seller shall cause AER and each of its Subsidiaries to (1) conduct their respective businesses only in the ordinary course of business consistent with past practice and (2) use reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers, suppliers, Governmental Entities and others having business relationships with them.  Without limiting the generality of the foregoing, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as otherwise expressly contemplated by this Agreement (including, for the avoidance of doubt, Exhibit A), required by applicable Law, disclosed in Section 5.4 of the Seller Disclosure Schedule or with respect to the Retained Plants, Retained Plant Assets, Retained Plant Liabilities, Put Assets and Put Liabilities, without IPH’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Seller shall not in respect of AER and each of its Subsidiaries, and shall cause AER and each of its Subsidiaries not to:

(i)                                     (A) amend or propose to amend their respective certificates of incorporation or by-laws or equivalent organizational documents, (B) split, combine or reclassify their outstanding membership interests or capital stock or (C) repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Transferred Company or its Subsidiaries;

(ii)                                  issue, sell, transfer, pledge, encumber or dispose of, or agree to issue, sell, transfer, pledge, encumber or dispose of, any membership interests or shares of capital stock or any other class of debt or equity securities of the Transferred Company or its Subsidiaries (it being understood that Seller makes no such covenant with respect to any shares of EEI not owned directly or indirectly by the Transferred Company), or any options, warrants or rights of any kind to acquire any membership interests or shares of capital stock or any other class of debt or equity securities of the Transferred Company or its Subsidiaries (it being understood that Seller makes no such covenant with respect to any shares of EEI not owned directly or indirectly by the Transferred Company);

(iii)                               (A) except for Intercompany Accounts to be cancelled or otherwise settled as of the Closing pursuant to Section 5.7, incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Debt, (B) merge or consolidate with any Person or make any material acquisition of any assets, businesses, stock or other properties in excess of $375,000, other than acquisitions of (1) inventory, materials or supplies in the ordinary course of business consistent with past practice or (2) already contracted by Seller, the Transferred Company or any of its Subsidiaries prior to the date of this Agreement, (C) sell, lease, transfer, pledge, dispose of or encumber any assets, rights, securities or businesses, other than sales or dispositions of (1) electricity, obsolete, damaged or broken equipment or other commodities or Derivative Products, in each case, in the ordinary course of business consistent with past practice and subject to the terms of Section 5.4(a)(xiii), (2) already contracted by Seller, the Transferred Company or any of its Subsidiaries prior to the date of this Agreement, or (3) items or materials not exceeding $375,000 in the aggregate, or (D) enter into any binding Contract with respect to the foregoing;

(iv)                              (A) accelerate the receipt of amounts due with respect to any receivables, (B) lengthen the period for payment of accounts payable, or (C) fail to make any payment as it comes due, except in connection with a good faith dispute and, in each case of clauses (A), (B) and (C), other than in the ordinary course of business consistent with past practice to maintain customary levels of working capital for the operation of the business of the Transferred Company and its Subsidiaries;

(v)                                 other than as required by the terms of a Benefit Plan or collective bargaining agreement or pursuant to actions in the ordinary course of business consistent with past practice that apply uniformly to, respectively, Transferred Company Employees and similarly situated other employees of Seller and its Affiliates (without regard to EEI Employees) or EEI Employees and similarly situated other employees of Seller and its Affiliates, not (A) enter into, amend or extend any collective bargaining or other labor agreements (B) enter into or amend any employment, severance or special pay agreement with any Transferred Company Employee or EEI Employee, provided that Seller or its Affiliates may enter into retention agreements (which may include customary severance provisions) for which Seller is solely liable, (C) increase the annual base salary of any Transferred Company Employee or EEI Employee or (D) adopt, enter into, or amend any Transferred Company Benefit Plan or, except as would not materially increase costs to IPH, adopt, enter into or amend, any Seller Benefit Plan in respect of Transferred Company Employees or EEI Employees;

(vi)                              other than in the ordinary course of business, cause the Transferred Company or its Subsidiaries to hire any individual or permit the Transferred Company or its Subsidiaries to terminate the employment of any individual other than for cause;

(vii)                           modify in any material respect the Commodity Risk Policy, the Company Trading Guidelines or any similar policy, other than modifications that are more restrictive to the Transferred Company and its Subsidiaries;

(viii)                        effect or permit a “plant closing,” “mass layoff” or similar event under the Worker Adjustment and Retraining Notification Act or any corresponding state or local Laws (collectively, the “WARN Act”) without (A) the consent of IPH and (B) complying with all provisions of the WARN Act;

(ix)                              make any change in methods, principles or practices of financial accounting in effect, except insofar as may be required by a change in GAAP or Law;

(x)                                 (A) make or change any material Tax election, (B) change an annual accounting period or adopt or change any material accounting method with respect to Taxes, (C) amend any Tax Return, (D) enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Transferred Company or any of its Subsidiaries, (E) surrender any right to claim a refund of a material amount of Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Transferred Company or any of its Subsidiaries, in each case, to the extent such action could reasonably be expected to result in a material increase in the Tax Liabilities of IPH or any of its Affiliates after the Closing;

(xi)                              waive, release, settle or compromise any pending or threatened Action, other than waivers, releases, settlements or compromises of any Action in the ordinary course of business consistent with past practice where the amount paid in such does not exceed $150,000 individually or $1,000,000 in the aggregate and where such waiver, release, settlement or compromise (A) does not impose future restrictions or requirements on the Business or the Transferred Company and its Subsidiaries or any of their respective assets or properties and (B) are paid or otherwise irrevocably satisfied in full prior to Closing (it being understood that this clause (xi) shall not apply with respect to Tax matters, which shall be governed by clause (x));

(xii)                           fail to maintain in full force and effect insurance coverage in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Transferred Company and its Subsidiaries and their assets and properties;

(xiii)                        (A) enter into, assume, amend, modify, terminate (partially or completely) (i) any Material Contract (including any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement) that would be reasonably expected to involve the payment or receipt by AER or one of its Subsidiaries in excess of $1,000,000 for each individual Contract or series of related Contracts (including, for the avoidance of doubt, the Put Option Agreement and the Put Option Asset Purchase Agreement), (ii) Material Contracts with a term in excess of one year and (iii) any other Material Contract other than in the ordinary course of business consistent with past practice and (B) enter into, assume, amend, modify, terminate (partially or completely) (except as such termination is required pursuant to Section 5.8) or waive, or amend rights or obligations under, any Affiliate Contracts or Subsidiary Contracts or any other Contract the existence of which would have been required to be disclosed on Section 3.17(a) of the Seller Disclosure Schedule; provided, further, with respect to both (A) and (B) above, Seller shall not take or forego taking, or permit any of its Affiliates to take or forego taking, any action the effect of which could cause or result in (immediately or with the passage of time) the occurrence of any of the restricted actions specified in (A) or (B) above;

(xiv)                       unless necessary to maintain the specified Minimum Coal Inventory, and notwithstanding clause (xiii) above, enter into any contract for the purchase of coal with a term of greater than 12 months, or amend or modify any existing contract for the purchase of coal to extend the term of such contract for more than 12 months; and

(xv)                          agree or commit to do or engage in any of the foregoing.

For the avoidance of doubt, the parties acknowledge that any hedging activities, including, without limitation, forward-hedging programs and the use of derivative financial instruments such as forward contracts, futures contracts, options contracts and financial swap contracts, by the Transferred Company and its Subsidiaries in accordance with management programs and policies and/or for reducing Seller’s financial obligations with respect to the Post-Closing Credit Support to the extent permitted by Section 5.9(c) of this Agreement shall be considered activities “in the ordinary course of business”; provided that any such programs and policies (including the Commodity Risk Policy and the Company Trading Guidelines) shall have been in effect as of the date of this Agreement and shall have been made available to IPH.

(b)                                 Notwithstanding the above provisions of this Section 5.4, prior to Closing, Seller may, and may cause its Affiliates to, remove all Cash from the Transferred Company or any of its Subsidiaries to Seller or its Subsidiaries, in such manner as Seller shall determine (provided that it does not violate any existing contractual obligations, including the Indenture); provided that (i) Seller may not permit the distribution or dividend of any assets (other than Cash in accordance with this Section 5.4(b)) or properties of the Transferred Company and its Subsidiaries to any of the Transferred Company’s equity holders, (ii) Seller may not remove from the Transferred Company or any of its Subsidiaries any Insurance Proceeds and must leave at the Transferred Company and its Subsidiaries an amount in Cash equal to, and must maintain in segregated accounts for the benefit of the Transferred Company or its applicable Subsidiary, all such Insurance Proceeds, (iii) in addition to any aggregate Cash amount to be transferred to Genco pursuant to Section 5.7, Seller shall cause to be retained at Closing at Genco an aggregate amount of Cash equal to the sum of (w) $70,000,000, (x) the Put Option Down Payment ($100,000,000), (y) the Put Option Additional Purchase Price (in an amount equal to at least $33,000,000) and (z) the amount, if any, by which the Alternative Gas Plant Transaction Consideration exceeds the sum of (A) the Put Option Down Payment and (B) the Put Option Additional Purchase Price (subject to the proviso in the first sentence of Section 5.24(d)) (such sum, the “Genco Retained Cash”), (iv) Seller shall cause to be retained at Closing at AERG an aggregate amount in Cash equal to $7,689,000 (or the gross proceeds of the sales described in item (i) on Section 3.7(a) of the Seller Disclosure Schedule to the extent completed at Closing) (the “AERG Retained Cash”) and (v) Seller shall cause to be retained at Closing at AEM an aggregate amount of Cash equal to $15,000,000 (the “AEM Retained Cash”).  Notwithstanding anything to the contrary herein or elsewhere, but subject to Section 5.9(a), for the avoidance of doubt, Seller shall have the right to any Cash or instrument posted as collateral, which right shall be considered in the Marketing Company Note.

(c)                                  Except as otherwise expressly contemplated by this Agreement or required by applicable Law, during the period from the date of this Agreement to the Closing Date, IPH shall not, and, with respect to clauses (ii) and (iii) shall cause its Affiliates not to, without the prior written consent of Seller, (i), except as set forth on Section 5.4(c) of the IPH Disclosure Schedule, amend, repeal or otherwise modify its certificate of incorporation, bylaws or comparable organizational documents in a manner that would materially and adversely affect the transactions contemplated by this Agreement, (ii) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Closing set forth in Article VIII not being satisfied, or (iii) agree to, or make any commitment to, engage in any of the actions prohibited by this Section 5.4(c).

Section 5.5                                    Consents.  (a) Prior to the Closing, Seller shall, and shall cause the Transferred Company and its Subsidiaries to, use commercially reasonable efforts to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement pursuant to the Material Contracts and (b) prior to and following the Closing, Seller shall use commercially reasonable efforts to obtain any consent required from third parties to effect the assignment of all Affiliate Agency Contracts under which the applicable Affiliate Agent is not a Subsidiary of the Transferred Company to the applicable Principal thereunder, and IPH shall reasonably cooperate in connection with obtaining such consents; provided, however, that in connection with obtaining any such consent, (i) without the prior written consent of IPH, Seller shall not permit the Transferred Company or any of its Subsidiaries to commit to pay to such Person whose consent is being solicited any material amount of cash or other consideration or make any other material commitment or incur any material liability or other material obligation or modify any such Contract in a material manner and (ii) none of Seller or IPH or their respective Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

Section 5.6                                    Public Announcements.  Except as required by Law, each of Seller and IPH will consult with the other and obtain the consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) before issuing any press releases or any public statements with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that, subject to Section 5.2, each party and its Affiliates may make internal announcements regarding this Agreement and the transactions contemplated hereby to their respective directors and officers (including, in the case of IPH, the directors and officers of Parent) and employees without the consent of the other party; and provided, further, that, subject to Section 5.2, the foregoing shall not prohibit either party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

Section 5.7                                    Intercompany Accounts.  Except as otherwise provided in this Section 5.7, on or prior to the Closing Date, Seller shall cause all Intercompany Accounts other than the Surviving Intercompany Accounts (which shall be settled in the manner set forth in the last sentence of this Section 5.7) to be settled or otherwise eliminated in such a manner as Seller shall determine, without any cost (other than any cost resulting from the reduction in the Tax attributes (including asset basis) to the Transferred Company or any of its Subsidiaries pursuant to Treasury Regulation Section 1.1502-36(d)) or other obligation to IPH or the Transferred Company and its Subsidiaries, except as set forth as a Surviving Intercompany Account on Section 5.7 of the Seller Disclosure Schedule.  For the avoidance of doubt, accounts solely between and among any of the Transferred Company and its Subsidiaries shall not be affected by this provision.  Notwithstanding the foregoing, on the Closing Date, (a) Seller shall transfer or cause to be transferred to Genco the full amount of funds due and owing to Genco under the Ameren Money Pool Agreement and (b) Marketing Company shall issue a note to Seller for an amount equal to the sum of all money loaned, or to be loaned, or otherwise provided, or to be provided, by Seller or any of its Affiliates (other than the Transferred Company and its Subsidiaries) to Marketing Company for the purpose of posting cash collateral, which note shall have the terms set forth on Exhibit E (the “Marketing Company Note”).  IPH shall cause all Surviving Intercompany Accounts to be repaid no later than the date on which payments are made pursuant to Section 2.4(f), which may be repaid via offset of any amount due to IPH pursuant to Section 2.4(f).

Section 5.8                                    Termination of Intercompany Arrangements.  Effective at the Closing, all Affiliate Contracts shall be terminated without any costs or other liability or obligation to IPH or the Transferred Company and its Subsidiaries (except as provided for in the penultimate sentence of Section 5.7), except for (a) this Agreement, the Transitional Services Agreement, the Put Option Asset Purchase Agreement, the AERG Contribution Agreement and the Genco Asset Transfer Agreement, and (b) other Contracts listed in Section 5.8 of the Seller Disclosure Schedule, or as reflected on Exhibit A.

Section 5.9                                    Guarantees; Commitments.

(a)                                 Following the Closing until the earlier of (i) the date that is 24 months after the Closing Date and (ii) the date on which, pursuant to the applicable Contract, Credit Support is no longer required to be delivered  (the “Specified Period”), Seller shall (x) maintain in effect without amendment all of its financial obligations in existence as of the Closing under all Credit Support with respect to the Transferred Company and its Subsidiaries (including, for the avoidance of doubt and without limitation, any cash loaned to Marketing Company by Seller or its Affiliates (other than the Transferred Company and its Subsidiaries) to post as collateral) (such financial obligations in existence as of the Closing, the “Specified Financial Obligations”) for the durations contemplated thereby (but in no event beyond the Specified Period) and (y) provide any additional Credit Support that may be contractually required pursuant to any of the Contracts of the Transferred Company or any of its Subsidiaries as of Closing, in the case of each of clauses (x) and (y) in accordance with the terms thereof as in effect as of the Closing and only with respect to the underlying obligations existing as of the Closing (collectively, the “Post-Closing Credit Support”).  For the avoidance of doubt, (i) the Post-Closing Credit Support  shall not be taken into account for purposes of determining the Applicable Amount or the Closing Statement and (ii) nothing in this Section 5.9(a) shall require Seller to extend the term of any Post-Closing Credit Support beyond the date on which such Post-Closing Credit Support would otherwise expire in accordance with the terms thereof.

(b)                                 At and after the Closing, IPH, the Transferred Company and its and their respective Subsidiaries, jointly and severally, shall forever indemnify, defend and hold harmless Seller and any of its Affiliates against any Losses (including out-of-pocket costs or expenses in connection with such Post-Closing Credit Support) that Seller or any of its Affiliates suffers, incurs or is liable for by reason of or arising out of or in consequence of:  (i) Seller or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any Post-Closing Credit Support; (ii) any claim or demand for payment made on Seller or any of its Affiliates with respect to any of the Post-Closing Credit Support; or (iii) any Action, claim or proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Post-Closing Credit Support, in each case other than a Loss (including out-of-pocket costs or expenses in connection with such Post-Closing Credit Support) by reason of or arising out of or in consequence of (x) an action or inaction by Seller or any of its Affiliates prior to Closing that, prior to the Closing, triggered and then results in a right (whether or not exercised prior to Closing) by a counterparty to any Credit Support to demand Seller or any of its Affiliates issue, make payment under, be required to pay or reimburse such counterparty for any amounts owed under such Credit Support, (y) the breach by Seller of this Section 5.9 or (z) any event of default or other termination event occurring following the Closing with respect to any member of the Seller Group that results in a right by a counterparty to any Credit Support to demand Seller or any of its Affiliates issue, make payment under, be required to pay or reimburse such counterparty for any amounts owed under such Credit Support.  Except as contemplated by Section 5.9(a), at the Closing and continuing thereafter, none of IPH or its Affiliates shall enter into any transactions, trades, confirmations or other agreements or arrangements pursuant to which any payment, reimbursement or other obligation would be required under any Post-Closing Credit Support or otherwise be an obligation of Seller or its Affiliates.

(c)                                  Further, and without limiting the indemnification obligations of IPH, the Transferred Company and its and their respective Subsidiaries pursuant to Section 5.9(b), in exchange for (i) Seller agreeing to provide value to the Transferred Company or one of its Subsidiaries, as applicable, through the Post-Closing Credit Support provided for under Section 5.9(a), and (ii) the promises of, and other good and valuable consideration provided by, Seller, in each case as set forth herein and in connection herewith, IPH shall cause each of New AERG and Genco to provide a guaranty, in each case, substantially in the form of Exhibit F (the “New AERG Guaranty” and the “Genco Guaranty”, respectively) and guarantying  (A) the repayment of any amounts owed by IPH, the Transferred Company or any of  their respective Subsidiaries pursuant to Section 5.9(b) and (B) any indemnification obligations of IPH pursuant to Section 7.2(a)(y) or 10.2(a)(iv) ((A) and (B) collectively “Indemnification Payments”); it being understood that the Genco Guaranty will only guarantee such Indemnification Payments to the extent not prohibited by the Indenture as in effect as of the date hereof.  The Genco Guaranty shall be secured by a first-priority perfected security interest (subject to Permitted Liens) in the assets listed in Section 5.9(c)(i) of the Seller Disclosure Schedule only to the extent: (1) permitted by applicable Law and existing contractual obligations of the Transferred Company, its Subsidiaries or their respective assets and (2) the granting of such security interest in Genco’s assets would not require the grant of any security interest in such assets by Genco to any person (other than Seller) pursuant to any existing contractual obligation of Genco.  The AERG Guaranty shall be secured by a first-priority perfected security interest (subject to Permitted Liens and only to the extent permitted by applicable Law and existing contractual obligations of the Transferred Company, its Subsidiaries or their respective assets) in the assets listed in Section 5.9(c)(ii) of the Seller Disclosure Schedule (such first-priority perfected security interests securing the Genco Guaranty and the AERG Guaranty, collectively, the “Security Interests”).  Such Security Interests shall remain in place until the later of (x) the end of the Specified Period and (y) the date on which Seller or its Affiliates have been released from all Post-Closing Credit Support (such date, the “Release

Date”); provided, however, that (I) in the event a written notice(s) of a claim(s) related to  an Indemnification Payment has been given in accordance with Section 10.4(a) of this Agreement prior to the expiration of the Specified Period and such claim(s) has not been finally resolved prior to the Release Date, the Release Date automatically shall, solely with respect to the Indemnification Payment stated in such notice(s), be extended until such claim(s) is finally resolved or such Security Interest has been replaced by other credit support in a form reasonably acceptable to Seller, or (II) if the Transferred Company and/or any of its Subsidiaries file a petition for relief in a voluntary case, or a court enters an order for relief in an involuntary case, under the Bankruptcy Code on or prior to the Release Date (after taking into account any extension thereof pursuant to subclause I), the Release Date shall automatically extend until the earlier of (A) the entry of an Order granting relief under Section 362(d) of the Bankruptcy Code permitting Seller to foreclose on the assets subject to the Security Interests in respect of any amount owed to Seller or any of its Subsidiaries under any then-remaining Post-Closing Credit Support and (B) the release or discharge of the Security Interests pursuant to a final, non-appealable order of a court of competent jurisdiction closing the related bankruptcy case.  Recourse to the Security Interests and claims against the Transferred Company or one of its Subsidiaries, as applicable, shall be limited to an amount equal to any Indemnification Payments for which Seller has not been repaid (including repayment pursuant to Section 5.9(b)) less any actual amounts previously offset under the Seller Offset Right.  Seller agrees not to enforce any remedy in respect of the Security Interests until 10 Business Days have elapsed after a request by Seller, which has not been met, that any Indemnification Payments actually made be reimbursed to Seller.  Subject to the foregoing limitations, in the event that Seller has a valid claim against IPH, the Transferred Company or one of its Subsidiaries, as applicable, in respect of a an Indemnification Payment, IPH shall make, or cause to be made, such payment promptly (and in any event no later than 10 Business Days following a request by Seller for payment); provided that, in the event IPH fails to make such payment within such 10-day period, Seller may, in its sole discretion and in addition to, and in no way in limitation of, its other rights and remedies herein, under applicable Law or contract, offset any payment obligation of Ameren Illinois Company, an Illinois corporation and wholly owned Subsidiary of Seller (“AIC”), to the Transferred Company against any amount owed to Seller under this Section 5.9 until such time as Seller or AIC has offset an aggregate amount of $35,000,000 (the “Seller Offset Right”) (and IPH hereby agrees, promptly following Closing, at the request of Seller, to cause the Transferred Company and Marketing Company to enter into a cross-affiliate set-off agreement with Seller and AIC giving effect to such arrangement in a form reasonably acceptable to each of Seller and IPH).  Notwithstanding anything in this Agreement to the contrary, Seller may not offset any payment obligation of AIC to the extent that such payment obligation is for the benefit of Genco or any Subsidiary of Genco (regardless of the identity of the payee of such payment obligation).  Notwithstanding anything in this Agreement to the contrary, Seller may not offset any payment obligation of AIC to the extent that such payment obligation is for the benefit of Genco or any Subsidiary of Genco (regardless of the identity of the payee of such payment obligation).

(d)                                 IPH shall at its sole expense use its commercially reasonable best efforts (and shall reasonably cooperate with Seller’s efforts) to cause IPH or the Transferred Company or its or their respective Subsidiaries to be substituted in all respects for Seller and its Affiliates, and for Seller and its Affiliates to be released, effective  as soon as possible after the Specified Period with respect to the Post-Closing Credit Support, in respect of all obligations of Seller and any of its Affiliates under the Post-Closing Credit Support.  In furtherance and not in limitation of the preceding sentence, (i) at Seller’s request IPH will use its commercially reasonable best efforts to, and will cause its Affiliates (including the Transferred Company or its Subsidiaries) to use their commercially reasonable best efforts to, assign or cause to be assigned, effective as of the end of the Specified Period, any agreement underlying any Post-Closing Credit Support to IPH or a Subsidiary of IPH to give effect to the provisions of the preceding sentence and (ii) at Seller’s request, IPH will offer (and provide, if accepted) a sufficient amount of letters of credit from financial institutions reasonably acceptable to Seller to the counterparties or other related parties with respect to the Post-Closing Credit Support (not released prior to the end of the Specified Period to enable Seller and its Affiliates to terminate such Post-Closing Credit Support without liability or otherwise be released or replaced in connection therewith.  For any Post-Closing Credit Support for which IPH or the Transferred Company or its or their respective Subsidiaries, as applicable, is not substituted in all respects for Seller and its Affiliates (and for which Seller and its Affiliates are not released) effective as of the end of the Specified Period, IPH shall continue to use its commercially reasonable best efforts and shall cause the Transferred Company and its Subsidiaries to use their commercially reasonable best efforts to effect such substitution and release as soon as possible after the end of the Specified Period.

(e)                                  Subject to Section 5.9(a), from the date of this Agreement through Closing, Seller shall have the right to eliminate, terminate or set off (i) any of the Specified Financial Obligations and/or Credit Support (and/or the underlying physical and/or financial commodity products that are covered by such Credit Support at commercially reasonable market values) for calendar year 2016 or beyond; provided that IPH receives the positive fair market value of the positions held by the Transferred Company or any of its Subsidiaries as measured by a non-Affiliate counterparty pursuant to the terms of the underlying Contract (as such terms are in effect as of the date of this Agreement) in aggregate for such termination or set off and neither IPH,  the Transferred Company nor any Subsidiary of the Transferred Company has an obligation to pay a positive net amount to counterparties to such Credit Support in connection with such termination or set off; (ii) any Credit Support related to Contracts for physical and/or financial commodity products that does not have any Specified Financial Obligations outstanding thereunder and (iii) any other Credit Support as long as such elimination, termination or set off does not cause, result in, or permit, with the giving of notice, the passage of time, or both during the Specified Period, the termination, amendment or other effect on any Specified Financial Obligations, provided however that Seller may not for the Specified Period eliminate Credit Support related to Contracts whose pricing is cost-based on Plant related costs or any capacity Contracts in existence at Closing.  Notwithstanding the foregoing, until the end of the Specified Period, Seller shall not eliminate or terminate or set off any of the Specified Financial Obligations under any Credit Support for calendar year 2014 or calendar year 2015 (or the underlying physical and/or financial commodity products that are covered by such Credit Support); provided, however, that Seller may eliminate, terminate or set off any such Credit Support but solely to the extent such termination, elimination or set off does not terminate, amend or otherwise have any effect whatsoever on the Specified Financial Obligations.

(f)                                   During the Specified Period, promptly upon the request of IPH, the Transferred Company or any of its and their respective Subsidiaries, Seller shall provide such requesting Person the financial information relating to Seller or any Affiliate of Seller required by the terms of the Contracts subject to Post-Closing Credit Support.

Section 5.10                             Insurance.

(a)                                 From and after the Closing Date, the Transferred Company and its Subsidiaries shall cease to be insured by Seller or its Affiliates’ (other than the Transferred Company’s or its Subsidiaries’) insurance policies or by any of their self-insured programs, and shall have no access to any such insurance policies except as set forth in this Section 5.10.

(b)                                 If, between the date of this Agreement and the Closing Date, there shall occur any physical damage to or destruction of any of the assets of the Transferred Company and its Subsidiaries (a “Casualty Loss”), then (i) if such Casualty Loss exceeds the deductible for any applicable casualty insurance, Seller shall promptly give notice to IPH thereof and of Seller’s estimate of the amount of insurance payable to Seller or its Affiliates in respect thereof, and (ii) Seller shall, and shall cause its Affiliates to, use all reasonable best efforts to collect amounts due (if any) under available insurance policies or programs in respect of any Casualty Loss of the Transferred Company or its Subsidiaries (any such amounts collected, “Insurance Proceeds”) and shall cause any such Insurance Proceeds to be contributed to the Transferred Company or its applicable Subsidiary that has suffered such Casualty Loss which may be used to repair or replace the Casualty Loss.

(c)                                  Without limiting the rights of IPH and the IPH Indemnified Parties set forth elsewhere in this Agreement, after the Closing, Seller shall, and shall cause its Subsidiaries to, cooperate and use commercially reasonable efforts to permit IPH, the Transferred Company and any of their respective Subsidiaries to submit, pursue claims and recover proceeds relating to pre-Closing occurrences (whether or not known as of the Closing) under any of the occurrence-based policies issued at any time prior to the Closing under which the Business, the Transferred Company, any of its Subsidiaries or their respective assets were insured and Seller shall not, and shall not permit any of its Subsidiaries to release, commute, buy-back or otherwise eliminate coverage available to the Business, the Transferred Company, any of its Subsidiaries or their respective assets under any such policy.  IPH and its Affiliates shall be responsible for any insurance deductible and/or self-insured portion of any claims arising from pre-Closing occurrences.

(d)                                Seller shall maintain in effect for not less than six years after the Closing, by prepaid run-off or “tail coverage” endorsement, the coverage provided by directors’ and officers’ liability, the coverage currently provided for the Transferred Company for employment practices liability, and the fiduciary liability coverage currently provided for the Transferred Company’s plans under which the Transferred Company and its Subsidiaries are insured as of the Closing; provided that Seller may substitute prepaid policies of at least the same coverage containing terms and conditions that are no less advantageous to the Transferred Company and its Subsidiaries so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

Section 5.11                             Litigation Support.  In the event and for so long as either party is prosecuting, contesting or defending any legal proceeding, Action, investigation, charge, claim, or demand by a third party in connection with (a) any transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Transferred Company or its Subsidiaries, the other party shall, and shall cause its Subsidiaries and controlled Affiliates (and its and their officers and employees) to, use commercially reasonable best efforts to cooperate in such prosecution, contest or defenses, including, without limitation, making available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor pursuant to Article X).

Section 5.12                             Ancillary Agreements.  At or prior to Closing, Seller, IPH and the Transferred Company, as applicable, shall execute and deliver the Transitional Services Agreement in the form set forth in Exhibit B.  In addition to, and in no way in limitation of the foregoing, (i) no later than 60 days after the date of this Agreement, Seller shall notify IPH in writing if the provision of any Service (as such term is defined in the Transitional Services Agreement and to which the parties agreed would be provided as of the date of this Agreement) that may be limited by third-party licenses relating to systems and processes to IPH pursuant to the Transitional Services Agreement will require the use of independent systems or the acquisition of a license in the name of IPH and (ii) after the date of this Agreement and prior to the Closing, upon mutual written consent, the parties may revise Exhibit A to the Transitional Services Agreement in order to add additional Services that have been historically provided. Simultaneously with the execution of this Agreement, IPH shall execute and deliver an addendum to the Common Interest, Confidentiality and Joint Defense Agreement to join as a party thereto.  Immediately following the Pre-Closing Reorganization, Seller shall cause New AER to execute and deliver an addendum to the Common Interest, Confidentiality and Joint Defense Agreement to join as a party thereto.

Section 5.13                             Use of Name/IP.

(a)                                 As soon as reasonably practicable following the Closing and, in any event, within 90 days thereafter with respect to clauses (a), (b) and (d) of this Section 5.13 or within 180 days thereafter with respect to clause (c) (or earlier if required by FERC or another Governmental Entity), IPH shall (a) cause all of the organizational documents of the Transferred Company and its Subsidiaries to be amended to eliminate the words “Ameren,” “AmerenEnergy,” and “Ameren Energy” and any word or expression confusingly similar thereto or constituting an abbreviation thereof from the names of such entities; (b) cause such amendments to the organizational documents of each of the Transferred Company and its Subsidiaries to be filed, as appropriate or necessary, with all Governmental Entities to reflect the elimination of such words and the change of such names; (c) cause the removal of all trademarks, trade names, logos and symbols related to Seller from all assets of the Business that are readily visible to, and readily accessible by, the general public (including all signs that are readily visible to, and readily accessible by, the general public) (it being understood and agreed that, with respect to such items or signs that are not so visible or accessible, IPH shall use commercially reasonable efforts to effect such removal within 365 days following the Closing); and (d) take all other actions necessary to accomplish the foregoing matters, including, without limitation, any notifications, filings or other actions required by FERC or any other Governmental Entity; provided, however, that nothing in this Section 5.9 shall affect the right of IPH, the Transferred Company or any of its or their respective Subsidiaries from using the name or mark “Homefield Energy.”

(b)                                 Prior to the Closing, Seller shall transfer, or shall cause an Affiliate to transfer, all right, title and interest, and all good will therein, to the assets set forth on Section 5.13(b) of the Seller Disclosure Schedule to the Transferred Company or one of its Subsidiaries and provide documentation thereof that is reasonably satisfactory to IPH.  In addition to, and not in limitation of this Section 5.13(b), Seller shall not take any action to withdraw or materially amend the application for the assets listed on Section 5.13(b) of the Seller Disclosure Schedule.

Section 5.14                             Financing; SEC Reporting Obligations.

(a)                                Seller shall, and shall (prior to the Closing Date) cause AER and, as applicable New AER, and in each case, its respective Subsidiaries (collectively, with AER or New AER, as applicable, the “AER Parties”):

(i)                                     to provide Parent with cooperation that is reasonably requested by Parent and reasonably necessary in order for Parent to complete the Debt Financing and that is customary in connection with a financing comparable to such Debt Financing, including without limitation using commercially reasonable efforts:  (A) to assist with the preparation of customary materials for offering documents, confidential information memoranda, private placement memoranda, registration statements, prospectuses, road show presentations, lender presentations and similar documents reasonably necessary or advisable in connection with such Debt Financing (including reasonable assistance in the preparation of the Required Financial Information and all other information regarding the AER Parties reasonably required for Parent to prepare pro forma financial statements, financial data, audit reports and other information regarding the AER Parties, as applicable, of the type required by and in compliance with

Regulation S-X (other than Rule 3-10 of Regulation S-X) and Regulation S-K promulgated under the Securities Act and related forms for a registered public offering of debt securities, and of type and form customarily included in private placements of debt securities under Rule 144A (subject to customary exceptions), to consummate the offering(s) or borrowings contemplated by the Debt Financing) (such information and data including the Required Financial Information required to be delivered pursuant to this clause (A) shall be referred to as the “Debt Financing Required Information”), (B) to cause appropriate officers and employees of Seller and its Subsidiaries, on a customary basis and on reasonable advance notice, to participate in (and assist with the preparation of materials relating to) a reasonable number of meetings, presentations (other than road shows), due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing and (C) to cause the AER Parties’ independent auditors to provide, consistent with customary practice, (w) consent to SEC filings and offering memoranda that include or incorporate the Required Financial Information of the AER Parties and their reports thereon, in each case, to the extent such consent is required in order to consummate the Debt Financing, (x) customary auditors reports and customary comfort letters (including “negative assurance” comfort) with respect to such Debt Financing Required Information, (y) reasonable assistance in the preparation of pro forma financial statements by Parent in connection with the Debt Financing and (z) reasonable assistance and cooperation to Parent, including, without limitation, attending due diligence sessions in connection with the Debt Financing;

(ii)                                  solely to the extent relating to the SEC Reporting Required Information (as defined below),to provide Parent with cooperation that is reasonably requested by Parent and reasonably necessary in order for Parent to comply with its reporting obligations under the Exchange Act and its obligations under the Securities Act, including, but not limited to, its obligation to maintain the effectiveness of its shelf registration statement on Form S-1, including using commercially reasonable efforts (A) to assist in the preparation of true and complete copies of Required Financial Information and other information relating to the AER Parties for periods prior to the Closing Date reasonably requested by Parent to comply with its obligations set forth in this subsection (ii) (such other information together with the Required Financial Information shall be referred to as the “SEC Reporting Required Information” and together with the Debt Financing Required Information, the “Required Information”) and (B) to cause the AER Parties’ independent auditors to provide (solely with respect to Required Financial Information and reports relating to periods prior to the Closing Date), consistent with customary practice, (I) consent to SEC filings that include or incorporate the Required Financial Information of the AER Parties and their reports thereon, in each case, and to the extent such consent is required, and (II) customary auditors reports and, as applicable, customary comfort letters (including “negative assurance” comfort); and

(iii)                               to use commercially reasonable efforts (A) (I) prior to the Closing,  to ensure Genco’s timely compliance with its reporting obligations under the Exchange Act, including, but not limited to, using commercially reasonable efforts to furnish to Parent true and complete copies of financial statements and other information reasonably requested by Parent to comply with the obligations set forth in this subsection (iii)(A)(I), and (II) following the Closing, to use commercially reasonable efforts to assist in the preparation of true and complete copies of the financial statements and other information relating to Genco for periods prior to the Closing Date to the extent requested by Parent in order for Genco to comply with its reporting obligations under the Exchange Act, (B) to cause the AER Parties’ independent auditors to provide (solely with respect to financial information and reports relating to periods prior to the Closing Date), consistent with customary practice, (I) consent to SEC filings that include or incorporate the financial statements of Genco and its reports thereon to the extent such consent is required, and (II) customary auditors reports and customary comfort letters (including “negative assurance” comfort) and (C) to cause appropriate officers and employees of Seller and its Subsidiaries, on a customary basis and on reasonable advance notice, to assist in the foregoing, in each case to the extent required in order to satisfy Genco’s Exchange Act reporting obligations;

(b)                                 Seller shall use commercially reasonable efforts (A) to ensure that the Required Information and the financial statements described in Section 5.14(a)(iii), as and from the date delivered to the Closing Date, remain Compliant and (B) to notify IPH as soon as practicable, and supplement the Required Information as soon as practicable after such notification, to the extent that any such Required Information, to the knowledge of the Seller and the AER Parties, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading.  In addition, Seller shall use commercially reasonable efforts to deliver to the Parent (x) by May 6, 2013, the Required Financial Information described in clause (a) of the definition thereof and (y) by May 8, 2013, the Required Financial Information described in clause (b) of the definition thereof.  From and after the Closing (but solely with respect to financial information and reports described in clauses (a)(ii) and (iii) relating to periods prior to the Closing Date), Seller shall cooperate with IPH as reasonably requested in connection with this Section 5.14(a)(ii) and (iii) by providing and delivering customary and usual management representation letters to the independent auditors of IPH or its Affiliates. IPH  acknowledges and agrees that (i) the obtaining of the Debt Financing is not a condition to the Closing, and (ii) that none of IPH’s respective obligations under this Agreement are conditioned in any manner upon Parent or any of its Subsidiaries obtaining any financing in respect of the transactions contemplated hereby.  Parent may, to most effectively access the financing markets and for purposes of maintaining compliance with its reporting obligations under the Exchange Act and its obligations under the Securities Act, require the cooperation of Seller and its Subsidiaries under this Section 5.14 at any time and from time to time, and Seller shall use commercially reasonable efforts to assist in the preparation of, and shall, prior to the Closing Date, cause the AER Parties to use commercially reasonable efforts to assist in the preparation of, the information set forth in the definition of “Required Financial Information” as promptly as is reasonably practicable following the conclusion of the applicable reporting period.

(c)                                  Notwithstanding anything contained herein or otherwise, nothing contained in this Section 5.14 shall require any such cooperation to the extent it would unreasonably disrupt the conduct of Seller and its Subsidiaries’ respective businesses.  IPH shall indemnify and hold harmless each of Seller and its Subsidiaries and their respective representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 5.14 , in each case other than (i) with respect to any information provided by or on behalf of Seller or any of its Subsidiaries pursuant to this Section 5.14 or (ii) to the extent any of such losses arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Seller or any of its Subsidiaries and their respective representatives.  IPH shall, promptly upon request of Seller, reimburse Seller and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by Seller and its Subsidiaries (including those of their respective representatives) in connection with the cooperation required by this Section 5.14.

Section 5.15                             Air Variance.  Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, to file and prepare, or cause to be filed and prepared, all documents and to do, or cause to be done, all things necessary and proper to petition and obtain the IPCB Approval (including, for the avoidance of doubt, agreeing to the terms of the IPCB Approval, provided such terms are identical in all material respects as the terms set forth in the Air Variance as of the date of this Agreement as such terms apply to the Plants and no new material terms are imposed upon the Transferred Company or any of its Subsidiaries).  From and after the Closing, all obligations in the Air Variance with respect to any Retained Plant shall remain the sole responsibility of Seller, and all obligations in the Air Variance with respect to the Transferred Companies, any of its Subsidiaries and the Plants will be the sole responsibility of IPH. From and after the Closing, Seller shall take no action and ensure that none of its Affiliates or any other Person acting on behalf of Seller or any of its Affiliates takes any action with respect to the Retained Plants that would be inconsistent with or in violation of the Air Variance.  The parties agree that, within 45 days of the date of this Agreement, they shall file a joint petition, or such other filing as they deem appropriate, to the IPCB seeking the IPCB Approval, unless the parties mutually agree that such filing should be made at a later date.

Section 5.16                                  Bifurcation of Certain Contracts.

(a)                                 The parties will use their commercially reasonable efforts to replace the agreements listed on Section 5.16 of the Seller Disclosure Schedule entered into jointly by, or for the benefit of, Seller or one of its Affiliates (other than the Transferred Company and its Subsidiaries), on the one hand, and the Transferred Company and its Subsidiaries, on the other hand (collectively, the “Existing Joint Contracts”) with new contracts pursuant to which each of Seller or its Affiliates (other than the Transferred Company and its Subsidiaries), on the one hand, and the Transferred Company and its Subsidiaries (it being understood that, to the extent requested by IPH, the parties shall use commercially reasonable efforts to ensure that each Subsidiary of the Transferred Company shall enter into a separate new contract), on the other hand, will have separate agreements with the relevant third party, which in any event shall provide that any obligations of the Transferred Company and its Subsidiaries shall be on a several and not joint basis (the “Replacement Contracts”).  With respect to each Existing Joint Contract, the Replacement Contracts entered into in replacement thereof will provide in the aggregate for the same terms in all material respects with respect to each entity as provided in such Existing Joint Contract.  Notwithstanding the previous two sentences or anything else to the contrary contained in this Agreement, in connection with entering into any Replacement Contract (i) Seller shall be obligated to fulfill its obligations under Section 5.14 and (ii) in no event shall IPH or any of its Affiliates (including the Transferred Company and its Subsidiaries following the Closing) be required to pay or commit to pay to any counterparty to an Existing Joint Contract any cash or other consideration, make any commitment or incur any liability or release any claim or waive any right, or post any cash, letter of credit or other form of collateral, in excess of the express obligations of AER or any of its Subsidiaries in existence as of the date of this Agreement.

(b)                                 If, notwithstanding the commercially reasonable efforts of the parties as required by Section 5.16(a), a Replacement Contract has not been entered into by the Closing, the relevant Existing Joint Contract will remain in place and IPH and Seller shall, if possible, use their respective commercially reasonable efforts to cause the parties to such Existing Joint Contract to enter into agreements among themselves (it being understood that IPH may elect to have each applicable Subsidiary of the Transferred Company enter into a separate agreement) (each, an “Allocation Agreement”) providing for the individual obligations of each of Seller and its Affiliates consistent with past practice with respect to such Existing Joint Contract.  Each of the Allocation Agreements will provide that each of the parties thereto will indemnify the others for all losses or expenses arising from any failure of the indemnifying party to satisfy its obligations under the applicable Existing Joint Contract, as such obligations are severally but not jointly allocated pursuant to each Allocation Agreement.

Section 5.17                             Other Regulatory Filings and Related Matters.  In addition to, and not in limitation of, Section 5.3, the parties agree to the following:

(a)                                 each of the parties shall cooperate in all respects with the other in connection with the transfer from Seller to IPH, by filing with FERC pursuant to Section 205 of the FPA, as required, all agreements (i) necessary for the continued operation of the generating units of the Business at and following the Closing and (ii) listed on Section 5.17 of the Seller Disclosure Schedule, such that the transfer of such agreements shall become effective as of the Closing if required under the FPA and/or FERC regulations.  Notwithstanding the foregoing, IPH shall be solely responsible for ensuring that the public utility Subsidiaries of the Transferred Company have the requisite market-based rate authority to operate and sell output from the generating assets of the Business following the Closing, including, without limitation, obtaining or maintaining market-based rate authority or filing any necessary change-in-status notification with FERC; and

(b)                                 each of the parties shall cooperate in all respects with the other in connection with applying for FCC consent prior to the assignment of the private land mobile, microwave or maritime licenses associated with the Business (or application for replacement permits) or the transfer of control of the Transferred Company from Seller to IPH, by filing with the FCC pursuant to Section 310(d) of the Communications Act, 47 U.S.C. Sec. 310(d), as required, all applications for such prior FCC consent (i) necessary for the continued operation of the private land mobile, microwave or maritime radio units of the Business at and following the Closing and (ii) listed on Section 5.17(b) of the Seller Disclosure Schedule, such that the assignment of such FCC licenses or transfer of control of such FCC licensees shall become effective as of the Closing.  Subject to the receipt of the foregoing consents, as of the Closing, Seller shall assign (or cause to be assigned) the FCC licenses listed in part (i) of Section 5.17(b) of the Seller Disclosure Schedule from the applicable Affiliate of Seller to IPH, the Transferred Company or any of its Subsidiaries (as designated by IPH prior to the Closing), free and clear of all Liens.  Notwithstanding the foregoing, IPH shall be solely responsible for payment of the FCC application filing fees.  Prior to the Closing, IPH and Seller shall enter into one or more easement agreements (or similar agreements) to be effective from and after the Closing to enable Seller’s Affiliates or Subsidiaries (other than the Transferred Company and its Subsidiaries) to continue to use and reasonably access communications equipment owned by such Affiliates or Subsidiaries on the site of locations owned by the Transferred Company or its Subsidiaries, such access not to materially interfere with IPH’s operations.

Section 5.18                             No-Shop; Other Confidentiality Agreements.

(a)                                 From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall cause the Transferred Company, their respective Subsidiaries and Affiliates and their respective agents, officers, directors, employees, agents, representatives not to, directly or indirectly, solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate the submission of any inquiries, proposals or offers from any Person relating to, and will not participate in any negotiations regarding, or furnish to any Person any information with respect to, any purchase, transfer or other disposition of all or any part of the Interests, any merger, consolidation, business combination, acquisition, recapitalization, liquidation, dissolution, or similar transaction involving the Transferred Company or any of its Subsidiaries, or the sale of all or any part of the assets of the Transferred Company or any of its Subsidiaries (other than assets sold in the ordinary course of business).

(b)                                 As promptly as practicable following the Closing, Seller shall use commercially reasonable efforts to cause all Persons who have been furnished confidential information regarding the Business in connection with the solicitation of or discussions regarding a potential sale of the Business within the 18 months prior to the date of this Agreement to return or destroy such information.

Section 5.19                             Non-Solicitation of Employees.

(a)                                 IPH covenants and agrees that for a period of 12 months following the Closing, neither it nor any of its Affiliates (including, without limitation, the Transferred Company) will, directly or indirectly, without the prior written consent of Seller, (i) solicit, recruit or employ any employee, officer, director or agent, other than the Transferred Company Employees or EEI Employees, of Seller or its Affiliates or (ii) induce or otherwise counsel, advise or encourage any employee, officer, director or agent, other than the Transferred Company Employees or EEI Employees or any consultant or independent contractor, of Seller or its Affiliates to leave the employment of Seller and its Affiliates; provided that this Section 5.19 shall not preclude the hiring of any employee who (x) responds to any generalized solicitation through the use of professional firms or public advertisement placed by IPH (or its applicable Affiliates) or (y) has been terminated by Seller or its Affiliates at least six months prior to the commencement of employment discussions between IPH (or its applicable Affiliates) and such employee.

(b)                                 Seller covenants and agrees that for a period of 12 months following the Closing, neither it nor any of its Affiliates will, directly or indirectly, without the prior written consent of IPH, (i) solicit, recruit or employ any employee, officer, director or agent of IPH or its Affiliates (including Transferred Company Employees or EEI Employees) or (ii) induce or otherwise counsel, advise or encourage any employee, officer, director or agent, or any consultant or independent contractor, of IPH or its Affiliates (including Transferred Company Employees or EEI Employees) to leave the employment of IPH and its Affiliates; provided that this Section 5.19 shall not preclude the hiring of any employee who (x) responds to any generalized solicitation through the use of professional firms or public advertisement placed by Seller (or its applicable Affiliates) or (y) has been terminated by IPH or its Affiliates at least six months prior to the commencement of employment discussions between Seller (or its applicable Affiliates) and such employee.

Section 5.20                             Coal Transportation Claim.  Prior to or at Closing, Seller shall cause the Transferred Company and its Subsidiaries to transfer to an Affiliate of Seller (other than the Transferred Company or any of its Subsidiaries) the Coal Transportation Claim; provided that, if the Coal Transportation Claim cannot be transferred, then except as not prohibited by Law, Seller shall be subrogated to all rights of Purchaser to pursue any potential Actions related to coal transportation charges incurred by the Business prior to the Closing Date and to control of any Claim, all at Seller’s expense.  Following the Closing, IPH agrees, at Seller’s reasonable request and expense, to provide reasonable cooperation in connection with the Coal Transportation Claim.  Seller shall have no obligation to pay, or cause the Transferred Company and its Subsidiaries to pay, to IPH any proceeds received by Seller, the Transferred Company or its Subsidiaries in respect of the Coal Transportation Claim prior to the Closing.  In the event that the Transferred Company or any of its Subsidiaries is paid any proceeds in respect of the Coal Transportation Claim following the Closing, IPH shall cause such proceeds to be remitted promptly to Seller.  “Coal Transportation Claim” shall mean the following Action:  In re Rail Freight Fuel Surcharge Antitrust Litigation MDL 1869.

Section 5.21                             Books and Records; Bank Accounts; Resignations.

(a)                                 Seller shall take appropriate actions to ensure that all books and records (including all Contracts and any and all title, Tax, NERC (including regional entities thereof) compliance, financial and technical, engineering, environmental, health and safety records and information) of or pertaining to the Transferred Company and its Subsidiaries in Sellers’ or any of its Affiliates’ (other than the Transferred Company and its Subsidiaries) possession are delivered to IPH or the Transferred Company at or prior to the Closing, other than (i) books and records that Seller or any of its Subsidiaries is required by Law to retain, in which case copies shall be provided to IPH; or (ii) personnel and employment records for employees and former employees of Seller or any of its Subsidiaries who are not Transferred Company Employees or EEI Employees (or former EEI Employees); provided that Seller and its Subsidiaries shall have the right to retain a copy of all such books and records to the extent reasonably necessary for, and for use in connection with, Tax, regulatory, litigation or other legitimate, non-competitive purposes.

(b)                                 Prior to or at the Closing, except to the extent IPH shall otherwise direct Seller in writing, Seller shall deliver to IPH copies of effective revocations of all prior authorizations of any employee of Seller or its Affiliates to sign checks, and deal with bank or investment accounts of, or with respect to, the Transferred Company or its Subsidiaries.  If cash generated by the Transferred Company or its Subsidiaries is deposited to any account of Seller or its Affiliates after the Closing, Seller shall forward such cash as promptly as practicable to appropriate accounts of the Transferred Company or its Subsidiaries designated in writing by IPH prior to the Closing.  Without limiting the generality of the foregoing, after the Closing, the Transferred Company and its Subsidiaries shall not participate in any cash management, cash sweep or money pool arrangements with respect to Seller and/or its Affiliates.  Seller shall as promptly as practicable forward any cash of the Transferred Company or its Subsidiaries that is nonetheless deposited to any such arrangements to appropriate accounts of the Transferred Company or its Subsidiaries designated in writing by IPH prior to the Closing.

(c)                                  Prior to or at the Closing, Seller shall obtain resignation letters, to be effective as of the Closing, (i) from each of the officers of the Transferred Company or any of its Subsidiaries who are employees of Seller and will not be Transferred Company Employees or EEI Employees and (ii) each of the directors and/or managers of the Transferred Company or any of its Subsidiaries.

Section 5.22                             Title and Title Affidavits.  Prior to or at the Closing, Seller shall deliver to IPH, to permit IPH, at its sole discretion, to obtain date downs or updated title reports, commitments or endorsements prior to Closing, copies of all title insurance policies, searches, reports, commitments in its possession or control and, at IPH’s written request, use commercially reasonable efforts to cause any issuer of title insurance in favor of a Transferred Company or any of its Subsidiaries to deliver to IPH, copies of all title insurance policies or commitments and, to the extent available, copies of documents evidencing the exceptions to such title insurance policy or commitment.  In connection with any title insurance policies that IPH may obtain in connection with the Closing, Seller shall, and shall cause the Transferred Company and its Subsidiaries to, cooperate in such process, including by the Seller executing a non-imputation affidavit necessary to issue a non-imputation endorsement in favor of such title insurance company in substantially the form set forth on Section 5.22 of the Seller Disclosure Schedule, and by the Transferred Company or its Subsidiaries executing customary title affidavits and/or certificates in the favor of such title insurance company reasonably required by the title insurance company including, without limitation, any non-imputation affidavit necessary to issue a non-imputation endorsement.  Each of Seller and IPH acknowledges that neither the granting of such title affidavits or certificates provided by Seller, Transferred Company or a Subsidiary in favor of the title insurance company nor this Section 5.22 shall constitute an amendment of the representations, warranties, indemnities or obligations (including in respect of caps, baskets and survival periods) of Seller, the Transferred Company or its Subsidiaries to Purchaser as expressly provided in this Agreement

Section 5.23                             Pre-Closing Reorganization.  Prior to the Closing Date, Seller shall effect (or cause to be effected) the Pre-Closing Reorganization in accordance with steps 1 through 4 set forth on Exhibit A.

Section 5.24                             Put Option Agreement; Alternative Transaction.

(a)                                 From and after the date hereof, Seller shall cause each of Genco and Medina Valley to fulfill and comply with all of its respective obligations under the Put Option Agreement and Put Option Asset Purchase Agreement, including payment by Medina Valley of the Put Option Down Payment to Genco and entry by Genco and Medina Valley into the Put Option Asset Purchase Agreement, and Seller shall fulfill and comply with all of its obligations under the Put  Guaranty.

(b)                                 Notwithstanding anything to the contrary in this Agreement, following the date hereof, Seller and its agents, Affiliates, officers, directors, employees, agents and representatives shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Alternative Gas Plant Transaction, including by providing access to non-public information of Seller and its Affiliates to any Person pursuant to a confidentiality agreement and (ii) engage in, enter into, or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Alternative Gas Plant Transactions and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to pursue any Alternative Gas Plant Transactions.

(c)                                  Seller shall (i) upon entrance into any agreement for an Alternative Gas Plant Transaction, provide IPH copies of any definitive agreement(s) with respect thereto and (ii) use, and cause Medina Valley to use, reasonable efforts to maximize the amount of Alternative Gas Plant Transaction Consideration received from the Alternative Gas Plant Transaction.  Seller agrees that no definitive agreement(s) with respect to an Alternative Gas Plant Transaction will impose any obligations or liabilities of any kind on Genco, the Transferred Company or any other Subsidiary of the Transferred Company.

(d)                                 If, during the period ending on the date that is two years following the Closing Date, Seller or any of its Affiliates receives Alternative Gas Plant Transaction Consideration, Seller or its Affiliate shall pay to Genco such amount within two Business Days of receipt thereof; provided that in no event shall Seller or any of its Affiliates be obligated to pay to Genco any Alternative Gas Plant Transaction Consideration until such time as the aggregate Alternative Gas Plant Transaction Consideration for all Alternative Gas Plant Transactions exceeds an amount equal to the sum of (i) the Put Option Down Payment and (ii) the Put Option Additional Purchase Price, after which Seller shall be obligated to pay Genco the excess thereof.  Any such payment shall be made in immediately available funds via wire transfer to a Genco account to be designated by IPH.

Section 5.25                             Transfer of Retained Plants, Assignment of CCB Liabilities and Off-Site Liabilities.  Prior to the Closing (but after receipt of the Pre-Closing FERC Approval and before commencement of the Pre-Closing Reorganization), Seller shall cause the Transferred Company and its Subsidiaries to transfer to an Affiliate of Seller (other than the Transferred Company or any of its Subsidiaries) the Retained Plants, all of the assets owned by the Transferred Company or any of its Subsidiaries at the Retained Plants (the “Retained Plant Assets”) and all liabilities relating to such Retained Plants and the Retained Plant Assets (the “Retained Plant Liabilities”), and in each case shall have taken all actions that are necessary to carry out the foregoing transfers and provide documentation thereof that is reasonably satisfactory to IPH.  The Retained Plant Assets include, but are not limited to, those assets listed on Section 5.25 of the Seller Disclosure Schedule, which are listed for informational purposes and not as a limitation on what shall constitute Retained Plant Assets or Retained Plant Liabilities.  Immediately before the completion of the Pre-Closing Reorganization, Seller shall cause the Transferred Company and its Subsidiaries to assign to an Affiliate of Seller (other than the Transferred Company or any of its Subsidiaries) the CCB Liabilities, the Off-Site Liabilities and the Asbestos Liabilities and shall have taken all actions that are necessary to carry out such assignment and provide documentation thereof that is reasonably satisfactory to IPH.

Section 5.26                             Plant Transfer Agreements.  Prior to the Closing, Seller shall cause (a) AERG and AIC to execute and deliver the AERG Contribution Agreement Amendment and (b) Genco and AIC to execute and deliver the Genco Asset Transfer Agreement Amendment.

Section 5.27                             Duck Creek.  Seller shall have the right and ability to resolve the complaint filed by the State of Illinois Attorney General on February 4, 2013 against Genco in connection with the Duck Creek Plant (the “Duck Creek Complaint”) or any subsequent complaints or enforcement action related to the underlying allegations at issue in the Duck Creek Complaint; provided, however, that Seller shall not enter into any settlements regarding the Duck Creek Complaint, that would result in more than a de minimis impact on the operations conducted at the Duck Creek Plant without IPH’s prior written consent.  As part of any resolution of the Duck Creek Complaint, IPH shall not object to the imposition of any monitoring obligations or groundwater restrictions, if such obligations or restrictions do not have more than a de minimis impact on the operations conducted at the Duck Creek Plant.  Provided that the condition set forth in the preceding sentence are met, IPH hereby agrees to assume all responsibility for any continuing monitoring obligations that may be imposed pursuant to any order or agreement entered in connection with any such resolution, but any costs associated with such monitoring obligations shall be the sole responsibility of Seller.

Section 5.28                             Cyber Incident Preparedness.  Prior to the Closing, Seller shall use, and shall cause its Subsidiaries to use, commercially reasonable efforts to:

(a)                                 ensure that the Transferred Company and its Subsidiaries comply with, on the timeframe for assessment required by, and pursuant to the methodology set forth under, the Critical Infrastructure Protection Standards;

(b)                                 timely take those actions that would reasonably be expected to be necessary to ensure that any of the Transferred Company or its Subsidiaries owning or controlling assets designated as a Critical Asset or Critical Cyber Asset under the Critical Infrastructure Protection Standards will be in compliance with the Critical Infrastructure Protection Standards as of the date by which FERC has required such compliance, including, but not limited to, the design, development and implementation of security management controls; personnel and training controls; electronic security perimeter controls; physical security controls; system security controls; and incident reporting, response and recovery plans;

(c)                                  at the request of IPH, consult with IPH prior to taking any action otherwise required under clause (b), provided that IPH’s consent shall not be required to take such action; and

(d)                                 consider in good faith and use reasonable best efforts to accommodate all reasonable requests from IPH to modify any action otherwise required under clause (b) in order to ensure that the controls, systems and plans put in place under clause (b) to ensure Seller’s compliance with the Critical Infrastructure Protection Standards are physically and logically compatible with any controls, systems and plans put in place to ensure IPH’s compliance with the Critical Infrastructure Protection Standards; provided that IPH’s consent shall not be required to take such action.

Section 5.29                             Property Insurance.  For the period beginning on the Closing and ending on the Release Date, IPH shall, and shall cause the Transferred Company and its Subsidiaries, to the extent commercially reasonable, to purchase and keep in place (or find suitable replacements therefor) property insurance policies consistent with IPH’s current property insurance program covering any physical assets in which Seller has been granted Security Interests pursuant to Section 5.9(c) (“Property Insurance”).  IPH shall, and shall cause the Transferred Company and its Subsidiaries to, either (i) use the proceeds from such Property Insurance to repair or replace the damaged property or (ii) use commercially reasonable efforts to pursue any claim or claims under such Property Insurance, in each case, to the extent commercially reasonable to do so.  Any proceeds actually received under such Property Insurance as a result of a claim or claims (net of any deductibles and self-insurance retentions and quota shares and any costs or expenses incurred by IPH or its Affiliates in pursuing such claim or claims) shall be (x) used to repair or replace the damaged property or (y) held in a separate account, to be established at such time, not to be released until the Release Date and Seller shall be granted a first-priority perfected security interest in such account.

Section 5.30                             Further Assurances.  Each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby, including, without limitation, by promptly paying or delivering to the other party any monies or checks which have been sent after the Closing Date to it to which the other party is entitled.

Section 5.31                             Grant of License.  Prior to the Closing (and except as may be prohibited by Law or contract), Seller shall, or shall cause its Affiliates to, grant to the Transferred Company and its Subsidiaries, at no cost, a perpetual, transferable, sublicensable, non-exclusive license to use the process currently used by the Transferred Company and its Subsidiaries for removal of elemental mercury from coal-fired generation flue gas by the application of calcium dibromide to coal prior to combustion for purposes of oxidizing elemental mercury in the flue gas to HgBr2, adsorption of HgBr2 to a carbon adsorbent introduced into the flue gas downstream of the boiler furnace and removal of the carbon bearing adsorbed HgBr2 from the flue gas by electrostatic precipitation. Notwithstanding the foregoing, in no event does Seller make any representation or warranty that it owns such process and, to the extent Seller has a license to use such process, Seller’s obligations pursuant to the foregoing sentence shall be subject, in all respects, to the terms of its license agreement.

ARTICLE VI

EMPLOYEE MATTERS COVENANTS

Section 6.1                                    Employees and Compensation.

(a)                                 No later than immediately prior to the Closing Date, Seller and its Affiliates shall take such actions as are necessary to ensure that each Transferred Company Employee is employed by the Transferred Company or its Subsidiaries, and that the Transferred Company and its Subsidiaries have no employees other than the Transferred Company Employees and EEI Employees.  Commencing immediately upon the Closing Date, IPH shall cause the Transferred Company or its Subsidiaries to continue the employment of each Transferred Company Employee and each EEI Employee.  No later than immediately prior to the Closing, Seller shall update Section 1.1(x) of the Seller Disclosure Schedule to reflect new hires and terminations of employment following the date hereof.  IPH will offer or cause an Affiliate to offer employment to each individual who would be a Transferred Company Employee but for the fact that he or she was on long-term disability leave on the Closing Date and who is able to return to active employment within 180 days following the Closing Date (any such individual, a “Leave Employee”) on terms of employment substantially consistent with this Article VI.  Such employment offer shall be extended not more than seven days after IPH is notified that such Leave Employee is able to return to active employment and shall be effective for seven days following its extension, and each such Leave Employee who accepts such offer and commences employment with IPH or its applicable Affiliate as of the effective date of such offer shall be treated for all purposes under this Agreement as a Transferred Company Employee effective as of the date of his or her commencement of employment with IPH or the applicable Affiliate.  Seller shall cause each individual who would be a Transferred Company Employee but for the fact that he or she was on long-term disability leave on the Closing Date to continue to be eligible for disability benefits under the applicable Benefit Plan as in effect as of the date hereof unless and until such individual ceases to be disabled within the meaning of the applicable Benefit Plan as in effect on the date hereof.  Neither IPH nor its Affiliates shall be liable for any claims for long-term disability benefits that are incurred by or with respect to any Leave Employee on or before the date such Leave Employee commences employment with IPH or its Applicable Affiliate.  Any Transferred Company Employee not covered by an Assumed CBA who is on sick leave (but not long-term disability leave) as of the Closing Date (a “Sick Leave Employee”) shall remain eligible for long-term disability insurance coverage with Seller and its Affiliates until the earlier of (i) the 90th day following the Closing Date (or such later date determined by Seller in its discretion) and (ii) the date such Sick Leave Employee returns to active employment with the Transferred Company and its Affiliates or terminates employment with the Transferred Company and its Affiliates.  In the event that such Sick Leave Employee does not return to active employment with the Transferred Company and its Affiliates within 89 days following the Closing Date, (i) IPH and its Affiliates shall cause the employment of such Sick Leave Employee to be terminated as of the 89th day following the Closing Date, (ii) Seller and its Affiliates shall be solely liable (and shall cause IPH and its Affiliates not to be liable) for any claims for long-term disability benefits that are incurred by or with respect to such Sick Leave Employee, and (iii) Seller and its Affiliates shall indemnify IPH and its Affiliates for the cost of any sick leave and related benefits incurred by IPH and its Affiliates with respect to such Sick Leave Employee at a rate not in excess of the cost of benefits made available by IPH or its Affiliates to other similarly situated Transferred Company Employees.

(b)                                 From and after the Closing Date, IPH shall cause the Transferred Company or its Subsidiaries to retain or assume, as applicable, and honor, (i) all Transferred Company Benefit Plans and all liabilities thereunder and (ii) all collective bargaining agreements in respect of Transferred Company Employees.  IPH hereby acknowledges that Seller and its Affiliates are parties to the collective bargaining agreements identified on Section 6.1(b)(i) of the Seller Disclosure Schedule (the “Assumed CBAs”).  IPH agrees as a condition of this transaction that it will cause the Transferred Company or its Subsidiaries to fully assume all terms and obligations of the Assumed CBAs immediately effective upon the Closing Date, that it shall cause the Transferred Company or its Subsidiaries to fully abide by the terms of the Assumed CBAs in accordance with Law during the remaining term of such agreements or as otherwise permitted by Law, and that it shall indemnify Seller with respect to any liabilities attributable to the Assumed CBAs following the Closing Date.  For the avoidance of doubt, Seller shall remain liable for, and shall indemnify IPH with respect to, any liabilities attributable to the Assumed CBAs prior to the Closing (other than liabilities relating solely to the actions of IPH and its Affiliates); provided, however, that with respect to any grievance or arbitration attributable to the Assumed CBAs that may result in liability to Seller, IPH will timely consult with Seller regarding the status of such grievance or arbitration and will not resolve such grievance or arbitration without consent of Seller, which consent shall not be unreasonably withheld.  For the avoidance of doubt, IPH and Seller agree that IPH may cause the Transferred Company or its Subsidiaries to exercise any of its rights under the Assumed CBAs, including the right to negotiate modifications to the terms thereof.  IPH agrees to cause the Transferred Company or its Subsidiaries to engage in any type of bargaining that is required of it under the Assumed CBAs and Law with any collective bargaining representative listed on Section 6.1(b)(ii) of the Seller Disclosure Schedule, from the Closing Date until such obligation is no longer required under the Assumed CBAs.  Seller agrees to and shall cause each of its Affiliates to engage in any type of bargaining that is required of it under the Assumed CBAs and Law with any collective bargaining representative listed on Section 6.1(b)(ii) of the Seller Disclosure Schedule prior to the Closing Date and in connection with the consummation of the transactions contemplated in this Agreement.

(c)                                  For a period of no less than one year following the Closing Date, IPH shall provide, or shall cause the Transferred Company or its Subsidiaries to provide, each Transferred Company Employee not covered by a collective bargaining agreement with a base rate of pay not less than that in effect with respect to the Transferred Company Employee immediately before the Closing Date and incentive compensation and employee benefits that, in the aggregate, are no less favorable than the incentive compensation and employee benefits provided to similarly situated employees of IPH and its Affiliates from time to time.  Without limiting the generality of the foregoing, IPH shall provide each Transferred Company Employees not covered by a collective bargaining agreement who is involuntarily terminated without cause during the one year period following the Closing Date with severance pay and benefits continuation that is no less favorable, in the aggregate, than the severance pay and benefits continuation to which such Transferred Company Employee would have been entitled under the severance plan set forth on Section 6.1(c) of the Seller Disclosure Schedule, determined without regard to any discretion of Seller and its Affiliates thereunder to reduce such pay and benefits, and determined based on the base salary level as of immediately prior to the Closing Date (or any greater amount as required by the applicable severance plan) of the applicable Transferred Company Employee, subject to the execution, by such terminated employee, of a general release of claims in favor of such Transferred Company Employee’s employer and its affiliates; provided that this sentence shall have no application in respect of a Transferred Company Employee party to an individual agreement containing severance provisions, or to the extent application would result in the duplication of severance benefits.

(d)                                 Seller shall cause the Transferred Company and its Subsidiaries to cooperate reasonably with any request from IPH made before the Closing Date that is intended to facilitate a determination by IPH or its Affiliates as to whether to amend or terminate any Transferred Company Benefit Plan.

Section 6.2                                    Welfare Benefit Plans.

(a)                                 The participation by Transferred Company Employees in Seller Benefit Plans that are Welfare Plans shall continue until immediately prior to the Closing Date.  Effective as of the Closing Date, IPH shall ensure commencement of coverage for each Transferred Company Employee who was a participant in the Welfare Plans of Seller and its Affiliates as of the Closing Date in Welfare Plans maintained by IPH and its Affiliates (but the foregoing shall not require any minimum level or specific type of Welfare Benefit or Welfare Plan).

(b)                                 Except as otherwise provided in this Article VI, (i) Seller and its Affiliates shall be solely liable for any claims for Welfare Benefits that are incurred by or with respect to any Transferred Company Employee and his or her beneficiaries or dependents under a Seller Benefit Plan on or before the Closing Date, and (ii) IPH shall be solely liable for any Welfare Benefits obligations, liabilities and claims that may arise, including those that are incurred but not reported, by or with respect to any Transferred Company Employee and his or her beneficiaries or dependents after the Closing Date.  For purposes of the foregoing, the following claims and liabilities shall be deemed to be incurred as follows:  (x) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, disability or accident giving rise to such benefits; (y) hospital-provided health, dental, prescription drug or other benefits, which become payable with respect to any hospital confinement, upon commencement of such confinement; and (z) medical, dental, and vision, when the services are rendered, the supplies are provided or prescribed medication is acquired by the participant, and not when the condition arose.

(c)                                  With respect to the coverage of the Transferred Company Employees under IPH’s Welfare Plans, (i) each such employee’s service with Seller and its Affiliates shall be credited against any waiting period applicable to eligibility for enrollment of new employees under IPH’s Welfare Plans; (ii) limitations on benefits due to pre-existing conditions shall be waived for any Transferred Company Employee enrolled in any Welfare Plan maintained by Seller and its Affiliates as of the Closing Date to the extent that such limitations on benefits would have been waived under the corresponding Seller Group Health Plan; and (iii) any out-of-pocket annual maximums and deductibles taken into account under the Seller Group Health Plan for any Transferred Company Employee in the calendar year that contains the Closing Date shall be credited under IPH’s Welfare Plans for the same calendar year.  With respect to aggregate lifetime maximum benefits available under IPH’s Welfare Plans, a Transferred Company Employee’s prior claim experience under any of the Welfare Plans that are Seller Benefit Plans will not be taken into account.

(d)                                 Effective as of the Closing Date, IPH shall be responsible for, and shall assume all liability with respect to, providing the notices and making available the health care continuation coverage, all as required by Section 4980B of the Code, for all of the Transferred Company Employees and their respective covered dependents, whose qualifying events (as defined in Code Section 4980B) occur after the Closing Date.

(e)                                  From and after the Closing Date, (i) IPH shall assume and honor, and shall cause the Transferred Company and its Subsidiaries to honor, all unused vacation and other paid time off days of the Transferred Company Employees that accrued prior to the Closing Date to the extent not cashed out by Seller or its Affiliates, and (ii) IPH shall sponsor a paid time off policy that applies to each Transferred Company Employee that takes into account service with Seller and its Affiliates as provided in Section 6.4(a).  Notwithstanding the foregoing, in the event that Seller or one of its Affiliates is required under applicable Law to make a payment in settlement of accrued vacation or paid time off of any Transferred Company Employee in connection with the transactions contemplated by this Agreement, IPH shall reimburse and hold harmless Seller and its Affiliates for such payment to the extent that, by reason of such payment by Seller or its Affiliates, IPH or its Affiliates are relieved from a liability they otherwise would have assumed pursuant to the immediately preceding sentence.

(f)                                   Seller and IPH shall take all actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the “Transferred Account Balances”) under the flexible spending component of the Ameren Cafeteria Plan (“Seller’s Flex Plan”) of the Transferred Company Employees who are participants in Seller’s Flex Plan (the “FSA Covered Employees”) shall be transferred to one or more comparable plans of IPH (collectively, the “IPH’s Flex Plan”); (ii) the elections, contribution levels and coverage levels of the FSA Covered Employees shall apply under IPH’s Flex Plan in the same manner as under Seller’s Flex Plan; and (iii) the FSA Covered Employees shall be reimbursed from IPH’s Flex Plan for claims which have been (A) incurred at any time during the plan year of Seller’s Flex Plan in which the Closing Date occurs and (B) submitted to IPH’s Flex Plan from and after the Closing Date, on the same basis and the same terms and conditions as under Seller’s Flex Plan.  As soon as practicable after the Closing Date, and in any event within 10 Business Days after the amount of the Transferred Account Balances is determined, Seller shall pay IPH the net aggregate amount of the Transferred Account Balances, if such amount is positive, or IPH shall pay Seller the net aggregate amount of the Transferred Account Balances, if such amount is negative.

Section 6.3                                    Retirement Plans.

(a)                                 As soon as practicable following the Closing Date, Seller and its Affiliates shall permit the account balances of the Transferred Company Employees in any tax-qualified defined contribution plans of Seller and its Affiliates to be distributed in accordance with the terms of such plans, and for not less than one year following the Closing Date IPH shall permit Transferred Company Employees to the extent still employed by IPH and its Affiliates (including the Transferred Company and its Subsidiaries) to rollover such distribution (including a rollover of outstanding participant loans not then in default) into a tax-qualified defined contribution plan maintained by IPH or its applicable Affiliate.

(b)                                 The parties agree to the following terms with respect to treatment of Transferred Company Employees covered by an Assumed CBA who participate in the Ameren Retirement Plan (the “Union Pension Participants”):

(i)                                     Without limiting the generality of Section 6.1(b), IPH shall, effective as of the Closing Date, establish or maintain a cash balance pension plan (the “IPH Cash Balance Plan”) and a related funding arrangement which are qualified and tax-exempt under Sections 401(a) and 501(a), respectively, of the Code.  The IPH Cash Balance Plan shall contain terms substantially identical to those of the Ameren Retirement Plan as is applicable to the Union Pension Participants as of the Closing Date.  IPH will cause the IPH Cash Balance Plan to expressly provide that any Union Pension Participants will become participants in the IPH Cash Balance Plan as of the Closing Date.

(ii)                                  Unless the IPH Cash Balance Plan and its related trust has received a favorable determination letter or opinion letter as to its qualification (and no circumstances have occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification), IPH shall timely submit the IPH Cash Balance Plan to the Internal Revenue Service for a determination that the IPH Cash Balance Plan and its related trust are qualified and tax-exempt under Sections 401(a) and 501(a), respectively, of the Code.  IPH shall, with respect to the participation of each Union Pension Participant, continue to maintain the IPH Cash Balance Plan on the terms contemplated by this Section 6.3(b) at least until expiration of the Assumed CBA applicable to such Union Pension Participant.

(c)                                  Seller will retain responsibility for all liabilities under non-qualified deferred compensation plans that are Seller Benefit Plans in respect of pre-Closing service of Transferred Company Employees.  As of no later than the Closing Date, Seller shall provide to IPH a list of all Transferred Company Employees who participated as of the date of such notice in any Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and IPH shall endeavor in good faith to notify Seller of the separation from service (within the meaning of Section 409A of the Code) of any such Transferred Company Employee from IPH or its Affiliates not later than 10 days following such separation, provided that neither IPH nor its Affiliates shall be liable to Seller, its Affiliates or any other Person by reason of a failure to provide such notice.

(d)                                 Seller will retain responsibility for any liabilities under the Seller Retiree Medical Plan and provide coverage under the Seller Retiree Medical Plan in respect of any Transferred Company Employee who, as of the Closing Date (i) is receiving benefits (or otherwise eligible to receive benefits) or (ii) would be eligible to begin receiving benefits under such plans upon a termination of employment immediately prior to the Closing (with such coverage to commence upon any subsequent termination of employment with IPH upon or following the Closing).

Section 6.4                                    Miscellaneous Employee Issues.

(a)                                 For all purposes of the employee benefit plans, practices, agreements or arrangements of IPH and its Affiliates providing benefits to any Transferred Company Employee after the Closing Date, each Transferred Company Employee shall be credited with all years of service for which such Transferred Company Employee was credited before the Closing Date under any similar employee benefit plans, practices, agreements or arrangements of Seller and its Affiliates to the extent they are eligible to participate in any such plans, practices, agreements or arrangements (it being understood that each Transferred Company Employee shall be eligible to participate in all plans, practices, agreements and arrangements made available to similarly situated employees of IPH and its Affiliates), in any case except (subject to Section 6.3(b) for purposes of benefit accrual under any final average pay defined benefit plan) to the extent it would result in duplication of benefits.

(b)                                 IPH agrees that provided Seller delivers to IPH within ten (10) Business Days following the Closing a true and correct list of all employment losses in the 90-day period immediately preceding the Closing, showing the name, department, facility, operating unit, date of termination and reason for termination of each such employee who suffered such an employment loss, if any obligations or requirements of the WARN Act are triggered by any actions taken or directed by IPH or the Transferred Company or its Subsidiaries on or after the Closing Date, it shall be solely responsible for all obligations, requirements and/or any liabilities that may result therefrom.

(c)                                  Beginning at the Closing, all Transferred Company Employees shall be eligible for coverage under IPH’s workers’ compensation insurance.

(d)                                 The provisions of this Article VI are solely for the benefit of the parties to this Agreement, and no employee or former employee of the Transferred Company or its Subsidiaries or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement as a result of this Article VI.  In no event shall any provision of this Article VI be deemed to create or amend any employee benefit plan or to create any enforceable rights under any such plan or to restrict the ability of the Transferred Company and its Affiliates from amending, modifying, supplementing or renegotiating any Benefit Plan, in accordance with the terms thereof and applicable Law.

ARTICLE VII

TAX MATTERS

Section 7.1                                    Section 338(h)(10) Elections.

(a)                                 Seller and IPH shall, or shall cause their relevant Affiliates to, jointly make a timely and irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under any applicable state or local Tax Law) with respect to the acquisition of the Section 338(h)(10) Subsidiary (collectively, the “Section 338(h)(10) Elections”).

(b)                                 Seller shall prepare an allocation of the Consideration (together with other relevant amounts), which shall be allocated among the assets of the Transferred Company, the assets of AERG and the Section 338(h)(10) Subsidiary as required pursuant to Sections 1060 and 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”), and deliver such Allocation to IPH within 90 days following the Closing Date.  The Allocation shall incorporate, reflect and be consistent with this Section 7.1(b).  IPH shall have the right to review such Allocation and, to the extent IPH disagrees with the Allocation, IPH shall notify Seller in writing of any objections within 30 days after receipt of such Allocation.  IPH and Seller shall use their reasonable best efforts to reach agreement on the disputed items or amounts.  The Allocation, as prepared by Seller if no timely IPH objection has been given or as adjusted pursuant to any agreement between the parties (the “Final Allocation”) shall be final and binding on all parties.  If Seller and IPH are unable to reach an agreement regarding the Allocation, then each of Seller and IPH shall be entitled to prepare its own allocation of the Consideration and use such allocation in connection with the preparation and filing of any Tax Returns.

(c)                                  IPH and Seller shall cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections, including IRS Form 8023 and 8883 and any similar forms under applicable state and local income Tax Laws (collectively, the “Section 338(h)(10) Forms”) in a manner consistent with the Final Allocation, if any.  IPH and Seller shall, or shall cause their relevant Affiliates to, timely file such Section 338(h)(10) Forms with the applicable taxing authorities.  Seller and IPH agree that neither of them shall, or shall permit any of their Affiliates, to revoke the Section 338(h)(10) Elections following the filing of the Section 338(h)(10) Forms without the prior written consent of Seller or IPH, as the case may be.  Seller and IPH shall and shall cause their Affiliates to (i) file all Tax Returns in a manner consistent with the Section 338(h)(10) Elections, the Section 338(h)(10) Forms and the Final Allocation, if any, and (ii) take no position contrary thereto, except to the extent required to do otherwise pursuant to a Determination.

(d)                                 Each of IPH and Seller shall deliver to the other party at the Closing one or more duly executed IRS Forms 8023 that reflect the Section 338(h)(10) Elections.

Section 7.2                                    Tax Indemnity.

(a)                                 Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify IPH and each of its Subsidiaries and Affiliates (including, for the avoidance of doubt, the Transferred Company and its Subsidiaries after the Closing Date) (each a “IPH Tax Indemnitee”) and hold each IPH Tax Indemnitee harmless from and against any and all (i) Excluded Taxes; (ii) Taxes attributable to any breach by Seller or any of its Affiliates of any covenant contained in this Agreement; (iii) Transfer Taxes for which Seller is responsible under Section 7.10; (iv) Taxes arising as a result of the breach of any representations or warranties made by Seller in Section 3.13(vii), (viii), (x), (xiii), (xv), (xvii), and (xviii) of this Agreement (in the case of any breach of the representations and warranties made by Seller in Section 3.13(x), solely to the extent such Taxes are imposed with respect to a Pre-Closing Period); other than, in the case of each of clauses (i), (ii) (iii) and (iv), any Taxes (x) taken into account as a liability in calculations made in connection with the Applicable Amount and the Closing Statement procedures set forth in Section 2.4 or (y) arising from or in connection with any breach by IPH or any of its Affiliates of any covenant contained in this Agreement; (v) refunds or credits of or against Taxes taken into account as an asset in calculations made in connection with the Applicable Amount and the Closing Statement procedures set forth in Section 2.4 to the extent in excess of the amounts actually received by IPH or any of its Affiliates (including the Transferred Company and its Subsidiaries after the Closing) with respect thereto; and (vi) reasonable out-of-pocket fees and expenses attributable to any item described in clause (i), (ii), (iv) or (v).  For the avoidance of doubt, Seller shall not be responsible for, and shall not be required to pay or cause to be paid, or to indemnify or hold harmless any IPH Tax Indemnitee pursuant to Section 7.2 or otherwise for any reduction in a net capital loss, net operating loss, tax basis of assets or similar Tax attribute of the Transferred Company or any of its Subsidiaries (other than any Taxes for which Seller is responsible pursuant to Section 7.2(a)(iv) as a result of the breach of the representations and warranties made by Seller in Section 3.13(xviii)).  Notwithstanding anything to the contrary contained in this Agreement, if and only if, the Transferred Company and/or any of its Subsidiaries file a petition for relief in a voluntary case, or a court enters an order for relief in an involuntary case, under the Bankruptcy Code on or prior to the second anniversary of the Closing Date, (x) the parties agree that Seller shall not be responsible to IPH or to any other Person for any Losses arising from, in connection with or with respect to (and IPH shall assume, be responsible for and make payments to any third parties (including, without limitation, any creditors of Genco) with respect to) any claims or assessments by any Person (including, without limitation, any creditors of Genco) (other than (A) any claims that result in judgments finding actual fraud or (B) any claims that would not have arisen but for the Pre-Closing Reorganization; provided, for the absence of doubt, that in no event shall any claim based on, relating to or arising as a direct or indirect result of the treatment, for income tax purposes, of (1) the transfer of the Interests to IPH in the Transaction as a sale of assets of New AER, (2) the indirect transfer of the stock of Genco to IPH in the Transaction as a sale of the stock of Genco, (3) the indirect transfer of the stock of Marketing Company to IPH in the Transaction as a deemed sale of assets of Marketing Company and/or (4) the indirect transfer of the limited liability interests of New AERG to IPH in the Transaction as a sale of assets of New AERG, be deemed to arise as a result of the Pre-Closing Reorganization) that are the direct or indirect result of, arise from or are based upon, reductions in tax basis, net operating losses or other tax attributes, including any adjustments under Treasury Regulation Section 1.1502-36(d), of the Transferred Company and its Subsidiaries (the “Specified Tax-Related Claims”) and (y) from and after the Closing, IPH shall indemnify and hold harmless Seller, its Affiliates and their respective officers and directors from and against any Specified Tax-Related Claims.  For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, if neither the Transferred Company nor any of its Subsidiaries file a petition for relief in a voluntary case, or a court enters an order for relief in an involuntary case, under the

Bankruptcy Code on or prior to the second anniversary of the Closing Date, IPH shall not be responsible to Seller or any other Person for any Specified Tax-Related Claims.

(b)                                 IPH shall be responsible for, shall pay or cause to be paid, and shall indemnify Seller and each of its Subsidiaries and Affiliates (other than the Transferred Company and its Subsidiaries) (each a “Seller Tax Indemnitee”) and hold each Seller Tax Indemnitee harmless from and against any and all (i) Taxes of, imposed on or relating to the Transferred Company or any of its Subsidiaries other than any Excluded Taxes; (ii) Taxes attributable to any breach by IPH or any of its Affiliates of any covenant contained in this Agreement, (iii) Transfer Taxes for which IPH is responsible under Section 7.10, (iv) Taxes taken into account as an asset in calculations made in connection with the Applicable Amount and the Closing Statement procedures set forth in Section 2.4 to the extent in excess of the amounts actually paid by IPH or any of its Affiliates (including the Transferred Company and its Subsidiaries after the Closing) with respect thereto; and (v) any reasonable out-of-pocket fees and expenses attributable to any item described in clause (i), (ii), (iii) or (iv).

(c)                                  For purposes of this Agreement, in the case of any Straddle Period of the Transferred Company or any of its Subsidiaries, (i) Property Taxes of the Transferred Company and its Subsidiaries and annual franchise Taxes based on authorized shares or similar Taxes allocable to the Pre-Closing Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the amount of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) Taxes (other than any Taxes described in clause (i) above) of the Transferred Company or any of its Subsidiaries allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

Section 7.3                                    Filing Responsibility.

(a)                                 Seller shall prepare or shall cause the Transferred Company and its Subsidiaries to prepare, consistent with past practice, (i) any Combined Tax Return and (ii) any Tax Return required to be filed by or with respect to the Transferred Company or any of its Subsidiaries for any taxable period that ends, or that is due (taking into account extensions validly obtained), on or before the Closing Date.  Seller shall timely file, or cause to be timely filed, all Tax Returns described in clause (i) above and all Tax Returns described in clause (ii) above that are required to be filed (taking into account extensions validly obtained) on or before the Closing Date.  With respect to any Tax Returns described in clause (ii) above to be filed after the Closing Date that are due 30 days or more following the Closing Date (taking into account extensions), Seller shall deliver or cause to be delivered such Tax Return to IPH for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) at least 20 days prior to the due date for filing such Tax Return.  Seller shall, prior to filing such Tax Returns, make any reasonable changes requested by IPH relating to any item that could reasonably be expected to have an adverse effect on the Taxes of the Transferred Company or any of its Subsidiaries and IPH or any of its Affiliates after Closing; provided, that if Seller declines to make such reasonable changes requested by IPH, IPH shall grant or cause to be granted a representative of Seller a limited power of attorney and take any other action necessary to enable Seller to execute and file such Tax Return.  IPH shall not amend or revoke any Tax Returns described in clause (ii) of the first sentence of this Section 7.3(a) (or any notification or election relating thereto) without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).  At Seller’s request and expense and upon receipt of IPH’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), IPH shall file, or cause to be filed, any and all amended Tax Returns (or claims for refund of Taxes) for or with respect to the Transferred Company or any of its Subsidiaries for any taxable period that ends on or before the Closing Date as prepared by or at direction of Seller; provided, that if IPH fails to provide its written consent for any reason, IPH shall grant or cause to be grated a representative of Seller a limited power of attorney and take any other action necessary to enable Seller to execute and file such amended Tax Return.

(b)                                 IPH, the Transferred Company, and its Subsidiaries shall, except to the extent that such Tax Returns are the responsibility of Seller under Section 7.3(a), prepare and file all other Tax Returns required to be filed by or with respect to the Transferred Company or its Subsidiaries.

(c)                                  For any Tax Return of the Transferred Company or any of its Subsidiaries with respect to a Straddle Period that is the responsibility of IPH under Section 7.3(b), IPH shall (i) prepare and file such Straddle Period Tax Returns in a manner consistent with the past practice of the Transferred Company or its Subsidiaries, as the case may be, and (ii) deliver to Seller for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of such proposed Straddle Period Tax Return (accompanied by an allocation pursuant to this Section 7.2(c) between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on any such Straddle Period Tax Return) at least 20 days prior to the due date (taking into account extensions validly obtained) for filing such Straddle Period Tax Returns.

(d)                                 With respect to any Tax Return filed pursuant to Sections 7.3(b) or 7.3(c) hereof for any Straddle Period or Pre-Closing Tax Period, Seller shall pay to IPH, within 10 days of written demand therefor (but not earlier than 5 days prior to the deadline for the filing of such Straddle Period or Pre-Closing Period Tax Return (taking into account extensions)), the amount of any Taxes for which Seller is responsible pursuant to Section 7.2.

Section 7.4                                    Tax Contests.

(a)                                 If any taxing authority asserts a Tax Claim with respect to the Transferred Company or any of its Subsidiaries, then the party to this Agreement first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties to this Agreement; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article VII, except to the extent that the other party is actually prejudiced thereby.  Such notice shall include a copy of the relevant portion of any correspondence received from the taxing authority.

(b)                                 Seller shall have the exclusive right to control, at its own expense, any Tax Proceeding relating to a Tax of the Transferred Company or any of its Subsidiaries for any taxable period that ends on or before the Closing Date; provided that Seller shall keep IPH reasonably informed with regard to such Tax Claim.

(c)                                  In the case of a Tax Proceeding relating to a Tax of the Transferred Company or its Subsidiaries for any Straddle Period, and such Tax Proceeding cannot be separated into separate proceedings for the Pre-Closing Period and the Post-Closing Period, Seller (if the claim for Taxes attributable to the Pre-Closing Period exceeds or is likely to exceed the claim for Taxes attributable to the Post-Closing Period), or otherwise IPH (Seller or IPH, as the case may be, the “Tax Controlling Party”), shall be entitled to control such Tax Proceeding; provided, however, that (i) the Tax Controlling Party shall provide the other party (the “Tax Non-Controlling Party”) with a timely and reasonably detailed account of each stage of such Tax Proceeding; (ii) the Tax Controlling Party shall consult with the Tax Non-Controlling Party before taking any significant action in connection with such Tax Proceeding; (iii) the Tax Controlling Party shall consult with the Tax Non-Controlling Party and offer the Tax Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding; (iv) the Tax Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding; (v) the Tax Non-Controlling Party shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences with the relevant taxing authority, at its own expense; (vi) the Tax Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Tax Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement, compromise or abandonment could have an adverse impact on the Tax Non-Controlling Party or any of its Affiliates; and (vii) IPH shall be the Tax Controlling Party where Seller does not request to be the Tax Controlling Party within 20 days of receipt of a written notice from IPH pursuant to Section 7.4(a).

(d)                                 IPH shall have the exclusive right to control, at its own expense, any Tax Proceeding in respect of any of the Transferred Company or its Subsidiaries, other than (i) any Tax Proceeding described in Section 7.4(b), or (c) or (ii) any Tax Proceeding in respect of a Combined Tax Return or otherwise covered by Section 7.5 below; provided that, notwithstanding Section 7.4(b), or (c) IPH may control a Tax

Proceeding described in Section 7.4(b), or (c) (but not, for the avoidance of doubt, any Tax Proceeding in respect of a Combined Tax Return or otherwise covered by Section 7.5) upon fully waiving its rights to be indemnified (directly or indirectly, pursuant to Section 7.2(a) or otherwise) for any and all Taxes involved in, in respect of, arising from or relating to such Tax Proceeding; provided, further, that any such waiver shall be made by IPH in writing and shall only become effective upon Seller’s written consent.

Section 7.5                                    Seller Consolidated, Combined and Unitary Returns.

(a)                                 Notwithstanding any other provision of this Agreement, Seller shall be entitled to control in all respects, and neither IPH nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of Seller or a member of the Seller Group or (ii) any Tax Return of a consolidated, combined or unitary group that includes any member of the Seller Group, and Seller shall not be required to provide any person with any such Tax Return or copy thereof (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 7.5, the person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Transferred Company or its Subsidiaries).

(b)                                 The Seller Group shall include the income of the Transferred Company and each of its Subsidiaries (including any deferred intercompany items described in Treasury Regulations Section 1.1502-13 and any excess loss accounts taken into income under Treasury Regulations Section 1.1502-19) for all Pre-Closing Periods in its Tax Returns to the extent consistent with past practice of the Seller Group and shall pay any Taxes attributable to such income.  The income of the Transferred Company and each of its Subsidiaries for the final Pre-Closing Period shall be determined based on a closing of the books as of the close of the Closing Date.

Section 7.6                                    Cooperation and Exchange of Information.  Not more than 60 days after the receipt of a customary package of Tax information materials requests from Seller, IPH shall, and shall cause its Affiliates to, provide to Seller a package of Tax information materials, including schedules and work papers, requested by Seller to enable Seller to prepare all Tax Returns required to be prepared by it with respect to the Transferred Company or its Subsidiaries.  IPH shall prepare such package completely and accurately, in good faith and in a manner consistent with Seller’s past practice.  Any reasonable out of pocket expenses incurred in providing such package shall be reimbursed by Seller.  Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in connection with (i) filing any Tax Return, amended Tax Return or claim for refund; (ii) determining a liability for Taxes or an indemnity obligation under this Article VII or a right to refund of Taxes; or (iii) conducting any Tax Proceeding.  Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other relevant information, which any such party may possess.  Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight years following the due date (without extension) for such Tax Returns.  Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s expense.  Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

Section 7.7                                    Tax Sharing Agreements.  Anything in any other agreement to the contrary notwithstanding, all liabilities, obligations and rights between any member of the Seller Group, on the one hand, and any of the Transferred Company or its Subsidiaries, on the other hand, under any Tax sharing or Tax indemnity agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date as to all past, present and future taxable periods.

Section 7.8                                    Payments, Refunds, Credits and Carrybacks.

(a)                                 Payments due to a IPH Tax Indemnitee or a Seller Tax Indemnitee under this Article VII shall be made within 15 days following written notice by the indemnified party that payment of such amounts to the appropriate taxing authority or other applicable third party is or was due by the indemnified party; provided that the indemnifying party shall not be required to make any payment earlier than 5 days before it is due to the appropriate taxing authority or applicable third party.

(b)                                 Seller shall be entitled to (i) any refunds or credits of or against any Taxes for which Seller is responsible pursuant to Section 7.2(a) or otherwise, and (ii) any refunds or credits of or against Taxes for which Seller has indemnified the IPH Tax Indemnitees (including, in each case, any interest paid therewith) other than, in the case of each of clauses (i) and (ii), any refunds or credits of or against Taxes taken into account as an asset in calculations made in connection with the Applicable Amount and the Closing Statement procedures set forth in Section 2.4.  Any refunds or credits of or against Taxes of the Transferred Company or its Subsidiaries, in each case, for any Straddle Period shall be equitably apportioned between Seller and IPH in accordance with the principles set forth in Section 7.2(c) and the first sentence of this Section 7.8(b).  IPH shall be entitled to any refunds or credits of or against any Taxes of the Transferred Company or its Subsidiaries other than refunds or credits to which Seller is entitled.  Each party shall pay, or cause its Affiliates to pay, to the party entitled pursuant to this Section 7.8 to a refund or credit of Taxes, the amount of such refund or credit in readily available funds within 15 days of the actual receipt of the refund or credit or the application of such refund or credit against amounts otherwise payable, in each case net of any costs (including Taxes) to the party receiving such refund or credit.

(c)                                  Except as otherwise required by Law, IPH agrees that none of the Transferred Company or any of its Subsidiaries shall elect to carry back any item of loss, deduction or credit with arises in any taxable period ending after the Closing Date into any taxable period ending on or before the Closing Date.

Section 7.9                                    Certain Tax Benefits.  IPH shall pay to the Seller the amount of any Tax Benefit actually realized in cash by IPH or any of its Affiliates in connection with the incurrence of any Loss for which Seller has indemnified IPH pursuant to this Article VII or Article X.  The amount of a Tax Benefit shall be calculated on a “with and without” basis, taking into account any Taxes imposed on any payments received from Seller under this Agreement and all other relevant facts.

Section 7.10                             Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, IPH and Seller shall each pay 50% of all sales, use, registration, transfer, documentary, stamp, value added or similar Taxes, fees and costs (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement (other than the Alternative Gas Plant Transaction).  In addition, IPH shall prepare and submit to Seller for Seller’s approval (such approval not to be unreasonably withheld, conditioned or delayed), and thereafter IPH shall timely file all Tax Returns required to be filed with respect to such Transfer Taxes.

Section 7.11                             Survival.  The indemnification obligations contained in this Article VII shall survive the Closing Date until 90 days after the expiration of the applicable statutory periods of limitation (including any waivers or extensions thereof); provided, that the indemnification obligations of IPH for any Specified Tax-Related Claims shall survive indefinitely.  The representations and warranties in Section 3.13 (other than the representations and warranties in Section 3.13(vii), (viii), (x), (xiii), (xv), (xvii), and (xviii)) shall not survive the Closing.  The representations and warranties in Section 3.13(vii), (viii), (x), (xiii), (xv), (xvii), and (xviii) shall survive the Closing Date until 90 days after the expiration of the applicable statutory periods of limitation (including any waivers or extensions thereof).

Section 7.12                             Exclusivity.  Anything in this Agreement to the contrary notwithstanding, indemnification with respect to Tax matters and the procedures relating thereto shall be governed exclusively by this Article VII and the provisions of Article X shall not apply.  For the avoidance of doubt, to the extent any term or provision of this Article VII is in conflict with any term or provision with respect to Tax matters contained in the Put Option Asset Purchase Agreement, the terms and provisions of this Article VII shall govern to the extent of such conflict.

Section 7.13                             Tax Treatment of Payments.  Seller and IPH agree that, except to the extent otherwise required pursuant to a Determination, all payments made pursuant to this Article VII or Article X shall be treated by the parties as an adjustment to the Consideration for Tax purposes; provided, however, that any such adjustment shall incorporate, reflect and be consistent with Section 7.1(b).

Section 7.14                             Non-Foreign Certificate.  At the Closing, Seller shall deliver to IPH a duly executed certificate of non-foreign status, substantially in the form specified in

Treasury Regulation Section 1.1445-2(b)(2)(iv)(B), failing which IPH shall be entitled to deduct and withhold from any payment made at Closing any amounts it may be required to so deduct and withhold under Section 1445 of the Code.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 8.1                                    Conditions to Obligation of Each Party to Close.  The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                 FERC Approval and FCC Approval.  The Pre-Closing FERC Approval and the FCC Approval each shall have been obtained.

(b)                                 No Injunctions.  No injunction or other order issued by any court of competent jurisdiction shall have been entered and remain in effect which prevents the consummation of the Transaction.

(c)                                  No Illegality.  No Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of the Transaction.

Section 8.2                                    Conditions to IPH’s Obligation to Close.  IPH’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of Seller set forth in this Agreement (other than those representations and warranties referenced in clause (ii) below) shall be true and correct in all respects (disregarding any Material Adverse Effect or materiality qualifications set forth therein) as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of the representations and warranties referred to in clause (i) to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect, and (ii) the representations and warranties of Seller set forth in Section 3.2(a), Section 3.3, Section 3.7(b) and Section 3.18 shall be true and correct in all respects (except, in the case of Section 3.3 and Section 3.18, for any de minimis inaccuracies) as of the Closing Date as if made on and as of the Closing Date.

(b)                                 Covenants and Agreements.  The covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement (other than those pursuant to Section 5.14, except Section 5.14(a)(iii)) shall have been duly performed in all material respects.

(c)                                  Officer’s Certificate.  IPH shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller,

stating that the conditions specified in (i) Section 8.2(a) and (ii) Section 8.2(b) have been satisfied.

(d)                                 Transitional Services Agreement.  Seller shall have executed and delivered the Transitional Services Agreement.

(e)                                  Put.  The closing of the transactions contemplated by the Put Option Asset Purchase Agreement shall have occurred.

(f)                                   IPCB Approval. IPCB Approval shall have been obtained.

Section 8.3                                    Conditions to Seller’s Obligation to Close.  Seller’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of IPH set forth in this Agreement (other than those representations and warranties referenced in clause (ii) below) shall be true and correct in all respects (disregarding any materiality qualifications set forth therein) as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such representations and warranties referred to in clause (i) to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on IPH’s ability to consummate the transactions contemplated hereby, and (ii) the representations and warranties of IPH set forth in Section 4.2 and Section 4.4, shall be true and correct in all respects (except in each case for any de minimis inaccuracies) as of the Closing Date as if made on and as of the Closing Date.

(b)                                 Covenants and Agreements.  The covenants and agreements of IPH to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c)                                  Officer’s Certificate.  Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of IPH by an executive officer of IPH, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)                                 Transitional Services Agreement.  IPH shall have executed and delivered the Transitional Services Agreement.

ARTICLE IX

TERMINATION

Section 9.1                                    Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of Seller and IPH; or

(b)                                 by either Seller or IPH, if:

(i)                                     the Closing shall not have occurred on or before the date that is 12 months after the date of this Agreement (the “Outside Date”); provided, however, that if (A)the application for Pre-Closing FERC Approval is filed within 45 days of the date of this Agreement and (B) on the Outside Date, Pre-Closing FERC Approval has not been received but all other conditions to Closing set forth in Article VIII shall have been satisfied or waived (other than those conditions to be satisfied or waived by action taken at the Closing, provided that such conditions are capable of being satisfied as of the Outside Date), then IPH may elect at least two Business Days prior to the Outside Date then in effect by written notice to Seller to extend the Outside Date for up to an additional 30 days; provided, further, that in the event that all conditions to Closing set forth in Article VIII shall have been satisfied or waived (other than those conditions to be satisfied or waived by action taken at the Closing) by the Outside Date, but solely by reason of Section 2.3 hereof the Closing would not take place until the first Business Day of the immediately following month, then the Outside Date shall be automatically extended to the first Business Day of such immediately following month; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to (x) Seller, if Seller’s breach or failure to comply in any material respect with any representation, warranty, covenant or obligation under this Agreement has been the primary cause of or has primarily resulted in the failure of the Closing to occur on or before such date or (y) IPH, if IPH’s breach or failure to comply in any material respect with any representation, warranty, covenant or obligation under this Agreement has been the primary cause of or has primarily resulted in the failure of the Closing to occur on or before such date;

(ii)                                  Seller (in the case of a termination by IPH) or IPH (in the case of a termination by Seller) shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1, Section 8.2(a), Section 8.2(b), Section 8.3(a) or Section 8.3(b), as applicable, and (B) cannot be or has not been cured prior to the earlier of (x) the Business Day prior to the Outside Date or (y) the date that is 30 days from the date that IPH or Seller, as applicable, is notified by the other of such breach or failure to perform; provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to (A) Seller, if Seller is then in material breach of this Agreement such that the conditions set forth in Section 8.1 or Section 8.2 would not to be satisfied if the Closing were to occur on the date of termination and (B) IPH, if IPH is then in material breach of this Agreement such that the conditions set forth in Section 8.1 or Section 8.3 would not be satisfied if the Closing were to occur on the date of termination; or

(iii)                               any Order permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this

Agreement, and such Order becomes effective (and final and nonappealable); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to (x) Seller, if Seller has breached or failed to comply in any material respect with any representation, warranty, covenant or obligation under this Agreement or (y) IPH, if IPH has breached or failed to comply in any material respect with any representation, warranty, covenant or obligation under this Agreement; or

(c)                                  by Seller if (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions to be satisfied or waived by action taken at the Closing, provided that such conditions are capable of being satisfied as of the date of Seller’s notice terminating the Agreement pursuant to this Section 9.1(c)), (ii) IPH fails to complete the Transaction and consummate the other transactions contemplated by this Agreement within three Business Days of the date that Closing should have occurred pursuant to Section 2.3(a) hereof, and (iii) Seller confirms, prior to any termination pursuant to this Section 9.1(c), that it stands ready to consummate the Transaction.

(d)                                 by IPH if (i) all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived (other than those conditions to be satisfied or waived by action taken at the Closing, provided that such conditions are capable of being satisfied as of the date of Seller’s notice terminating the Agreement pursuant to this Section 9.1(d)), (ii) Seller fails to complete the Transaction and consummate the other transactions contemplated by this Agreement (including its obligations under Section 5.24) within three Business Days of the date that Closing should have occurred pursuant to Section 2.3(a) hereof, and (iii) IPH confirms, prior to any termination pursuant to this Section 9.1(d), that it stands ready to consummate the Transaction.

Section 9.2                                    Notice of Termination.  In the event of termination of this Agreement by either or both of Seller and IPH pursuant to Section 9.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

Section 9.3                                    Effect of Termination.  Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by either or both of Seller and IPH pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 5.2, Section 5.14, this Section 9.3 and Article XI; provided, however, that nothing in this Agreement shall relieve any party hereto from liability for failure to perform the obligations set forth in Section 5.2 or arising from any fraud.  Notwithstanding anything to the contrary in this Agreement, in the event of (a) either (i) a Regulatory Termination or (ii) any other termination of this Agreement if, at or prior to such termination, a IPH Termination Fee Event has occurred, then in either case of clause (i) or (ii), IPH shall pay to the Seller the Termination Fee or (b) termination of this Agreement if, at or prior to such termination, a Seller Termination Fee Event has occurred, then Seller shall pay to IPH the Termination Fee. In each and every case under this Section 9.3, the Termination Fee shall be paid by wire transfer in immediately available funds to an account specified by IPH or Seller, as applicable, no later than two Business Days after such termination.

ARTICLE X

INDEMNIFICATION

Section 10.1                             Indemnification by Seller.

(a)                                 Subject to Section 10.1(b), Section 10.3, Section 10.4, Section 10.6 and Section 11.1, if the Closing shall occur, Seller shall indemnify, defend and hold harmless IPH, its Affiliates (including the Transferred Company and each of its Subsidiaries), each of their respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “IPH Indemnified Parties”) against, and reimburse any IPH Indemnified Party for, all Losses that such IPH Indemnified Party may suffer or incur, or become subject to, as a result of (i) the breach of any representations or warranties made by Seller in this Agreement (other than the representations and warranties contained in Section 3.13 which shall be governed exclusively by Section 7.2); (ii) the breach or failure by Seller to perform, or cause to be performed, any of its covenants or obligations contained in this Agreement (other than the covenants or obligations contained in Article VII, which shall be governed by Section 7.2); (iii) (A) any items listed in Section 10.1(a)(iii) of the Seller Disclosure Schedule and (B) any claim, cause of action or Action by any Person arising before, on or after the Closing Date against any IPH Indemnified Party to the extent relating to Seller, its Subsidiaries, the Put Assets, the Put Liabilities, the Retained Plants or Retained Liabilities (and for the avoidance of doubt other than to the extent relating to the Transferred Company and its Subsidiaries, the Plants or the Business), or any business, assets or liabilities thereof (and for the avoidance of doubt other than to the extent relating to the Business, the Plants or the assets or liabilities of the Transferred Company and its Subsidiaries), except with respect to this clause (iii), for any Losses (or the relevant portion thereof) with respect to which IPH is specifically obligated to indemnify the Seller Indemnified Parties under Section 10.2(a) or for which IPH is otherwise expressly responsible under this Agreement (such claims, causes of action and Actions described in this clause (iii)(B) along with the items listed in Section 10.1(a)(iii) of the Seller Disclosure Schedule, the “Seller Retained Liabilities”); and (iv) (W) any Environmental Liabilities arising at or from, associated with, involving, affecting or resulting from, or related to any Former or Inactive Location, the White and Brewer Landfill or any Retained Plant and any Retained CCB Liabilities, (X) any liabilities or Losses arising from the Duck Creek Complaint or any subsequent complaints or enforcement action related to the underlying allegations at issue in the Duck Creek Complaint, and (Y) any Off-Site Liabilities and (Z) any Asbestos Liabilities, whether asserted prior to or after the Closing (clauses (W), (X), (Y) and (Z) collectively, the “Retained Environmental Liabilities” and, together with the Seller Retained Liabilities, the “Retained Liabilities”)).  For purposes of this Section 10.1, whether Seller has breached any of its representations or warranties herein, and the determination and calculation of any Losses resulting from any such breach, shall be determined without giving effect to any qualification as to “materiality” (including the word “material”).

(b)                                 Notwithstanding any other provision to the contrary:

(i)                                     Seller shall not be required to indemnify, defend or hold harmless any IPH Indemnified Party against, or reimburse any IPH Indemnified Party for, any Losses pursuant to Section 10.1(a)(i) (other than with respect to a breach of any Fundamental Representation), (A) to the extent such Losses were included in calculations made in connection with the Applicable Amount and the Closing Statement procedures set forth in Section 2.4; (B) unless such claim or series of related claims involves Losses in excess of $50,000 (and if such Losses do not exceed $50,000, such Losses shall not be applied to or considered for purposes of calculating the aggregate amount of the IPH Indemnified Parties’ Losses under this Section 10.1(b)(i)); and (C) until the aggregate amount of the IPH Indemnified Parties’ Losses under Section 10.1(a)(i) exceeds $2,500,000 (the “Deductible”), after which Seller shall be obligated for all Losses of the IPH Indemnified Parties in excess of the Deductible, but only if such Losses are not excluded from indemnification pursuant to Section 10.1(b)(i)(A) and also meet the requirements for indemnification pursuant to Section 10.1(b)(i)(B);

(ii)                                  subject to Section 10.1(b)(iii), the cumulative amount of Losses for which Seller may be liable under Section 10.1(a)(i) shall in no event exceed $25,000,000 (the “Cap”); and

(iii)                               the Deductible and the Cap shall not apply to any Losses in respect of a breach of a Fundamental Representation (and, for the avoidance of doubt, shall not apply to any Losses in respect of the Retained Liabilities).

Section 10.2                             Indemnification by IPH.

(a)                                 Subject to Section 10.2(b), Section 10.3, Section 10.4, Section 10.6 and Section 11.1, if the Closing shall occur, IPH shall indemnify, defend and hold harmless Seller, its Affiliates, each of their respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may suffer or incur, or become subject to, as a result of (i) the breach of any representations or warranties made by IPH in this Agreement, (ii) the breach or failure by IPH to perform, or cause to be performed, any of its covenants or obligations contained in this Agreement (other than the covenants or obligations contained in Article VII, which shall be governed by Section 7.2), (iii) any claim, cause of action or Action by any Person arising before, on or after the Closing Date against any Seller Indemnified Party with respect to Parent, IPH, the Transferred Company or its Subsidiaries, or the Business (including IPH’s actions with respect to the Business subsequent to the Closing Date) or the Plants, except with respect to this clause (iii), for any Losses (or the relevant portion thereof) with respect to which Seller is specifically obligated to indemnify the IPH Indemnified Parties under Section 10.1(a) or for which Seller is otherwise expressly responsible under this Agreement and (iv) any Environmental Liabilities arising at, associated with or related to any Active Location and any Assumed CCB Liabilities (other than any Retained CCB Liabilities)

(clauses (iii) and (iv) being the “Specified IPH Liabilities”).  For purposes of this Section 10.2, whether IPH has breached any of its representations or warranties herein, and the determination and calculation of any Losses resulting from any such breach, shall be determined without giving effect to any qualification as to “materiality” (including the word “material”).

(b)                                 Notwithstanding any other provision to the contrary:

(i)                                     IPH shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 10.2(a)(i) (other than with respect to a breach of any Fundamental Representation), (A) unless such claim or series of related claims involves Losses in excess of $50,000 (and if such Losses do not exceed $50,000 such Losses shall not be applied for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Losses under this Section 10.2(b)(i)) and (B) until the aggregate amount of the Seller Indemnified Parties’ Losses under Section 10.2(a)(i) exceeds the Deductible, after which IPH shall be obligated for all Losses of the Seller Indemnified Parties in excess of the Deductible, but only if such Losses are not excluded from indemnification pursuant to Section 10.2(b)(i)(A);

(ii)                                  subject to Section 10.2(b)(iii), the cumulative amount of Losses for which IPH may be liable under Section 10.2(a)(i) shall in no event exceed the Cap; and

(iii)                               the Deductible and the Cap shall not apply to any Losses in respect of a breach of a Fundamental Representation (and, for the avoidance of doubt, shall not apply to any Losses in respect of the Specified IPH Liabilities).

Section 10.3                             CCB Liabilities.  The CCB Liabilities incurred by the IPH Indemnified Parties and the Seller Indemnified Parties shall be allocated as follows:  (a) with respect to the first $10,000,000 of CCB Liabilities incurred by the IPH Indemnified Parties and/or the Seller Indemnified Parties in the aggregate, IPH and Seller shall each be responsible for 50% of such aggregate CCB Liabilities; (b) after giving effect to the foregoing clause (a), with respect to the next $20,000,000 of CCB Liabilities incurred by the IPH Indemnified Parties and/or Seller Indemnified Parties in the aggregate, IPH shall be solely responsible and indemnify, defend and hold harmless the Seller Indemnified Parties for 100% of such CCB Liabilities; and (c) after giving effect to the foregoing clauses (a) and (b), with respect to any and all additional CCB Liabilities incurred by any of the IPH Indemnified Parties and/or the Seller Indemnified Parties in excess of $30,000,000, Seller shall be solely responsible and indemnify, defend and hold harmless the IPH Indemnified Parties for 100% of such CCB Liabilities.  Seller’s obligations pursuant to this Section 10.3 shall be referred to as the “Retained CCB Liabilities,” and IPH’s obligations pursuant to this Section 10.3 shall be referred to as the “Assumed CCB Liabilities.”  In the case of any CCB Liabilities incurred within the parameters of clause (a), each of Seller and IPH shall contribute to the other, as applicable, such amounts as may be required to effect the sharing of CCB Liabilities as provided in such clause.  For the avoidance of doubt, in no event shall IPH be responsible for paying or incurring any amount in excess of $25,000,000 of CCB Liabilities.

Section 10.4                             Indemnification Procedures.

(a)                                 Any Person that may be entitled to be indemnified under this Agreement or the Transitional Services Agreement (the “Indemnified Party”), shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under such agreement (including a pending or threatened claim or demand asserted by a third party (including a Governmental Entity) against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand, and such notice shall be given within 15 days of such determination; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is materially prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 11.1 for such representation, warranty, covenant or agreement.

(b)                                 Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.4(a), the Indemnifying Party will be entitled to assume the defense and control of any Third Party Claim, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that, if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and, in the reasonable opinion of counsel, there exists a conflict of interest or a conflict of interest is likely to exist that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party or (ii) within 30 days after notice of the institution of such Third Party Claim, the Indemnifying Party has not elected to undertake, conduct and control, through counsel of its own choosing, the settlement or defense thereof, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (as well as a single local counsel in each relevant jurisdiction, if applicable).  If the Indemnifying Party does not assume the defense and control of any Third Party Claim, it may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense.  If the Indemnifying Party shall assume the defense and control of a Third Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party and shall use commercially reasonable efforts in the defense or settlement of such Third Party Claim.  Seller or IPH, as the case may be, shall, and shall cause each of its Affiliates, each of their respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim or the Indemnified Party if it is conducting the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim, in each case at no cost to the party conducting such defense other than reasonable out-of-pocket costs and expenses; provided, however, that such access shall not require the Indemnified Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnified Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law to which the Indemnified Party is subject.  If the Indemnifying Party shall have assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided that the Indemnifying Party shall (A) pay or cause to be paid all amounts in such settlement or judgment (other than solely with respect to the Deductible, to the extent such liabilities would constitute Losses to which the Deductible would be applicable in accordance with the applicable provisions of Section 10.1(b) or Section 10.2(b)), (B) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business (including (x) the imposition of any consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or (y) any finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates) and (C) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.  The Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party so long as the Indemnifying Party is in good faith defending such claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to control, pay or settle any Third Party Claim which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party.

(c)                                  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 10.1 or Section 10.2 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(d)                                 Notwithstanding anything to the contrary in this Section 10.4, in the event of a Third Party Claim related to CCB Liabilities, Seller shall undertake, conduct and control, through counsel of its own choosing, the settlement, defense, cleanup or remediation thereof; provided that (i) in the event such Third Party Claim would reasonably be expected to result solely in indemnification obligations of IPH with respect to Assumed CCB Liabilities, IPH shall have the right to either (A) undertake, conduct and control, through counsel of its own choosing, the settlement or defense thereof or agree to implement any cleanup or remediation thereof or (B) have

Seller undertake, conduct and control such defense, cleanup or remediation at the expense of IPH (provided that in such scenario, Seller shall keep IPH reasonably informed of the progress of the defense of such Third Party Claim or the implementation of any settlement, cleanup or remediation thereof and in no event shall Seller be entitled to settle such Third Party Claim without IPH’s consent) and (ii) in the event such Third Party Claims could reasonably be expected to result in indemnification obligations to be shared by Seller and IPH with respect to Retained CCB and Assumed CCB Liabilities, respectively, (A) counsel selected by Seller shall be reasonably acceptable to IPH, (B) Seller shall keep IPH reasonably informed of the progress of the defense of such Third Party Claim or the implementation of any settlement, cleanup or remediation thereof, (C) Seller shall consult in good faith with IPH and, to the extent not prohibited, give IPH the opportunity to attend any substantive meeting or discussion with the counterparty to the Third Party Claim, and (D)  Seller shall not enter into any settlements or agree to perform any cleanup or remediation without the prior written approval of the IPH.

Section 10.5                             Exclusive Remedies.  Except with respect to the matters covered by Section 2.4, clauses (b) and (c) of Section 5.9, Section 5.14 or Section 11.11, with respect to any matter relating to Taxes (which shall be governed exclusively by Article VII) and in the case of fraud, Seller and IPH acknowledge and agree that, following the Closing, the indemnification provisions of Section 10.1 and Section 10.2 shall be the sole and exclusive remedies of Seller and IPH, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each party may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by the other party, or any failure by the other party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, by such other party prior to the Closing.  Subject to, and without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 10.6                             Additional Indemnification Provisions.  With respect to each indemnification obligation contained in this Agreement or the Transitional Services Agreement or any other document executed in connection herewith (a) all Losses shall be net of any third-party insurance proceeds (after deduction of related costs and expenses) that have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification, and the Indemnified Party shall use its commercially reasonable efforts to seek full recovery under all insurance provisions covering such Loss to the same extent as it would if such Loss were not subject to indemnification hereunder; and (b) in no event shall the Indemnifying Party have liability to the Indemnified Party for any consequential, incidental, indirect, special, remote, speculative or punitive damages or similar damages or lost profits damages (except in each case in this clause (b) to the extent such types of damages constitute Losses to a third party as a result of any claim).

Section 10.7                             Mitigation.  Each of the parties agrees to use its commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1                             Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements of Seller and IPH contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement shall survive in full force and effect until 12 months after the Closing Date (other than the representations and warranties made pursuant to Section 3.13, which shall be governed by Section 7.11), at which time they shall terminate (and no claims shall be made for indemnification under Section 10.1(a)(i) or Section 10.2(a)(i) thereafter); provided, however, that the representation and warranties made pursuant to Section 3.14 shall survive in full force and effect until three (3) years after the Closing Date; provided, further, however, that the representations and warranties made in the first sentence of Section 3.1(a), Section 3.2(a), Section 3.3, Section 3.18, Section 4.1, Section 4.2, Section 4.4 and Section 4.6 (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely; provided, further, that (a) the covenants and agreements that by their terms apply or are to be performed prior to the Closing Date, shall survive in full force and effect until 24 months after the Closing Date and (b) the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date, shall survive for the period provided in such covenants and agreements, if any, or until fully performed.  If written notice of a claim has been given in accordance with Section 10.4(a) prior to the expiration of the applicable representations, warranties, covenants or agreements, then the relevant representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.

Section 11.2                             Interpretation; Absence of Presumption.

(a)                                 For the purposes of this Agreement, (i) “to the Knowledge of Seller” shall mean the actual knowledge of the individuals identified in Section 11.2 of the Seller Disclosure Schedule, in each case, after reasonable inquiry, and (ii) “to the Knowledge of IPH” shall mean the actual knowledge of the individuals identified in Section 11.2 of the IPH Disclosure Schedule, in each case, after reasonable inquiry.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule is or is not material for purposes of this Agreement.

(b)                                 For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa as the context requires; (ii) the terms

“hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Transitional Services Agreement and all of the Exhibits and Schedules) and not to any particular provision of this Agreement, and Article, Section, clause, paragraph and Exhibit references are to the Articles, Sections, clauses, paragraphs and Exhibits to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified; (iv) the word “or” shall not be exclusive; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (vi) any reference to any Law shall include any amendments, modifications, codifications, replacements and reenactments and shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (vii) all references to dollar amounts shall be to U.S. Dollars unless otherwise specified; (viii) any references to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; and (ix) with respect to any determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”

(c)                                  The parties acknowledge that each party and its counsel have been involved in the preparation of this revised Agreement and the Transitional Services Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement or the Transitional Services Agreement.

(d)                                 Any disclosure with respect to a Section or schedule of this Agreement, including any Section of the Seller Disclosure Schedule or the IPH Disclosure Schedule, shall be deemed to be disclosed for other Sections and schedules of this Agreement, including any Section of the Seller Disclosure Schedule or IPH Disclosure Schedule, to the extent that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure.

Section 11.3                             Headings; Definitions.  The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 11.4                             Governing Law; Jurisdiction and Forum; WAIVER OF JURY TRIAL.

(a)                                This Agreement and all controversies arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

(b)                                 Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or to the

extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or any federal court in the State of Delaware, with respect to any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such Delaware state or federal courts.  Each party to this Agreement hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action.  The parties further agree, to the extent permitted by Law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)                                  EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.4.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.5                             Entire Agreement; No Third Party Beneficiaries.  This Agreement, together with the Transitional Services Agreement and the Exhibits and Schedules hereto and thereto, the Confidentiality Agreement and the Parent Guaranty (i) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement, and (ii) except for Section 5.9, Section 5.14, Section 7.2, Section 10.1 and Section 10.2 which are intended to benefit, and to be enforceable by, the parties specified therein, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 11.6                             Expenses.  Except as set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement; provided, however, that the expenses of the Transferred Company and its Subsidiaries in connection with seeking consents and approvals required pursuant to this Agreement shall be split evenly between Seller and IPH.

Section 11.7                     Notices.  All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile (receipt confirmation requested) or email, and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a)                                                                                                   If to Seller, to:

Ameren Corporation
1901 Chouteau Avenue
St. Louis, Missouri 63103
Attention:  General Counsel
Fax No.:  (314) 554-4014

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:                       Elliott V. Stein

Ante Vucic
Fax No.:                               (212) 403-2000

(b)                                 If to IPH, to:

Illinois Power Holdings, LLC
601 Travis, Suite 1400
Houston, Texas 77002
Attention: General Counsel
Fax No: (713) 507-6588
with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Ave.
Washington, D.C. 20005
Attention: Michael P. Rogan
Fax No. (202) 661-8200

Section 11.8                             Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided, however, that no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that Seller may assign its benefits under this Agreement to any Affiliate of Seller (but no such assignment of benefits shall relieve Seller of its obligations under this Agreement).  Any attempted assignment in violation of this Section 11.8 shall be void.

Section 11.9                             Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.  Either party to this Agreement may, only by an instrument in writing, waive compliance by the other parties to this Agreement with any term or provision of this Agreement with which such other parties to this Agreement are obligated to perform or comply.  The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 11.10                      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11                      Specific Performance; Remedies.  The parties hereby acknowledge and agree that irreparable injury for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any party fails to perform its agreements and covenants hereunder, including its failure to take all actions necessary to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement, and that the parties shall be entitled to specific performance in such event (in addition to any other remedy at Law or in equity), and to thereafter cause the Transaction and the other transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions set forth herein.  Each of the parties hereto hereby waives (i) any defenses in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such action is pending, plus 20 Business Days or (y) such other time period established by the court presiding over such action.  The parties agree that, if a court of competent jurisdiction has declined to specifically enforce the obligation of either IPH or Seller, as applicable, to consummate the transactions contemplated by this Agreement (including, without limitation, Seller’s obligations under Section 5.24) pursuant to a claim for specific performance brought against either IPH or Seller, as applicable, pursuant to this Section 11.11 but has found that a IPH Termination Fee Event or a Seller Termination Fee Event has occurred, no later than 2 Business Days after such determination, IPH shall pay to Seller or Seller shall pay to IPH, as applicable, the Termination Fee (by wire transfer in immediately available funds to an account specified by Purchase or Seller, as applicable).  The parties hereto acknowledge that the Termination Fee shall not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate the party receiving such funds in the form of a termination fee in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

Section 11.12                      No Admission.  Nothing herein shall be deemed an admission by Seller or any of its respective Affiliates, in any action or proceeding by or on behalf of a third party, that such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any contract.

Section 11.13                      Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 11.14                      No Recourse.  This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

AMEREN CORPORATION

By:	/s/ Thomas R. Voss
	Name:	Thomas R. Voss
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to the Transaction Agreement]

ILLINOIS POWER HOLDINGS, LLC

By:	/s/ Robert C. Flexon
	Name:	Robert C. Flexon
	Title:	President and Chief Executive Officer

[Signature Page to the Transaction Agreement]